UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INNERWORKINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.0001 per share, of InnerWorkings, Inc. (which we refer to as “Company common stock”)
(2)

Aggregate number of securities to which transaction applies:

58,890,247 shares of Company common stock, which consist of (a) 52,769,693 shares of Company common stock outstanding, net of treasury shares, as of August 4, 2020, (b) 4,712,292 shares of Company common stock with respect to outstanding awards of restricted stock units as of August 4, 2020, (c) 72,925 shares of Company common stock with respect to outstanding awards of restricted stock as of August 4, 2020 and (e) 1,335,337 shares of Company common stock subject to outstanding warrants to purchase Company common stock as of August 4, 2020.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11, the filing fee of $22,930.13 was determined by multiplying 0.0001298 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated as the sum of (a) 52,769,693 shares of Company common stock multiplied by the maximum per share merger consideration contemplated by the merger agreement, (b) 4,712,292 shares of Company common stock with respect to outstanding awards of restricted stock units, multiplied by $3.00, the maximum per share merger consideration contemplated by the merger agreement, (c) 72,925 shares of Company common stock with respect to outstanding awards of restricted stock, multiplied by $3.00, the maximum per share merger consideration contemplated by the merger agreement, and (d) 1,335,337 shares of Company common stock subject to outstanding warrants to purchase Company common stock, multiplied by the difference between the maximum per share merger consideration contemplated by the merger agreement and the weighted average exercise price of such warrants.

	(4)	Proposed maximum aggregate value of transaction: $176,657,387.63
	(5)	Total fee paid: $22,930.13

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED AUGUST 10, 2020

[●], 2020

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of InnerWorkings, Inc., a Delaware corporation (which we refer to as the “Company”), which will be held virtually via the Internet on [●], 2020 beginning at [●] Eastern Time. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantines or other protocols that governments may impose. As a result, the meeting will be held in a virtual meeting format only via live webcast. There will not be a physical meeting location. You or your proxyholder will be able to attend the meeting online, examine a list of our shareholders of record and vote your shares electronically by visiting www.virtualshareholdermeeting.com/INWK2020 (which we refer to as the “special meeting website”). The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by HH Global Group Limited, a company registered in England and Wales (which we refer to as “Parent”), for $3.00 in cash per share, without interest thereon, subject to any applicable withholding taxes. Regardless of whether you plan to attend the meeting, we encourage you to vote your shares by mail, by telephone or through the Internet by following the procedures outlined below.

On July 15, 2020, the Company, Parent, HH Global Finance Limited, a company registered in England and Wales (which we refer to as “HH Finance”), and Project Idaho Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Sub”), entered into an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”). The merger agreement provides for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $3.00 per share in cash, without interest thereon, subject to any applicable withholding taxes. Subject to the terms and conditions of the merger agreement, Sub will be merged with and into the Company (which we refer to as the “merger”), with the Company continuing as the surviving corporation in the merger. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent. At the special meeting, the Company will ask you to adopt the merger agreement.

At the effective time of the merger (which we refer to as the “effective time”), each share of common stock, par value $0.0001 per share, of the Company (which we refer to as “Company common stock”) issued and outstanding immediately prior to the effective time will be cancelled and cease to exist and automatically converted into the right to receive $3.00 in cash, without interest thereon (which we refer to as the “merger consideration”), other than (i) shares that are held in the treasury of the Company or owned of record by any wholly-owned subsidiary of the Company (other than those held on behalf of any third party), (ii) shares owned of record by Parent, Sub or any of their respective wholly-owned subsidiaries (other than those held on behalf of any third party), and (iii) shares held by stockholders who have not voted in favor of or consented to the adoption of the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law concerning the right of holders of shares to require appraisal.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement, and, subject to receiving the Company stockholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to a vote of the stockholders of the Company to be adopted and (iv) resolved to recommend the adoption of the merger agreement by the stockholders of the Company. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement and the other proposals set forth in the accompanying proxy statement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding at least a majority of the outstanding shares of Company common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Jack M. Greenberg	Richard S. Stoddart
Chairman of the Board	Chief Executive Officer and President

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2020 and is being mailed to Company stockholders on or about [●], 2020.

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED AUGUST 10, 2020

InnerWorkings, Inc.

203 North LaSalle Street, Suite 1800

Chicago, Illinois 60601

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2020

To the Stockholders of InnerWorkings, Inc.:

A special meeting of the stockholders of InnerWorkings, Inc. (which we refer to as the “Company”) will be held virtually via the Internet on [●], 2020 beginning at [●] Eastern Time. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantines or other protocols that governments may impose. As a result, the meeting will be held in a virtual meeting format only via live webcast. There will not be a physical meeting location. You or your proxyholder will be able to attend the meeting online, examine a list of our shareholders of record and vote your shares electronically by visiting www.virtualshareholdermeeting.com/INWK2020 (which we refer to as the “special meeting website”). The special meeting will be held for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 15, 2020 (as may be amended from time to time, the “merger agreement”), by and among the Company, HH Global Group Limited, a company registered in England and Wales (which we refer to as “Parent”), HH Global Finance Limited, a company registered in England and Wales (which we refer to as “HH Finance”) and Project Idaho Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Sub”);

2.

To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger of Sub with and into the Company, as contemplated by the merger agreement (which we refer to as the “merger”); and

3.

To consider and vote on a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on [●] are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement, and, subject to receiving the Company stockholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to a vote of the stockholders of the Company to be adopted and (iv) resolved to recommend the adoption of the merger agreement by the stockholders of the Company.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting via live webcast, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. You will also be able to attend the special meeting online and vote your shares electronically by visiting the special meeting website. If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials. If you attend the special meeting and vote via the special meeting website, your vote will revoke any proxy that you have previously submitted. If your shares are held in “street name” through a bank, broker, trust or other nominee, please instruct your bank, broker, trust or other nominee on how to vote your shares using the voting instructions furnished by your bank, broker, trust or other nominee as soon as possible. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow Sodali LLC (which we refer to as “Morrow Sodali”), toll-free at (800) 662-5200 or (203) 658-9400 (call collect).

If you fail to return your proxy, vote by ballot via the special meeting website, by telephone or through the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By order of the Board,

Oren B. Azar

Executive Vice President, General Counsel and

Corporate Secretary

Chicago, Illinois

[●], 2020

Please Vote—Your Vote is Important

i

ii

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about InnerWorkings, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section titled “Where You Can Find More Information” on page [●]. Unless the context otherwise indicates, we refer to InnerWorkings, Inc. as “InnerWorkings,” the “Company,” “we,” “us” or “our.”

The Parties (see page [●])

InnerWorkings, Inc., a Delaware corporation, is a leading global marketing supply chain company that provides global print management and promotional solutions to corporate clients across a range of industries. The items we source generally are procured through the marketing supply chain and we refer to these items collectively as marketing materials. Through our network of more than 12,000 global suppliers, we offer a full range of fulfillment and logistics services that allow us to procure marketing materials of virtually any kind. The breadth of our product offerings and services and the depth of our supplier network enable us to fulfill the marketing materials procurement needs of our clients.

HH Global Group Limited (which we refer to as “Parent”) is a company registered in England and Wales. Parent is the top operating entity of the HH Global Group (which we refer to as “HH Global”). Founded in 1991, HH Global is a global outsourced marketing execution provider. Applying proven processes, industry-leading technology, and the deep expertise of over 1,300+ employees, HH Global develops innovative solutions that drive down the cost of its clients’ physical marketing procurement and content development, while improving quality, sustainability, and speed to market. Parent’s principal executive offices are located at Grove House, Guildford Road, Fetcham, Leatherhead, United Kingdom, KT22 9DF and its telephone number is +44 208 770 7300.

HH Global Finance Limited (which we refer to as “HH Finance”) is a company registered in England and Wales. HH Finance is the direct holding company of Parent and engages in business exclusively through Parent and Parent’s subsidiaries. HH Finance is the principal borrower under HH Global Group’s debt facilities. HH Finance’s principal executive offices are located at Grove House, Guildford Road, Fetcham, Leatherhead, United Kingdom, KT22 9DF and its telephone number is +44 208 770 7300.

Project Idaho Merger Sub, Inc., a Delaware corporation (which we refer to as “Sub”), is an indirect, wholly-owned subsidiary of Parent, formed on July 1, 2020, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s proposed acquisition of the Company. Sub’s principal executive offices are located at 520 Lake Cook Road, Suite 680, Deerfield, Illinois, 60015 and its telephone number is (847) 984-2448.

The Merger (see page [●])

On July 15, 2020, the Company, Parent, HH Finance and Sub entered into an Agreement and Plan of Merger (as may be amended from time to time, which we refer to as the “merger agreement”).

Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into the Company (which we refer to as the “merger”), whereupon the separate existence of

Sub will cease and the Company will continue as the surviving corporation (which we refer to as the “surviving corporation”) and a wholly-owned subsidiary of Parent.

At the effective time of the merger (which we refer to as the “effective time”) each share of common stock, par value $0.0001 per share, of the Company (which we refer to as “Company common stock”) issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company or any wholly-owned subsidiary of the Company (other than those held on behalf of any third party), (ii) shares owned of record by Parent, Sub or any of their respective wholly-owned subsidiaries (other than those held on behalf of any third party), and (iii) shares of Company common stock held by stockholders who have not voted in favor of or consented to the adoption of the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law (which we refer to as the “DGCL”) concerning the right of holders of shares to request appraisal of their shares) will be cancelled and cease to exist and will be automatically converted into the right to receive $3.00 per share in cash, without interest thereon, subject to any applicable withholding taxes. The consideration to be paid by Parent in the merger as described in this paragraph is referred to herein as the “merger consideration.”

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

The Special Meeting (see page [●])

The special meeting will be held virtually via the Internet on [●], 2020 beginning at [●] Eastern Time. In light of the ongoing developments related to the COVID-19 (coronavirus) pandemic, the Company has elected to hold the special meeting solely via the Internet and not in a physical location given the public health impact of COVID-19 (coronavirus) and the Company’s desire to promote the health and safety of the Company stockholders, and the Company’s directors, officers, employees and other constituents. At the special meeting, you will be asked to, among other things, vote for the proposal to adopt the merger agreement. See the section titled “The Special Meeting,” beginning on page  [●], for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required for Approval (see page [●])

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on [●], 2020, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [●] shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

How to Vote (see page [●])

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote at the special meeting via the special meeting website and your shares are held in the name of a bank, broker, trust or other nominee, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections titled “The Special Meeting—How to Vote,” beginning on page [●], and “The Special Meeting—Solicitation of Proxies,” on page [●]. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow Sodali, toll-free at (800) 662-5200 or (203) 658-9400 (call collect).

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page [●])

After careful consideration, the Board unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section titled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page [●]. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that members of the Board and our executive officers have certain interests in the merger that may be in addition to, or different from, the interests of Company stockholders generally. See the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [●].

Opinion of the Company’s Financial Advisor (see page [●])

The Company has engaged Citigroup Global Markets Inc. (which we refer to as “Citi”) as its financial advisor in connection with the proposed merger. In connection with this engagement, Citi delivered a written opinion, dated July 15, 2020, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Company common stock (other than Parent, HH Finance, Sub, Blackstone Tactical Opportunities Fund III L.P. (“BTO Fund III”) and their respective affiliates) pursuant to the merger agreement. The full text of Citi’s written opinion, dated July 15, 2020, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of Citi’s opinion set forth herein is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of the Company to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction which the Company might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed merger or otherwise.

Market Price and Dividend Data (see page [●])

Company common stock is traded on the NASDAQ Global Market (which we refer to as the “NASDAQ”) under the symbol “INWK.” On July 15, 2020, the last full trading day prior to the public announcement of the entry into the merger agreement, the closing price for Company common stock was $1.32 per share. On [●], the last full trading day prior to the date of this proxy statement, the closing price for Company common stock was $[●] per share.

Certain Effects of the Merger (see page [●])

Upon completion of the merger, Sub will be merged with and into the Company upon the terms set forth in the merger agreement, whereby the separate corporate existence of Sub will thereupon cease and the Company will continue as the surviving corporation of the merger. The Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

Following the completion of the merger, shares of Company common stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) will be terminated.

Consequences if the Merger is Not Completed (see page [●])

If the proposal to adopt the merger agreement does not receive the required approval from Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Company common stock. Instead, the Company will remain a public company and Company common stock will continue to be listed and traded on the NASDAQ.

In addition, if the merger agreement is terminated under certain specified circumstances, the Company is required to pay Parent a termination fee of approximately $6.2 million (which we refer to as the “Company termination fee”). Upon termination of the merger agreement under certain other specified circumstances, Parent is obligated to pay the Company a termination fee of $15.0 million (which we refer to as the “Parent termination fee”); provided, that the Company may seek damages from Parent in excess of the Parent termination fee in the event Parent, HH Finance or Sub commits a willful and material breach of the merger agreement, not to exceed $30.0 million (taking into account any payment of the Parent termination fee) and Parent may seek damages from the Company in excess of the Company termination fee in the event the Company commits a willful and material breach of the merger agreement. See the section titled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page [●].

Treatment of Outstanding Equity Awards, Equity Plans and Warrant (see page [●])

The merger agreement provides that, as of immediately prior to the effective time:

•

each outstanding Company stock option will be fully vested and cancelled, and each holder of a cancelled company stock option will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled Company stock option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled Company stock option, less any applicable withholding taxes;

•	any options with an exercise price equal to or greater than the merger consideration shall be cancelled in exchange for no consideration;

•

each outstanding Company stock appreciation right will be fully vested and cancelled, and each holder of a cancelled Company stock appreciation right will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled Company stock appreciation right and (ii) the excess, if any, of (A) the merger consideration over (B) the grant price per share subject to the cancelled Company stock appreciation right, less any applicable withholding taxes;

•

each outstanding and unvested Company restricted stock unit award (i) will be fully vested, (ii) any performance conditions applicable to such Company restricted stock unit award (whether or not the performance period has been completed) will be deemed to be achieved at the greater of (A) actual performance achieved as of the day immediately prior to the closing date and (B) the target level of performance, and (iii) will be cancelled, and each holder of a cancelled Company restricted stock unit award will receive a payment in cash, without interest, equal to the product of (1) the merger consideration multiplied by (2) the number of shares subject to the cancelled Company restricted stock unit award or, in the case of a performance-based Company restricted stock unit award, the number of shares earned or deemed earned with respect to such Company restricted stock unit award as provided therein, less any applicable withholding taxes; and

•

the restrictions on any shares of Company restricted stock shall lapse and such shares shall vest and each such share shall automatically be converted into the right to receive the merger consideration.

The merger agreement provides that, as of immediately prior to the effective time, the outstanding and unexercised Company warrant (which we refer to as the “warrant”) issued to Macquarie US Trading LLC (which we refer to as the “Warrant Holder”) pursuant to that certain Warrant to Purchase Stock, dated as of July 16, 2019, by and between the Company and the Warrant Holder, unless the Company receives a notice in writing from the Warrant Holder that it elects to have the unexercised portion of the warrant expire, will be deemed to be automatically exercised and, in exchange therefor, the Warrant Holder will receive a payment in cash equal to the product of (a) the merger consideration multiplied by (b) the number of total shares of Company common stock for which the warrant is then exercisable (on a net cash settlement basis), less any applicable withholding taxes.

The merger agreement provides that, as of the closing, the Company’s 2006 Stock Incentive Plan (as amended and restated on September 6, 2018) and the Company’s 2020 Omnibus Incentive Plan shall terminate.

Interests of Directors and Executive Officers in the Merger (see page [●])

Members of the Board and the Company’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that the Company stockholders vote “FOR” the proposal to adopt the merger agreement. A description of these interests is included in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [●].

Conditions to the Merger (see page [●])

The respective obligations of the Company, Parent, HH Finance and Sub to complete the merger are subject to the satisfaction (or mutual waiver by each of Parent and the Company where permitted under applicable law) of specified closing conditions, including:

•

receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon to adopt the merger agreement (which we refer to as the “Company stockholder approval”);

•	any applicable waiting period (or any extensions thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) having expired or been terminated and any applicable approval having been obtained or any applicable waiting period having expired or been terminated under the competition, antitrust, merger control or investment laws of certain other jurisdictions as described in the section titled “The Merger—Regulatory Conditions to Completion of the Merger”; and

•

no court or similar governmental entity of competent jurisdiction having issued or entered any judgment that is in effect and enjoins or prohibits the consummation of the merger; provided, however, that this condition shall not be available to any party whose failure to fulfill its obligations related to the consummation of the merger results in the failure of this condition to be satisfied.

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of the Company contained in the merger agreement;

•

the Company having performed or complied in all material respects with all obligations and covenants as required by the merger agreement to be performed or complied with by the Company at or prior to the effective time;

•	no proceeding under any law relating to bankruptcy, insolvency or reorganization will have been instituted and not dismissed against the Company;

•

the absence of a Company material adverse effect, as described in the section titled “The Agreement and Plan of Merger—Representations and Warranties—Representations and Warranties of the Company,” beginning on page [●]; and

•	Parent having received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions described above.

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of Parent, HH Finance and Sub contained in the merger agreement;

•

each of Parent, HH Finance and Sub having performed or complied in all material respects with all obligations and covenants as required by the merger agreement to be performed or complied with by the Parent, HH Finance or Sub at or prior to the effective time; and

•

the Company having received a certificate from each of Parent, HH Finance and Sub and signed by its respective chief executive officer or chief financial officer, certifying as to the satisfaction of the conditions described above.

Regulatory Approvals (see page [●])

Under the merger agreement, the respective obligations of the Company, Parent, HH Finance and Sub to complete the merger are subject to, among other things, (a) any waiting period (or any extensions thereof) applicable to the merger under the HSR Act having expired or been terminated and any applicable approval having been obtained or any applicable waiting period having expired or been terminated under the competition, antitrust or merger control laws of Austria, Germany, Russia and Turkey and the foreign investment laws of Australia and New Zealand; and (b) the absence of any judgment issued or entered by a court or similar governmental entity of competent jurisdiction that is in effect and that enjoins or prohibits the consummation of the merger. For a description of the Company’s and Parent’s respective obligations under the merger agreement with respect to regulatory approvals, see the section titled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page [●].

Financing of the Merger (see page [●])

We anticipate that the total funds needed to complete the merger, including the funds needed to pay Company stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $[●] million based upon the number of shares of Company common stock (and our other equity-based interests) outstanding as of [●], 2020, will be funded through a portion of the proceeds from up to $250 million of debt financing and a portion of the proceeds from up to approximately $147.2 million of equity financing. Parent has entered into a financing commitment letter, dated as of July 15, 2020 (which we refer to as the “equity financing commitment letter”), from BTO HH Global Holdings (Cayman)—NQ L.P., Blackstone Family Tactical Opportunities Investment Partnership III (Cayman)—NQ—ESC L.P. Blackstone Tactical Opportunities Fund—FD (Cayman)—NQ L.P. (which we refer to individually as “Sponsor” and collectively as “Sponsors”), which obligates Sponsors to fund to Parent an aggregate amount up to approximately $147.2 million, subject to the terms and conditions set forth in the equity financing commitment letter, for the purpose of enabling Parent to fund a portion of the merger consideration. The Company has the right to enforce Parent’s right to cause the equity financing to be funded by the Sponsors as a third party beneficiary solely to the extent the Company is entitled to specific performance under the merger agreement to cause the equity financing to be funded (see the section titled “The Agreement and Plan of Merger — Miscellaneous — Specific Performance”). HH Finance and Sub entered into a debt commitment letter, dated as of July 15, 2020 (which we refer to as the “debt commitment letter”), with certain funds and accounts managed by subsidiaries of BlackRock, Inc., affiliates of PGIM, Inc., and investment funds and accounts managed by PGIM, Inc. and its affiliates (collectively, the “incremental debt commitment parties”) as commitment parties thereunder. Pursuant to and subject to the terms of the debt commitment letter, the incremental debt commitment parties committed to provide a $248 million incremental term loan facility to Sub under Parent’s and HH Finance’s existing credit agreement dated as of February 20, 2020 (the “HH credit agreement”) (which we refer to as the “incremental debt financing”). In addition, under the HH credit agreement, certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively and together with the incremental debt commitment parties, the “debt commitment parties”) have committed, pursuant to and subject to the terms of the HH credit agreement, to provide a $2 million acquisition term loan facility to Sub (together with the incremental debt financing, the “debt financing”). The obligations of Parent and Sub to complete the merger under the merger agreement are not subject to any financing condition.

Restriction on Solicitation of Competing Proposals (see page [●])

From and after the date of the merger agreement, the Company will, and will cause its subsidiaries and, in each case, to the extent acting at the direction of the Company, its directors, officers, investment bankers and counsel (which directors, officers, investment bankers and counsel, in each case, to the extent acting at the direction of the Company, we refer to as the “Company representatives”) to, cease any solicitations, discussions, requests or negotiations with any persons that may be ongoing with respect to any inquiry, proposal, or offer that constitutes or could reasonably be expected to lead to a competing proposal (which we refer to as an “inquiry”) and to promptly request the prompt return or destruction of all confidential information previously furnished to any such person or its representatives (other than Parent and, in each case, to the extent acting at the direction of Parent, Parent’s directors, officers, managers, investment bankers and counsel (which directors, officers, investment bankers and counsel, in each case, to the extent acting at the direction of Parent, we refer to as the “Parent representatives”) acting in such capacity as Parent’s representatives) in connection with a competing proposal made by such person. Until the earlier of the effective time or termination of the merger agreement (if any), the Company has agreed that it will not, and will cause its subsidiaries and Company representatives not to:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiry or otherwise knowingly encourage or knowingly facility any effort or attempt to make a competing proposal (as described in the section titled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page [●]);

•

furnish or provide any non-public information or data regarding the Company or any of its subsidiaries to any third person in connection with or in response to an inquiry or a competing proposal made by such person or any representatives of such third person;

•

enter into, engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any person or its representatives with respect to an inquiry or competing proposal made by such person;

•

grant any waiver, amendment, permission or release under, or modify any provision of, any standstill provision of any confidentiality or similar agreement to which the Company or any of its subsidiaries is a party (other than a limited waiver under any pre-existing confidentiality or similar agreement to the extent necessary to allow for a confidential competing proposal to be made to the Company so long as the Company promptly (and in any event with in twenty-four (24) hours thereafter) notifies Parent thereof (including the identity of any such counterparty) after granting any such limited waiver);

•

approve, endorse, recommend or execute or enter into, any alternative acquisition agreement (as described in the section titled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page [●]); or

•	authorize any of, or commit to or agree to do any of the foregoing.

Notwithstanding the non-solicitation provisions described above, under certain limited circumstances and prior to the receipt of the Company stockholder approval, if the Company receives a bona fide written competing proposal that did not result from a breach of the non-solicitation provisions described above (other than any breach that is immaterial and unintentional), and the Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such proposal is or could be reasonably be expected to lead to a superior proposal (as described in the section titled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page [●]), then the Company may (i) furnish information to the person making such competing proposal and its representatives pursuant to the terms of an acceptable confidentiality agreement (and provided that the Company has previously provided, or substantially concurrently provides (in any event no later than twenty-four (24) hours thereafter), such information to Parent), and (ii) participate in discussions or negotiations with, and only with, the person making such competing proposal and its representatives regarding such competing proposal pursuant to the terms of an acceptable confidentiality agreement (as described in the section titled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page [●]).

The Board is required to recommend that the Company stockholders adopt the merger agreement and not change its recommendation or recommend other transactions (which such recommendation, we refer to as the “Company recommendation”) (as described in the section titled “The Agreement and Plan of Merger—Obligations of the Board with Respect to its Recommendation,” beginning on page [●]). However, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof may change its recommendation in favor of the merger if and only if a bona fide competing proposal that did not result from a breach of the non-solicitation provisions described above (other than any breach that is immaterial and unintentional) is made to the Company by a third person that is not withdrawn and the Board or any committee thereof determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such competing proposal constitutes a superior proposal and after consultation with the Company’s outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law. The Company is required to notify Parent of such determination within 24 hours and Parent has five business days to match such superior proposal. If Parent does not match, prior to the stockholders meeting, so long as the Company complies with the relevant provisions of the merger agreement and the Board or a duly authorized committee thereof has determined in good faith, after (i) consultation with the Company’s financial advisor and outside legal counsel, that such competing proposal would nevertheless continue to constitute a superior proposal if such changes offered in writing by Parent were to be given effect and (ii) consultation with the Company’s outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law, the Company can terminate the merger agreement to accept the superior proposal, provided that it enters into an alternative acquisition agreement simultaneously with such termination and pays Parent the Company termination fee simultaneously with such termination (as described in the section titled “The Agreement and Plan of Merger—Obligations of the Board with Respect to its Recommendation,” beginning on page [●]). Note that if the party making the competing proposal makes any amendment to any of the financial terms or any other material term to its proposal, prior to the expiration of the match period, Parent has another three business days to match the revised proposal.

The Board may also change its recommendation in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a competing proposal or superior proposal) which materially improves the business, assets, operations or prospects of the Company and its subsidiaries, arising after the date of the merger agreement, that was neither known to, nor reasonably foreseeable by, the Board prior to the date of the merger agreement but becomes known to the Board after the date of the merger agreement (which we refer to as an “intervening event”) if it (i) determines in good faith (after consultation with the Company’s outside legal counsel) that a failure to do so would be inconsistent with its fiduciary duties under applicable law, (ii) complies with the relevant provisions of the merger agreement (including, among other things, providing Parent notice of intervening event and five business days to revise the terms and conditions of the merger agreement) and (iii), at or following the end of such five business day period, after taking into account any changes to the terms and conditions of the merger agreement proposed by Parent, the Board continues to determine in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so in response to such intervening event would continue to be inconsistent with its fiduciary duties under applicable law (as described in the section titled “The Agreement and Plan of Merger—Obligations of the Board with Respect to its Recommendation,” beginning on page [●]).

Termination of the Merger Agreement (see page [●])

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company stockholder approval and whether before or after adoption of the merger agreement by Parent as sole stockholder of Sub, by either the Company or Parent:

•	by mutual written consent of Parent and the Company;

•

if the effective time does not occur on or before April 15, 2021 (which we refer to as the “outside date”), provided, however, that this right to terminate the merger agreement shall not be available to any party whose material breach, inaccuracy or failure to perform or comply with any of its representations, warranties, covenants or obligations under the merger agreement resulted in, or materially contributed to, the failure to consummate the merger by the outside date;

•

if the special meeting of the Company stockholders, held for the purpose of voting on, among other things, the approval and adoption of the merger agreement (including any adjournments or postponements thereof) (which we refer to as the “stockholder meeting”) was held and concluded without obtaining the Company stockholder approval; or

•

if any court or similar governmental entity of competent jurisdiction issues or enters any judgment that permanently enjoins or prohibits the merger, and such judgment becomes final and non-appealable, provided that this right to terminate the merger agreement will not be available to any party whose breach of its obligations under the merger agreement, including the covenants related to the consummation of the merger, resulted in or was the principal cause of such judgment.

The Company may also terminate the merger agreement:

•

if, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof effects a change of Company recommendation (as described in “The Agreement and Plan of Merger—Obligations of the Board with Respect to its Recommendation,” beginning on page [●]) in accordance with the terms of the merger agreement (including, among other things, the good faith determination by the Board or any committee thereof, after consultation with the Company’s outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law (including following the notice and match right period)) in order to accept a superior proposal and enter into an alternative acquisition agreement with respect thereto; but only if the Company pays Parent the Company termination fee prior to or simultaneously with such termination and enters into the alternative acquisition agreement with respect to such superior proposal substantially concurrently with such termination;

•

if (i) there is an inaccuracy in Parent’s, HH Finance’s or Sub’s representations contained in the merger agreement or Parent, HH Finance or Sub fails to perform its covenants, in either case that Parent’s, HH Finance’s and Sub’s conditions would not be satisfied; (ii) the Company has delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the outside date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company will not be permitted to terminate the merger agreement if the inaccuracy of the representations of the Company or the Company’s failure to perform its covenants is such that a condition of the Company would not be satisfied; or

•

if (i) all of the applicable conditions to the obligation of Parent to effect the merger described above (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived, (ii) the Company has irrevocably notified the Parent in writing that the Company is, and during such time stands, ready, willing and able to consummate the closing of the merger and (iii) Parent and Sub have failed to consummate the closing on the date by which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement.

Parent may also terminate the merger agreement:

•	if, at any time prior to the Company’s receipt of the Company stockholder approval, the Board or any committee thereof effects a change of Company recommendation; or

•

if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied, (ii) Parent has delivered to the Company written notice of such inaccuracy or failure to perform and (iii) either such breach or failure to perform is not capable of cure prior to the outside date or at least 30 days elapse after the date of delivery of written notice to the Company without such breach or failure to perform having been cured; provided, however, that such right to terminate the merger agreement is not available if Parent or Sub breach or fail to perform any of their representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied.

Termination Fees (see page [●])

Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee of approximately $6.2 million. Upon termination of the merger agreement under certain specified circumstances, Parent will be obligated to pay the Company a termination fee of $15.0 million. For more information, see the section titled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page [●].

Appraisal Rights (see page [●])

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of Company common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, and does not thereafter lose his, her or its right to, or properly withdraw his, her or its demand for, appraisal rights (which we refer to as “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Company common stock in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (which we refer to as the “Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section titled “Appraisal Rights,” beginning on page [●].

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock through the effective time and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights. Pursuant to Section 262 of the DGCL, assuming that immediately prior to the merger shares of Company common stock continue to be listed on the NASDAQ, the Court of Chancery will dismiss the appraisal proceedings as to all holders of shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal rights exceeds 1% of the outstanding shares of Company common stock eligible for appraisal, or (ii) the value of the merger consideration provided in the merger for such total number of shares exceeds $1,000,000.

Material U.S. Federal Income Tax Consequences of the Merger (see page [●])

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as described in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●]) who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●], and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Where You Can Find More Information (see page [●])

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers do not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On July 15, 2020, the Company, Parent, HH Finance and Sub entered into the merger agreement. You are receiving this proxy statement in connection with the solicitation of proxies by the Company in favor of the proposal to adopt the merger agreement and the other proposals described in this proxy statement.

Q:	As a stockholder, what will I receive in the merger?

A:

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive $3.00 in cash, without interest thereon, other than (i) shares that are held in the treasury of the Company or owned of record by any wholly-owned subsidiary of the Company (other than those held on behalf of any third party), (ii) shares owned of record by Parent, Sub or any of their respective wholly-owned subsidiaries (other than those held on behalf of any third party), and (iii) shares held by stockholders who have not voted in favor of or consented to the adoption of the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to require appraisal.

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [●], for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding Company equity awards and the Company’s equity plans in the merger?

A:

Your outstanding Company equity awards will be automatically exchanged for the applicable merger consideration, provided that if the exercise price (in the case of a Company stock option) or grant price (in the case of a Company stock appreciation right) of your outstanding Company equity award exceeds the merger consideration, then your outstanding Company equity award will be cancelled without consideration. For information regarding the treatment of outstanding Company equity awards and the Company’s equity plans, see the section titled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page [●].

Q:	Where and when will the special meeting of stockholders be held?

A:

The special meeting will be held virtually via the Internet on [●], 2020 beginning at [●] Eastern Time. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantines or other protocols that governments may impose. As a result, the special meeting will be held in a virtual meeting format only, via live webcast. There will not be a physical meeting location. You will be able to attend the special meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/INWK2020

(which we refer to as the “special meeting website”). If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials.

To ensure that you will be represented, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. In certain circumstances, the special meeting could be adjourned to another time or place. All references in our proxy materials to special meeting include any adjournment or postponement of the special meeting.

Q:	How do I attend the Special Meeting?

A:

You will be able to attend the special meeting online and vote your shares electronically by visiting the special meeting website. If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials. During the special meeting, the Company stockholders will be able to vote their shares. Shares previously voted at the special meeting do not need to be voted again unless you intend to change or revoke your prior vote.

If you are a beneficial owner of shares held in street name and wish to vote via the special meeting website, you should contact your bank, broker, trust or other nominee to obtain your specific control number and further instructions. If you are not a holder of record as of the close of business on the record date, you will be permitted to vote at the special meeting via the special meeting website only if you have the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Company common stock as of the close of business on [●], 2020, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [●]; and

•

a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. The abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate.

For a discussion of the factors the Board considered in determining to recommend the adoption of the merger agreement, please see the section titled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page [●]. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that members of the Board and our executive officers have various interests in the merger that may be in addition to, or different from, the interests of Company stockholders generally. See the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [●].

Q:	Are there any requirements if I plan on attending the special meeting?

A:

If you wish to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials. Please note that if your shares of Company common stock are held in the name of a bank, broker, trust or other nominee, you are considered the “beneficial holder” of such shares held for you in what we refer to as “street name.” If you hold your shares in “street name,” you should contact your bank, broker, trust or other nominee to obtain your specific control number and further instructions. To ensure that you will be represented, even if you plan to attend the special meeting via the special meeting website, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote by ballot via the special meeting website, your vote will revoke any proxy that you have previously submitted. Please contact your bank, broker, trust or other nominee for instructions regarding obtaining your specific control number and further instructions.

Q:	How many shares need to be represented at the special meeting?

A:

The presence at the special meeting, via the special meeting website or by proxy, of the holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were [●] shares of Company common stock outstanding. If you are a Company stockholder of record (i.e., your shares of Company common stock are registered in your name with the

Company’s transfer agent) as of the close of business on the record date and you vote by mail, by telephone, through the Internet or via the special meeting website, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee and these proxy materials are being forwarded to you by that entity) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by stockholders that are present via the special meeting website, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger?

A:

In 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions, such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section titled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal,” on page [●].

Q:	What will happen if Company stockholders do not approve the non-binding advisory merger-related compensation proposal?

A:

The vote to approve the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding advisory merger-related compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation subject to the non-binding merger-related compensation proposal will be paid to our named executive officers even if the proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Company common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	via the special meeting website.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting via the special meeting website at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting via the special meeting website to ensure that your shares of Company common stock are represented at the special meeting. If you vote at the special meeting via the special meeting website, such vote will automatically revoke any proxy you previously submitted.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares of Company common stock will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate.

Q:

What if my shares of Company common stock are held for me in “street name” by a bank, broker, trust or other nominee; will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals without my direction?

A:

No. If your shares of Company common stock are held in “street name,” you are not the “stockholder of record” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, broker, trust or other nominee. You, as the beneficial holder, generally have the right to direct your bank, broker, trust or other nominee as to how to vote your shares of Company common stock. Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Under applicable stock exchange rules, banks, brokers, trusts and other nominees have the discretion to vote your shares of Company common stock on routine matters if you fail to instruct your bank, broker, trust or other nominee on how to vote your shares of Company common stock with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers, trusts and other nominees therefore cannot vote on these proposals without your instructions. It is important that you instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options. You are invited to attend the special meeting even if you are not a stockholder of record; however, if you are not a stockholder of record, you may not vote your shares at the special meeting via the special meeting website unless you have the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:

Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to our Corporate Secretary at InnerWorkings, Inc., 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later- dated proxy card relating to the same shares of Company common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone, the Internet or through the special meeting website. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting via the special meeting website. However, simply attending the special meeting without voting will not revoke or change your proxy.

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals set forth in this proxy statement.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of Company common stock are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control numbers on each proxy card.

Q:

What happens if I sell or otherwise transfer my shares of Company common stock after the record date but before the special meeting? What happens if I sell or otherwise transfer my shares of Company common stock after the special meeting but before the effective time?

A:

The record date for the special meeting is earlier than the date of the special meeting and earlier than the expected date of the merger. If you own shares of Company common stock as of the close of business on the record date, but transfer your shares prior to the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. If you sell or transfer your shares of Company common stock after the special meeting but before the effective time, the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. In order to receive the merger consideration, you must hold your shares of Company common stock through the completion of the merger.

Even if you sell or otherwise transfer your shares of Company common stock after the record date, we encourage you to sign, date and return the enclosed proxy or submit your proxy to vote via the Internet or by telephone, or, if your shares are held in “street name” through a bank, broker, trust or other nominee, instruct your bank, broker, trust or other nominee on how to vote your shares using the instructions provided by your bank, broker, trust or other nominee.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will only be available to holders of shares of Company common stock who properly deliver, and do not properly withdraw, a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section titled “Appraisal Rights,” beginning on page [●].

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company equity awards now?

A:

No. There is no need for you to do anything with respect to your Company equity awards at this time. For additional information, see the section titled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page [●].

Q:	When is the merger expected to be completed?

A:

We and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the fourth quarter of 2020, subject to the receipt of required regulatory approvals and the satisfaction of other closing conditions, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Company stockholders and the receipt of certain regulatory approvals. For additional information, see the section titled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page [●].

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Company common stock. Instead, in that situation the Company would remain a public company, and Company common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ. We expect that holders of shares of Company common stock would continue to be subject to the same risks to which they are currently subject with respect to their ownership of Company common stock. Under certain circumstances, if the merger is not completed, we may be obligated to pay Parent the Company termination fee. For additional information, see the section titled “The Merger—Consequences if the Merger is Not Completed,” on page [●].

Q:	Who will count the votes?

A:	The votes will be counted by the inspector of elections appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:

The Company intends to announce preliminary results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed. See “Where You Can Find More Information,” on page [●].

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section titled “Where You Can Find More Information,” on page [●].

Q:	Who can help answer my questions?

A:

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of the proxy statement or the enclosed proxy card(s), please contact our proxy solicitor:

509 Madison Avenue

Suite 1608

New York, NY 10022

Stockholders call toll free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: INWK@investor.morrowsodali.com

If your shares of Company common stock are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement which are not historical in nature are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “may,” “should,” “could,” “intend,” “estimate,” “expect,” “likely,” “continue,” “plan,” “projects,” “positioned,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this proxy statement. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation:

•	the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the receipt of stockholder and regulatory approvals;

•	unanticipated difficulties or expenditures relating to the proposed merger;

•

legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s board of directors, executive officers and others following the announcement of the proposed merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;

•	the response of customers, distributors, suppliers, business partners and regulators to the announcement of the proposed merger;

•	a significant or prolonged economic downturn or a decline in the demand for marketing materials;

•	results could be negatively impacted by a global or regional epidemic or similar event;

•

the length and severity of the recent COVID-19 novel (coronavirus) pandemic, including the scope and duration of actions taken by governmental authorities to contain the spread of the virus, may impact our demand, operations and our global supply chains;

•	competition could substantially impair the Company’s business and the Company’s operating results;

•	the Company’s services do not achieve widespread commercial acceptance;

•	the Company’s suppliers do not meet the Company’s needs or expectations or those of the Company’s clients;

•	any loss or decrease in sales to the Company’s limited number of large clients;

•	operating profitably in countries in which we have limited operating experience;

•	changes in the United Kingdom’s economic and other relationships with the European Union;

•	changes in U.S. administrative policy, including changes to existing trade agreements and any resulting changes in international relations;

•	taxation related risks in multiple jurisdictions;

•	inability to retain and expand the number of our sales executives or if a significant number of the Company’s sales executives leave the Company;

•	most of the Company’s clients terminate their relationships with the Company on short notice with no or limited penalties;

•	inability to develop or implement new systems, procedures and controls that are required to support the continued growth in the Company’s operations;

•	business and stock price adversely affected if the Company’s internal controls over financial reporting are not effective;

•	the global integration of the Company’s technology platform;

•	security and privacy breaches;

•	decrease in levels of excess capacity in the commercial print industry;

•	inability to protect intellectual property rights;

•	key members of the Company’s management team do not remain with the Company in the future;

•	seasonal sales fluctuations, which could result in volatility or have an adverse effect on the market price of the Company’s common stock;

•	price fluctuations in raw materials;

•	ability to obtain financing or raise capital in the future may be limited;

•	if LIBOR ceases to exist after 2021, it may result in higher interest rates, which could result in higher interest expense;

•	we may not be able to successfully implement initiatives, including our restructuring activities, that reduce our cost structure while driving returns for clients and stockholders;

•	the trading price of our common stock has been and may continue to be volatile;

•

our quarterly results are difficult to predict and may vary from quarter to quarter, which may result in our failure to meet the expectations of investors and increased volatility of our stock price; and

•

other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 17, 2020, the Company’s quarterly reports on Form 10-Q for the quarterly period ended March 31, 2020, which was filed with the SEC on June 16, 2020, and for the quarterly period ended June 30, 2020, which was filed with the SEC on August 6, 2020 and Current Reports on Form 8-K filed with the SEC (see the section titled “Where You Can Find More Information,” on page [●]).

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement.

PARTIES TO THE MERGER

InnerWorkings

InnerWorkings, Inc., a Delaware corporation, is a leading global marketing supply chain company that provides global print management and promotional solutions to corporate clients across a range of industries. The items we source generally are procured through the marketing supply chain and we refer to these items collectively as marketing materials. Through our network of more than 12,000 global suppliers, we offer a full range of fulfillment and logistics services that allow us to procure marketing materials of virtually any kind. The breadth of our product offerings and services and the depth of our supplier network enable us to fulfill the marketing materials procurement needs of our clients.

The Company became a publicly traded company in 2006. Shares of the Company common stock are listed on the NASDAQ and trade under the symbol “INWK.”

The Company’s executive offices are located at 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601, and our telephone number is (312) 642-3700. Our website address is www.inwk.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in our public filings, which are incorporated by reference in this proxy statement. See the section titled “Where You Can Find More Information,” on page [●], for more information.

HH Global Group

HH Global Group Limited (which we refer to as “Parent”) is a company registered in England and Wales. Parent is the top operating entity of the HH Global Group (which we refer to as “HH Global”). Founded in 1991, HH Global is a global outsourced marketing execution provider. Applying proven processes, industry-leading technology, and the deep expertise of over 1,300+ employees, HH Global develops innovative solutions that drive down the cost of its clients’ physical marketing procurement and content development, while improving quality, sustainability, and speed to market. Parent’s principal executive offices are located at Grove House, Guildford Road, Fetcham, Leatherhead, United Kingdom, KT22 9DF and its telephone number is +44 208 770 7300. HH Global Finance Limited

HH Global Finance Limited (which we refer to as “HH Finance”) is a company registered in England and Wales. HH Finance is the direct holding company of Parent and engages in business exclusively through Parent and Parent’s subsidiaries. HH Finance is the principal borrower under HH Global Group’s debt facilities. HH Finance’s principal executive offices are located at Grove House, Guildford Road, Fetcham, Leatherhead, United Kingdom, KT22 9DF and its telephone number is +44 208 770 7300. Project Idaho Merger Sub, Inc.

Project Idaho Merger Sub, Inc., a Delaware corporation, is a wholly-owned subsidiary of Parent, formed on July 15, 2020, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s proposed acquisition of the Company. Upon completion of the merger, Sub will have been merged with and into the Company, and Sub will cease to exist. Sub’s principal executive offices are located at 520 Lake Cook Road, Suite 680, Deerfield, Illinois, 60015. Its telephone number is (847) 984-2448.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Company for use at the special meeting of the Company stockholders, any postponement thereof, and at any properly reconvened meeting following an adjournment of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held virtually via the Internet on [●], 2020 at [●] beginning at [●] Eastern Time or at any adjournment or postponement thereof. The Company has chosen to hold the special meeting solely by means of remote location (via the Internet) and not in a physical location given the current public health impacts of COVID-19 (coronavirus) and our desire to promote the health and safety of the Company stockholders, as well as the Company directors, officers, employees and other constituents.

Company stockholders who wish to attend the special meeting will need the 16-digit control number included on their proxy card or voting instruction form that is accompanied by their proxy materials. Please note that, if you hold your shares of Company common stock in “street name,” you should contact your bank, broker, trust or other nominee to obtain your specific control number and further instructions. To ensure that you will be represented, even if you plan to attend the special meeting via the special meeting website, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote by ballot via the special meeting website, your vote will revoke any proxy that you have previously submitted. Please contact your bank, broker, trust or other nominee for instructions regarding obtaining your specific control number and further instructions.

Purpose of the Special Meeting

At the special meeting, Company stockholders of record will be asked to consider and vote on:

•

a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Sub will merge with and into the Company, with the Company continuing as the surviving corporation;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [●]; and

•

a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement, and, subject to receiving the Company stockholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to a vote of the stockholders of the Company to be adopted and (iv) resolved to recommend the adoption of the merger agreement by the stockholders of the Company. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on August 19, 2020, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. If you sell or transfer your shares of Company common stock after the record date but before the special meeting, you will transfer the right to receive merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of Company common stock, but you will retain your right to vote those shares at the special meeting. As of the record date, there were [●] shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, via the special meeting website or by proxy, of the holders of [●] shares of Company common stock (a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting) constitutes a quorum for the special meeting.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or at the special meeting via the special meeting website, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by stockholders of record that are present via the special meeting website or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting may adjourn the meeting to another place, date or time.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal, but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not be counted as present in determining the presence of a quorum, unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of each of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of each such proposal.

How to Vote

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting. If your shares are held in “street name,” please refer to the information forwarded by your bank, broker, trust or other nominee to see which voting options are available to you.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal if it is described in this proxy statement and otherwise in the discretion of the proxy holders. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will NOT be able to vote your shares on any of the proposals.

If you wish to vote at the special meeting via the special meeting website and your shares are held in the name of a bank, broker, trust or other nominee, you will need the 16-digit control number included on your proxy card or voting instruction form that is accompanied by your proxy materials. Stockholders of record who have registered in advance to attend the special meeting will be able to vote at the special meeting via the special meeting website.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, you may contact our proxy solicitor, Morrow Sodali, toll-free at (800) 662-5200 or (203) 658-9400.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to those stockholders who hold certificated shares if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder of record may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at InnerWorkings, Inc., 203 North LaSalle, Suite 1800, Chicago, Illinois 60601, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Company common stock; or

•

by attending the special meeting and voting via the special meeting website (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote via the special meeting website at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed from time to time to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal submitted to stockholders in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of shares representing a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of shares representing a majority of the voting power of the shares present via the special meeting website or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting, unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the merger agreement, then the Company may seek to adjourn the special meeting from time to time. In addition, the Board or the chairman of the special meeting may postpone the special meeting under certain circumstances.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained Morrow Sodali to assist in the solicitation process. The Company will pay Morrow Sodali a fee of approximately $25,000 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify Morrow Sodali against various liabilities and expenses that relate to, or arise out of, its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder online during the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by Company stockholders, subject to compliance with applicable provisions of Delaware law, in accordance with Delaware law and the Company’s amended and restated bylaws.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Morrow Sodali, toll-free at (800) 662-5200 or (203) 658-9400 (call collect).

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. In addition, see the sections titled “The Merger,” beginning on page [●], and “The Agreement and Plan of Merger,” beginning on page [●].

The Board unanimously recommends that Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING ADVISORY MERGER-RELATED COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page [●], including the table titled “Golden Parachute Compensation” and accompanying footnotes. Accordingly, Company stockholders are being provided with the opportunity to cast a non-binding advisory vote on such payments.

As an advisory vote, this proposal is not binding upon the Company, the Board or Parent or any of the Company’s or Parent’s subsidiaries and approval of this proposal is not a condition to completion of the merger and the merger-related named executive officer compensation subject to this non-binding advisory vote will not be affected by the outcome of this non-binding advisory vote. However, the Company seeks your support and believes that your support is appropriate because the Company has a comprehensive executive compensation program designed to link the compensation of the Company’s executive officers with the Company’s performance and the interests of Company stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of InnerWorkings, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of InnerWorkings, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page [●] of its proxy statement (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Company stockholders vote “FOR” the non-binding advisory merger-related compensation proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the non-binding advisory merger-related compensation proposal.

The approval of the non-binding advisory merger-related compensation proposal requires the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting. The approval of the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to approve the proposal to adopt the merger agreement, and does not affect whether the proposal to adopt the merger agreement is approved. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation subject to this non-binding advisory vote will be payable, subject to the terms of the underlying agreements and plans, to the Company’s named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Company may seek to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present via the special meeting website or represented by proxy at the special meeting may adjourn the meeting to another place, date or time.

THE MERGER

Overview

The Company is seeking the adoption by Company stockholders of the Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”), by and among the Company, Parent, HH Finance and Sub entered into by the Company on July 15, 2020. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will be merged with and into the Company (which we refer to as the “merger”). The Company will continue as the surviving corporation (which we refer to as the “surviving corporation”) and will succeed to and assume all the rights and obligations of Sub and the Company in accordance with the Delaware General Corporation Law (which we refer to as the “DGCL”), and will continue in existence as a wholly-owned subsidiary of Parent. The Board has unanimously approved the merger agreement and unanimously recommends that Company stockholders vote “FOR” the proposal to adopt the merger agreement.

At the effective time of the merger (which we refer to as the “effective time”), each share of Company common stock issued and outstanding immediately prior to the effective time will be cancelled and cease to exist and will be automatically converted into the right to receive $3.00 in cash, without interest thereon (which we refer to as the “merger consideration”), subject to any applicable withholding taxes, other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company or any wholly-owned subsidiary of the Company (other than those held on behalf of any third party), (ii) shares owned of record by Parent, Sub or any of their respective wholly-owned subsidiaries (other than those held on behalf of any third party), and (iii) shares of Company common stock held by stockholders who have not voted in favor of or consented to the adoption of the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to require appraisal of their shares.

Following the completion of the merger, the Company will cease to be a publicly traded company.

Background of the Merger

The Board frequently reviews potential financial and strategic alternatives to enhance stockholder value. Over the years, the Board has considered a range of strategic transactions, including potential acquisitions, recapitalizations, dispositions, business combinations and the sale of the Company. During 2017 and 2018, the Board evaluated various business combinations and the potential sale of the Company, and the Company engaged in discussions with a number of potentially interested parties. During that period, the Company contacted over 30 potentially interested parties regarding their interest in engaging in a strategic transaction with the Company. One of those parties included an industry participant, which we refer to as “Party A”, with which the Company explored a potential strategic transaction from time to time during 2017 and 2018. The Company executed a confidentiality agreement with Party A on May 10, 2017 to facilitate the exchange of due diligence information and amended the confidentiality agreement on September 12, 2018. The standstill provision in the confidentiality agreement expired in 2019. The pace of the discussions between Party A and the Company slowed in May 2018 when the Company announced that, given errors in its historical financial statements, the Company would be restating its financial statements for the years ended December 31, 2017, 2016, and 2015, and all interim periods within those years. The Company filed its restated financial statements in July 2018. In September 2018, Party A proposed a business combination with the Company at a preliminary valuation of $11.00 per share of Company common stock, payable in the form of 60% cash and 40% Party A common stock. After further discussions and due diligence, in October 2018 Party A provided the Company with a revised proposal for a stock-for-stock business combination between the Company and Party A at a proposed price of $9.00 per share. Party A indicated its proposal was conditioned on, among other things, the upcoming earnings announcements in November 2018 of quarterly results of the Company and Party A. The Board expressed disappointment in Party A’s October 2018 proposal relative to its September 2018 proposal and considered

Party A’s October 2018 proposal relative to the Company’s stand-alone plans, including the Company’s transformation plan announced earlier that year to reduce costs and improve its operational structure and systems. The Board determined it would evaluate the proposed transaction further after each party’s earnings announcement in November 2018. Following the public release of the Company’s earnings announcement, the trading price of the Company’s common stock declined from a closing price of $7.04 per share on November 8, 2018 to a closing price of $4.24 per share on November 9, 2018. Subsequently, Party A’s financial advisors informed representatives of Citigroup Global Markets Inc. (which we refer to as “Citi”), the Company’s financial advisor, that Party A did not have continuing interest in exploring a business combination. The Board subsequently determined that management should continue to focus fully on the Company’s previously announced transformation plan to reduce costs and optimize its operations.

In April 2019, Mr. Jack Greenberg, Chairman of the Board, received an unsolicited inquiry from a private equity sponsor, referred to as “Party B,” as to the Company’s interest in exploring a potential strategic transaction. Following discussions with management and members of the Board, Mr. Greenberg informed Party B that more structural detail would be necessary for the Board to consider the Company’s potential interest. Party B subsequently delivered a letter to Mr. Greenberg describing its interest in evaluating a potential acquisition of the Company and providing a list of due diligence information required in order to provide a preliminary valuation range.

On May 2, 2019, the Board held a meeting, at which members of management and representatives of Citi also were present, the Board discussed Party B’s letter. The Board concluded that while the Board believed it was in the best interest of the Company for management to focus on executing the Company’s stand-alone plans, if Party B was able to provide an attractive valuation range for the Company based on publicly available information, the Board would consider allowing Party B to proceed with due diligence. The Board authorized Mr. Greenberg to communicate that message to Party B, which he did.

On May 10, 2019, Party B delivered to Mr. Greenberg a letter reiterating Party B’s interest in exploring an acquisition of the Company and indicating a preliminary proposed purchase price range for the Company of $6.00 to $7.00 per share.

On May 13, 2019, the Board held a meeting, at which members of management were also present. The Board discussed Party B’s May 10th letter and determined that the Company should continue discussions with Party B and authorized Mr. Greenberg to continue such discussions.

Based on the prior instructions of the Board, the Company executed a confidentiality agreement with Party B to facilitate the exchange of due diligence information. The confidentiality agreement contained a standstill provision which provided that if the Company entered into a definitive agreement for a change of control transaction, Party B could thereafter make private proposals to the Board.

Following the execution of the confidentiality agreement, the Company provided Party B with non-public due diligence information.

On June 17, 2019, the Board held a meeting at which members of management and representatives of Sidley Austin LLP (which we refer to as “Sidley”), counsel to the Company, were also present. Sidley discussed with the Board the fiduciary duties of the directors in considering a transaction of the type proposed by Party B. The Board also discussed potential next steps with respect to Party B’s indication of interest, including other parties the Board might consider contacting in the event that Party B made a proposal.

On July 16, 2019, the Company announced that it had refinanced its existing indebtedness and entered into a $100 million term loan facility (the “Term Loan Facility”) and a $105 million asset-backed loan credit facility (the “ABL Facility”), which included a revolving facility with capacity determined based on the amount of predetermined assets of the Company. The Term Loan Facility also required the Company to grant the lenders thereunder a warrant to purchase 1,335,337 shares of common stock of the Company at an initial exercise price of $0.01 per share and potentially required the Company to grant lenders thereunder an additional 2.49% of the Company’s common stock calculated on a fully-diluted basis (taking into account the 1,335,337 shares of common stock initially issuable pursuant to the warrant for purposes of such calculation) if the Company’s total leverage ratio as of the end of the first fiscal quarter of 2020 exceeded 4.25 to 1.00. The Company’s total leverage ratio remained below the threshold total leverage ratio, so the warrant did not become exercisable by the lenders for additional shares of common stock. Following the Company’s announcement of the new facilities, Party B requested the Company’s permission to contact financing sources to better understand the type of financing that may be available to finance a potential acquisition of the Company, including the potential costs and terms of such financing. Following discussions with Mr. Greenberg, the Company granted Party B permission to engage in discussions with a small group of pre-approved potential lenders regarding financing an acquisition of the Company.

On September 5, 2019, the Board held a meeting, at which members of management and representatives of Sidley and Citi also were present. Management and Citi updated the Board on the status of the discussions with Party B. At this meeting, a potential strategy and process alternatives were discussed with respect to Party B. Sidley reviewed with the Board its fiduciary duties in considering a transaction of the type proposed by Party B. The Board, management and the Company’s advisors also discussed other parties that might potentially have interest in engaging in a transaction with the Company.

On September 9, 2019, Party B informed Citi that, based on Party B’s discussions with potential lenders, Party B believed it would not be able to finance an acquisition of the Company on terms that would enable Party B to provide a proposal higher than or within the range previously communicated in its May 2019 letter. Party B noted certain concerns regarding the Company’s leverage and business prospects in a recession, which Party B believed was a possibility in the near term. Party B, however, noted that it was interested in exploring ways to partner with the Company and willing to explore a non-control equity-linked investment in the Company, the proceeds of which could be used to repay a portion of the Company’s outstanding indebtedness.

On September 13, 2019, a representative of Party B contacted Mr. Greenberg to request a meeting to discuss a possible strategic investment by Party B in the Company.

On September 25, 2019, a representative of Party B met with Mr. Greenberg and informed Mr. Greenberg of its desire to make an equity investment in the Company in the form of convertible preferred stock.

On September 28, 2019, the Board held a meeting, at which members of management and representatives of Sidley and Citi also were present. Mr. Richard Stoddart, the Company’s Chief Executive Officer, and Citi updated the Board on the discussions with Party B, including that Party B had expressed concerns regarding the Company’s leverage and business prospects in a recession and that Party B also indicated that, while it would not be able to provide a proposal higher than or within the range previously communicated in its May 10th letter, it might have interest in exploring a non-controlling equity investment in the Company. The Board discussed potential benefits and other considerations regarding an equity investment from Party B. Sidley and Citi discussed with the Board the potential terms for a convertible preferred equity investment, including the amount, interest rate, conversion ratio and certain related matters. The Board authorized management and the Company’s advisors to deliver to Party B a draft term sheet on terms as discussed.

In early October 2019, the Company and Party B discussed the indicative terms of a potential equity investment of $75 to $100 million. At $100 million, the potential investment would have represented approximately 26% of the common stock of the Company on a fully diluted basis at that time.

On October 4, 2019, the Board held a meeting, at which members of management and representatives of Sidley and Citi also were present. To assist in the evaluation of an equity investment by Party B on the terms proposed, management reviewed with the Board a “recession” case scenario, which reflected adjusted estimates under the Company’s then five-year plan in the event of a severe recession, illustratively comparing the Company’s liquidity position and likelihood of compliance with financial covenants under the Company’s ABL Facility and Term Loan Facility both with and without such equity investment. The recession case was modeled on the recession of 2008-2009. Management also discussed its views on the Company’s financial position, the state of the business and achievability of the Company’s five-year plan. The Board instructed management to prepare another scenario reflecting a more moderate recession.

On October 14, 2019, the Board held a meeting, at which members of management and representatives of Sidley and Citi also were present. Sidley and Citi discussed the status of negotiations with Party B. Management reviewed (a) a severe recession scenario modeled on the 2008-2009 recession as discussed at the October 4, 2019 meeting, and (b) a moderate recession scenario, reflecting the Company’s liquidity position and likelihood of compliance with financial covenants under the Company’s ABL Facility and Term Loan Facility both with and without Party B’s potential equity investment. The Board discussed the potential dilutive impact on Company common stock of the terms proposed and potential modifications to such terms. The Board also discussed various other considerations regarding an investment by Party B, including the ability of the Company under the Company’s five-year plan to operate in a moderate recession scenario with adequate liquidity and in compliance with the financial covenants under its debt facilities, the likelihood of a recession in the near term and potential for a recession to be severe (in which case the Company would need additional liquidity) in addition to possible options otherwise available to the Company to enhance liquidity. Following discussion, the Board provided guidance to management and the Company’s advisors regarding terms to propose to Party B, including an equity investment in the range of $50 million rather than $75 to $100 million.

Over the next several weeks, Party B and the Company and their respective representatives negotiated the potential terms of Party B’s equity investment. Party B subsequently informed the Company that the investment size proposed by the Company was not sufficiently attractive for Party B to proceed.

On November 1, 2019, the Board met, with members of management and representatives of Sidley and Citi also present for portions of the meeting. Management and Citi informed the Board of Party B’s response to the investment terms proposed by the Company. Management reviewed the Company’s current financial position and expected performance under the Company’s five-year plan and also discussed potential variables that could affect whether the Company performed consistent with its five-year plan. The Board discussed the Company’s financial performance in the near and medium term, and determined that it was not in the best interest of the Company to continue to negotiate the terms of a potential equity investment with Party B. The Board also considered whether to solicit indications of interest from parties that potentially might be interested in a business combination or acquisition of the Company or other strategic opportunities with the Company. The Board reviewed the results of the Company’s prior discussions with potentially interested parties during 2017 and 2018 and views as to the level of interest and ability of those parties to engage in a transaction with the Company at an attractive valuation. The Board considered the Company’s expected financial performance over the near and medium term, the likelihood (and severity) of a recession and the Company’s ability to manage through, and to address the Company’s liquidity in the event of, a recession, the feedback from Party B with respect to its inability to obtain debt financing for an acquisition of the Company and the potential distraction to senior management that would be caused by beginning a strategic transaction process at the time. The Board determined not to conduct a formal strategic transaction process at that time but rather to continue from time to time, with Citi’s assistance, to gauge potential interest of third parties in a strategic transaction with the Company.

In December 2019, the Company entered into a confidentiality agreement with an industry participant, referred to as “Party C,” to discuss potential opportunities to partner with the Company. These discussions began after an advisor of Party C contacted the Company in the spring of 2019 to inquire whether the Company was interested in exploring potential commercial opportunities. After the Company and Party C entered into the confidentiality agreement, the Company and Party C continued to have discussions regarding potential commercial opportunities from time to time through early July 2020.

On March 16, 2020, the Company announced financial results for 2019 and the fourth quarter thereof. The Company’s announced gross revenue in 2019 was 3% higher, and the Company’s net loss per diluted share was $1.28 higher, than the prior year. The Company indicated that it was making progress on its multi-year transformation plan and also provided guidance for the year, although noted that such guidance excluded any potential impact of COVID-19 since its impact was rapidly evolving and difficult to predict at the time. During March 2020, the trading price of the Company common stock declined from an opening price of $3.15 per share on the first trading day of March 2020 to a closing price of $1.17 per share on the last trading day of March 2020.

Over the next several weeks, the Board and Company management observed that the impact of COVID-19 in the United States and globally continued to rapidly accelerate with a number of states and regions issuing orders for their citizens to shelter in place and a number of businesses temporarily closing or materially modifying their operations, including businesses in key verticals for the Company such as retail stores and hospitality-focused businesses.

On March 27, 2020, the Board met, with members of management also present. Management discussed the impact of COVID-19 on the U.S. and global economy, including the liquidity of companies generally and actions taken by companies in response to liquidity concerns. Management also discussed how significant the impact would need to be on the Company before the Company experienced a liquidity shortage or breaches of its financial covenants. The Board and management discussed steps to better understand the potential impact assuming different scenarios for the length of the pandemic, its impact on the economy and the pace of recovery of the economy and the Company’s revenue.

On April 10, 2020, the Board met, with members of management also present. Management discussed the Company’s financial results in the first quarter of 2020 and invoice data through the first week of April 2020, in each case relative to the Company’s operating plan for 2020 (which the Board had approved in February 2020 (and which we refer to as the “2020 Operating Plan”)). Management noted that the Company expected to close its books for the Company’s first quarter during the fourth week of April 2020 and that, while the Company’s reporting systems had been improved over the last 15 months to provide better visibility into the financial results of the Company on a weekly or monthly basis, it was still difficult to obtain meaningful real-time results. Management noted, however, that invoiced revenue through the first week of April 2020 was 35% lower than budgeted in the 2020 Operating Plan. Management discussed actions by customers and other companies that could impact the Company’s business and the potential impact of those actions. Management also reviewed a number of different scenarios for the first half of 2020 and for the second half of 2020 through 2021 (a “quick rebound” scenario, which assumed a sequential increase in revenue in the third quarter of 2020 and a quicker return to normal in the first half of 2021; an “extended trough” scenario, which assumed no sequential revenue growth in the second half of 2020 and a slow return to normal in the second half of 2021; and a “further decline” scenario, which assumed a further revenue decline in the third and fourth quarters of 2020 with a slow return to normal in the second half of 2021). Since COVID-19 and the response measures were in their early stages, there was significant uncertainty. Accordingly, the scenarios developed by management were not “bottoms-up” estimates but rather illustrative scenarios based on assumptions regarding the turn-around time from revenue decline to revenue growth. Management noted that under all of the scenarios, additional liquidity would likely be necessary in late 2020 or early 2021. Management reviewed planned cost reductions and other actions the Company could take to address the potential decrease in revenue. Management also discussed potential options to increase liquidity, including seeking relief under the Company’s existing Term Loan Facility and ABL Facility, seeking additional credit commitments from the Company’s existing lenders, utilizing the Main Street Lending Program established by the Federal government under the CARES Act to facilitate loans to companies with liquidity needs meeting certain eligibility criteria and seeking financing from new sources, either in the form of an incremental mezzanine financing or a complete refinancing of the Company’s existing Term Loan Facility. Management noted that it had discussed with Party B whether Party B would be interested in providing financing to the Company and that Party B had responded that it might be willing to explore refinancing the Company’s Term Loan Facility by way of an equity investment but only if there were no other avenues available to the Company. Party B also indicated that any investment would need to be meaningful in amount. The Board and management discussed financing possibilities and potential next steps, including seeking input from the Company’s outside advisors, Sidley and Citi.

Management, with the assistance of the Company’s advisors, worked to develop potential financing possibilities to discuss with the Board as well as other alternatives that the Board might consider, including a potential business combination with a party that could provide balance sheet and financial stability for the Company or a sale of the Company. Management continued to implement cost reduction measures and other actions to address the impacts of COVID-19. Management also discussed with the Company’s existing lenders potential modifications to the Company’s existing debt facilities that could reduce the Company’s liquidity concerns.

On April 17, 2020, the Board met, with members of management and representatives of Sidley and Citi also present. Management reviewed the state of the Company’s business and the actions taken by the Company in response to COVID-19 and associated liquidity concerns. Management also reviewed refined financial and liquidity scenarios, which included the near-term costs savings of potential tax and amortization deferrals. The Board and management discussed potential risks to the Company’s cash flow and ABL availability over the next 12 to 18 months. Management noted that the Company’s daily outstanding debt and ABL Facility availability historically varied by up to approximately $10 million relative to the quarterly close. Management indicated that, based on the facts as of that date, management believed the Company would need an additional $25 to $50 million of liquidity for the desired level of confidence that it could comply with the Company’s liquidity and financial covenants over the next two years, noting that the Company’s peak working capital needs historically were in the third quarter of the fiscal year. Management discussed the conversations with its lenders to date, noting that the lenders indicated they might be willing to provide amendments that would provide some covenant and liquidity relief to the Company but would require updated financial projections of the Company. The Board discussed potential financial strategies for the Company, including (a) modifications to the Company’s existing debt facilities, the Company obtaining additional credit commitments from its existing lenders and the Company seeking funds under the Main Street Lending Program as well as other banks (referred to as “traditional financings” and the potential financing sources as “traditional financing sources”) and (b) other sources of potential capital such as incremental debt facilities, mezzanine financing, refinancing the Company’s existing debt with new debt facilities or potential equity infusions from sources such as structured debt or equity funds, private equity, strategic investors or existing investors (referred to as “alternative financings” and “alternative financing sources”). The Board also discussed potential strategic transactions, including a business combination that would result in a combined company with a stronger balance sheet or a sale of the Company. Citi reviewed potential parties that might have interest in such potential transactions, including those that the Company had contacted or held discussions with during the last three years and those that the Company considered contacting during the Company’s discussions with Party B and other parties perceived as likely to be interested in and capable of executing a strategic transaction with the Company but which had not been directly approached in the past given competitive concerns. The Board also discussed certain considerations in pursuing a potential strategic transaction at that time, including, among other things, the decline in the Company’s stock price, potential financial and liquidity issues for the Company if its financial results did not improve in the near term and the potential that some of the alternatives the Board was considering may not be available in the future if the Company’s financial performance continued to decline, one or more of the potential counterparties experienced adverse financial performance or there was a continued decline in the economy generally. Given these concerns, Citi suggested that a parallel process of pursuing potential financings and exploring potential strategic transactions would be prudent. The Board discussed the need for management to be able to sufficiently focus on the business, particularly given the impact of COVID-19 on the business and related liquidity concerns for the Company, the need for confidentiality, and the fact that the Company’s past sale processes (in which over 30 parties were contacted) over the last several years provided insight into which parties might be meaningfully interested. As a result, the Board concluded that the Company should contact those of the potential parties that were viewed as likely to be interested in and capable of timely executing a strategic transaction with the Company. The Board authorized management and the Company’s advisors to contact potential financing sources and nine strategic transaction candidates as discussed with the Board, including Party A, several other industry participants that the Company previously had not solicited given competitive concerns and certain private equity firms that had previously expressed an interest in the Company.

In accordance with the Board’s directives:

•

Citi began contacting potential alternative financing sources regarding their interest in providing financing to the Company. During the months of April and May 2020, a total of 35 parties were contacted regarding potential financing, six of which executed confidentiality agreements with the Company, two of which expressed initial interest but ultimately did not enter into confidentiality agreements with the Company and 27 of which indicated they were not interested in such a financing transaction.

•

Citi and Mr. Stoddart contacted the nine parties that had been discussed with the Board regarding a potential strategic transaction with the Company, which nine parties included Parent, Party A and Party C.

•	Management continued to pursue traditional financing sources.

Management also began preparing a data room with due diligence information on the Company for potential financing sources and potential strategic transaction parties to review.

On April 20, 2020, Mr. Stoddart held a discussion with a representative of Party A, which was one of the nine strategic transaction candidates contacted. The Party A representative indicated that Party A had other transaction activity under consideration but would give this opportunity further thought.

Over the course of the next several weeks, the Company signed confidentiality agreements with four potentially interested strategic transaction parties of the nine parties contacted (and subsequently amended a confidentiality agreement with another, Party C, to more specifically address the exploration of a potential business combination). The confidentiality agreements for potential strategic transactions included, in addition to Parent, an industry participant referred to as “Party D” (which later entered into an amendment to its confidentiality agreement with the Company in May 2020), a private equity firm referred to as “Party E”, and a private equity firm referred to as “Party F”. All of the confidentiality agreements contained standstill provisions that prohibited the counterparty from making unsolicited proposals to acquire the Company, among other things. However, each confidentiality agreement permitted the counterparty to make unsolicited private proposals to the Board from and after the time the Company entered into a definitive agreement to engage in a change of control transaction. Four potential strategic transaction parties that had been contacted declined to sign a confidentiality agreement or pursue a strategic transaction with the Company.

On April 24, 2020, the Board met, with members of management and representatives of Sidley and Citi also present. Management and Citi reviewed the discussions to date with potential financing sources and potential strategic transaction parties. Citi relayed an unsolicited conversation that one of the Company’s current stockholders and potential alternative financing source (which we refer to as “Party G”) had with it in which Party G indicated that (a) it was important that the Company obtain additional liquidity, (b) Party G believed that the market environment was difficult for a business in the Company’s industry and the Company should explore a sale of the Company, particularly if the only other alternative was a convertible equity financing that would significantly dilute existing investors, and (c) while Party G was not interested in acquiring the Company, Party G might be willing to provide equity financing to the Company in the absence of other options for the Company or in the event the Company were to considered a dilutive equity financing from another party. The Board instructed management to continue to expeditiously seek amendments from the Company’s existing lenders and financing from other potential financing sources, as well as to continue to pursue the potential strategic transactions discussed with the Board.

On April 28, 2020, Parent and the Company executed a confidentiality agreement to facilitate due diligence.

Over the next several weeks, the Company provided management presentations to potential strategic transaction parties that had executed confidentiality agreements, including Parent, Party C, Party D, Party E and Party F.

On May 5, 2020, the Board met, with members of management and representatives of Sidley and Citi also present for portions of the meeting. Management and the Company’s advisors updated the Board on the progress to date with respect to modifications to the Company’s existing debt facilities, securing additional financing and pursuing strategic transaction alternatives. Management noted that it continued to work on potential debt restructuring and refinancing alternatives, including amendments to the Company’s existing debt facilities, with traditional financing sources and, with the assistance of the Company’s advisors, potential alternative financing. Management also noted that it had held discussions with the Company’s existing lenders to provide them with an overview of the illustrative financial and liquidity scenarios that the Company had reviewed with the Board and the potential amendments and additional credit commitments that the Company was seeking.

During May through mid-June 2020, in accordance with the Board’s directives, each of the six potential alternative financing sources that signed a confidentiality agreement with the Company received from Citi, on behalf of the Company, materials regarding the Company and its business to assist the potential alternative financing source in determining whether to explore a potential financing of the Company and held discussions with representatives of Citi regarding such materials.

On May 11, 2020, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K in which the Company disclosed, among other things, that it was evaluating the possibility of securing additional financing.

Also on May 11, 2020, a member of Party A’s management indicated to Mr. Stoddart that Party A would likely be interested in restarting discussions with the Company at some point in the future but had other strategic priorities at that time and that Party A was not interested in participating in an auction process.

On May 13, 2020, the Company announced financial results for the first quarter of 2020 and, as a result of the uncertainty regarding the duration of the COVID-19 pandemic and its impact on the Company’s business, withdrew its 2020 guidance.

On May 15, 2020, the Board held a meeting at which members of management and representatives of Sidley and Citi also were present. Management discussed the state of the Company’s business, noting that while the Company’s financial results for April 2020 had not yet been finalized, based on preliminary estimates, it appeared that the month of April 2020 would be approximately 10% lower than April 2019. Management summarized for the Board the discussions with the Company’s existing lenders, including the existing lenders’ request for updated projections. Management discussed the difficulty with providing updated projections until management had a better sense of the Company’s financial results for the first half of 2020 given, among other things, uncertainty and volatility caused by COVID-19. Management stated that while it had provided the existing lenders with an overview of the illustrative financial and liquidity scenarios previously reviewed with the Board, providing the existing lenders with the underlying models of such scenarios could be helpful in accelerating the lenders’ review. Management also updated the Board on the Company’s efforts to seek funds under the Main Street Lending Program. Citi and management provided an update on the solicitation process for alternative financing sources and potential strategic transaction parties. The Board discussed a timetable for the financing alternatives and strategic transaction processes, noting a desire to advance the traditional financing process as quickly as possible, in particular the Main Street Lending Program, if possible, and to keep each alternative in sync from a timing perspective so that the Board would be in a position consider such alternatives concurrently. Following discussion, the Board directed Citi and management to inform the alternative financing sources and strategic transaction parties that preliminary term sheets or indications of interest would be due on June 2, 2020.

Following the Board meeting, the June 2, 2020 preliminary term sheet/indication of interest deadline was communicated to the relevant parties as instructed by the Board.

On May 17, 2020, Parent, Party E and Party F were granted access to Phase I of the electronic data room containing due diligence information about the Company. On May 18, 2020, Party D was granted access to Phase I of the electronic data room containing due diligence information about the Company . On May 20, 2020, Party C was granted access to Phase I of the electronic data room containing due diligence information about the Company

On May 20, 2020, the Board held a meeting to review the illustrative financial and liquidity scenarios that management had updated based on the Company’s financial results since the scenarios were last prepared and to discuss the amount of potential financing to seek. Management stated that the scenarios were not projections but rather illustrative planning tools based on different assumptions regarding potential recovery scenarios. The Board discussed whether the amount of additional credit commitments sought was adequate and whether the downside scenario was sufficiently severe under the circumstances. Management reviewed potential modifications to the Company’s existing debt facilities which, coupled with additional financing commitments, might provide the Company with sufficient liquidity. Following discussion, the Board authorized management to share the scenarios with the Company’s lenders.

During the week of May 25, 2020, management engaged in discussions with the Company’s existing lenders regarding potential amendments to the Company’s credit facilities and new credit commitments to provide additional liquidity, and shared with the lenders the illustrative financial and liquidity scenarios previously reviewed with the Board. Management also continued to pursue the Main Street Lending Program and to contact other banks regarding potential financings from such banks. Management and the Company also continued to engage in discussions with potential alternative financing sources.

On May 28, 2020, a representative of the financial advisor for Party D discussed with representatives of Citi that while Party D believed that a transaction with the Company made strategic sense, Party D was concerned about the financial impact of COVID-19 on the Company and believed that the Company’s annual EBITDA run-rate over the next 18 months could be in the range of $20 to $25 million. Accordingly, if Party D were to submit an indication of interest, it would value the Company below the Company’s then current stock price of $1.30. The representative informed Citi that, given the expectations that the Company ultimately would not be interested in a business combination at that valuation, Party D had decided not to pursue further discussions with the Company regarding a potential strategic transaction.

On May 29, 2020, the Board held a meeting, at which members of management and representatives of Sidley and Citi also were present. Management updated the Board on the Company’s financial performance, noting that April 2020 revenue had declined approximately 28% relative to April 2019 revenue and relative to the 10% revenue decline that management previously had estimated a few weeks earlier. Management also reviewed certain developments with clients, including the bankruptcy filing by one client and indications by another client that it was reducing its workload for the Company. Management and the Company’s advisors updated the Board on discussions with respect to potential financing sources and strategic transaction parties. Management informed the Board that based on updated FAQs under the Main Street Lending Program, management was relatively confident that the Company would meet the eligibility criteria but was uncertain regarding the likelihood that any banks would be willing to lend to the Company under the Program. Management reviewed its recent discussions with several banks, noting that initial feedback generally had been positive but that the discussions were preliminary and management would have a better sense of whether the banks would be willing to lend to the Company under the Main Street Lending Program after further discussions. Management also reviewed its discussions with the Company’s existing lenders, noting that while such lenders indicated a willingness to consider amendments to the Company’s existing facilities, if needed, they were less willing to extend additional credit to the Company in the form of increased credit commitments. Citi discussed some of the alternative financing sources and strategic transaction parties that had withdrawn from the process and their stated rationale, including providing a summary of the conversations Citi had with Party D, and Mr. Stoddart had with Party A.

On June 2, 2020, the Board held a meeting, at which members of management and representatives of Sidley and Citi also were present. The Board discussed the process for management’s preparation of updated projections and that the Company’s financial results and economic conditions seemed to be settling, providing the Company with better insight into the remainder of 2020 and making it more feasible to prepare projections. Citi summarized for the Board certain financial information regarding the Company. Management and the Company’s advisors discussed potential next steps, including the upcoming June 5th meeting to review term sheets and indications of interest, the next phase of the process and related timing.

During the end of May 2020 through June 2, 2020, the Company received (a) term sheets from two alternative financing sources, referred to as “Financing Party A” and “Financing Party B,” and (b) indications of interest from each of Parent, Party C and Party E with respect to a potential acquisition of the Company. None of the other six potential alternative financing sources that signed confidentiality agreements with the Company prior to June 2, 2020 submitted a term sheet.

The term sheet from Financing Party A contemplated a $25 million “last out” senior secured term loan credit facility. The term sheet from Financing Party A included interest rates, an original issue discount and other financial terms estimated to result in an “all-in cost” of approximately 11.25%. In addition, the term sheet contemplated penny warrants for approximately 2.5% of the Company’s outstanding common stock on a fully-diluted basis. The structure of the financing required the consent of the Company’s existing lenders. The term sheet from Financing Party B contemplated a $100 million first lien term loan not to exceed 3.0x third-party confirmed 2020 estimated EBITDA, the proceeds of which would be used in part to refinance the Company’s existing Term Loan Facility. The $100 million facility contemplated by Financing Party B would not, however, be sufficient to provide the Company with additional liquidity after repayment of the Company’s existing Term Loan facility. The term sheet from Financing Party B included interest rates, amortization and other economic terms estimated to result in an “all-in cost” of approximately 13.25%.

Parent’s indication of interest contemplated a purchase price of $2.30 to $2.90 per share and indicated that committed financing would be in place at signing of the transaction agreement. Party C’s indication of interest did not include a specific price but indicated a valuation that would be based on 6.5x to 8.5x normalized 2020 estimated EBITDA. Party E’s indication of interest contemplated a per share proposal of $1.50 to $2.50 per share and contemplated committed financing at the time of signing.

Following receipt of the term sheets from Financing Parties A and B and indications of interest from Parent and Parties C and E, Citi held clarifying discussions with each party as instructed by the Board.

On June 5, 2020, the Board met to discuss the term sheets from Financing Parties A and B and indications of interest from Parent and Parties C and E received by the Company, with members of management and representatives of Sidley and Citi also present. Sidley reviewed with the Board its fiduciary duties in connection with considering financings and transactions of the type reviewed. Management reviewed the Company’s financial results for April 2020 and updated views on the remainder of 2020, noting that revenue was forecast for 2020 to be approximately 24% less than originally planned for 2020 in the 2020 Operating Plan. Management discussed the latest developments on the Main Street Lending Program, noting less optimism that banks would be willing to lend to the Company under the Program. Citi then updated the Board regarding the alternative financing sources term sheets and strategic transaction indications of interest received, noting that two of the alternative financing sources contacted (Financing Party A and Financing Party B) submitted term sheets and three of the nine potential strategic transaction parties (Parent, Party C and Party E) submitted indications of interest. Citi summarized certain terms of the term sheets and indications of interest, noting for the Board potential timing considerations, outstanding items to be completed (including in the case of financing parties, approval from the Company’s existing lenders) and matters relating to such parties’ due diligence processes. Management stated that, in light of the uncertainty surrounding the Main Street Lending Program and other traditional financing alternatives, management recommended proceeding with each of the two alternative financing sources and with Parent, Party C and Party E. Following discussion, the Board authorized management and the Company’s advisors to proceed as recommended.

In accordance with the Board’s directives, Citi informed Financing Parties A and B, Parent, Party C and Party E that the Company was interested in continuing discussions with each of them, subject to improvement in their proposed terms, and assisted management in providing additional information to such parties to enable them to finalize and improve their proposals.

On June 9, 2020, Parent, Party C and Party E were granted access to Phase II of the electronic data room containing additional due diligence information about the Company

During mid to late June 2020, in accordance with the Board’s directives, management and Citi expanded the list of potential alternative financing sources for the Company and contacted an additional six potential alternative financing sources regarding their interest in providing financing to the Company. Four of the six potential alternative financing sources signed confidentiality agreements.

On June 12, 2020, Financing Party B informed Citi that given its typical investment size, it was not willing to upsize the contemplated $100 million first lien term loan proposal and therefore would not be in a position to provide the Company with additional liquidity. Financing Party B confirmed that it had decided not to pursue further discussions with the Company regarding a potential financing alternative.

Also on June 12, 2020, the Board met, with members of management and representatives of Sidley and Citi also present. Management and the Company’s advisors updated the Board on the status of the various alternatives under consideration. Citi indicated that Financing Party B had withdrawn from the process and that only Financing Party A remained. The Board discussed the process for receiving definitive bids from the remaining parties, including timing and messaging. Sidley reviewed with the Board a draft auction merger agreement which could be used with Parent and Parties C and E. The draft agreement contemplated (a) a tender offer structure, (b) limited closing conditions, including a material adverse effect definition that excluded effects caused by or relating to COVID-19 or measures to address it, (c) the ability of the Board to terminate the merger agreement to accept a superior proposal subject to paying a termination fee equal to 2% of the equity value of the transaction, (d) the ability of the Board to change its recommendation and terminate the merger agreement in circumstances other than responding to a superior proposal if the Board determined that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, in which case the Company would not pay a termination fee unless, within 12 months thereafter, the Company signed a definitive agreement for a change of control transaction and subsequently consummated such transaction, (e) a termination fee payable by the buyer of 10% of the equity value of the transaction if it failed to close when required as well as the ability of the Company to seek damages in excess of such amount for a willful and material breach by the buyer, (f) the ability of the Company to obtain specific performance if the buyer did not close when required, and (g) working capital support from the buyer if the transaction had not closed within 120 days after signing. The Board discussed the process to instruct bidders in the strategic transaction process to submit final bids, including the contemplated July 7th deadline for submitting final bids. The Board discussed with management and the Company’s advisors whether July 7th would be sufficient time to allow for (i) greater clarity to be obtained regarding whether the Main Street Lending Program would be available and lenders would be willing to lend funds to the Company under such Program and completion of related documentation, and (ii) completion of documentation with respect to alternative financing sources. The Board determined to continue with the July 7th timeline, noting that it was unclear at that point whether any of the financing alternatives would be available irrespective of the amount of time provided and that, if any of the financing options began to show more promise as the process progressed, the Board could at that point slow down the pace of the strategic transaction process if necessary to allow any promising financing options to be more fully developed. The Board authorized management and the Company’s advisors to provide a draft merger agreement to Parent and Parties C and E and to inform such parties of the July 7th deadline for submission of final proposals.

In accordance with the Board’s directives, following the Board meeting, Citi contacted Financing Party A, Parent, and Parties C and E to inform them of the Company’s July 7th submission deadline and delivered to Parent, Party C and Party E a draft of the merger agreement. The Company continued to engage in discussions with both its existing lenders and other banks regarding the potential for borrowings under the Main Street Lending Program and discussions with its existing lenders regarding amendments to the existing facilities. During these discussions, the Company was informed that the lenders were not willing to agree to amendments to permit the financing proposed by Financing Party A but would be willing to engage in more detailed discussions with the Company regarding amendments to the Company’s existing debt facilities given the Company’s potential need.

Over the next several weeks, the Company conducted due diligence calls with each of Parent, Party C and Party E.

On June 16, 2020, Sidley engaged in a conference call with representatives of Kirkland & Ellis LLP (“Kirkland”), counsel to Parent, regarding certain terms of the merger agreement, including the structure as a tender offer, the financing recourse provisions and the working capital support arrangement.

Also on June 16, 2020, the Company signed a confidentiality agreement with “Financing Party C,” one of six alternative financing sources contacted during the month of June 2020.

On June 19, 2020, the compensation committee of the Board (the “Compensation Committee”) held a meeting to discuss potential severance and retention arrangements to ensure that key members of management remained with the Company through the course of any transaction. Also present for the meeting were representatives of the Compensation Committee’s compensation consulting firm (which we refer to as the “Committee compensation consultant”) and Sidley. With the permission of Ms. Julie Howard, the Chairwoman of the Compensation Committee, Mr. Stoddart had contacted the Committee compensation consultant to obtain its advice. Mr. Stoddart noted that some key members of senior management were relatively new to the Company and had retention and severance packages that may not be adequate to incentivize them to remain with the Company until the conclusion of a transaction. Mr. Stoddart also noted that the Committee compensation consultant indicated that all of the Company’s senior management (CEO and executive vice presidents) had severance agreement terms that were below market and recommended modifying all of them. In particular, the following changes were recommended in respect of a qualifying termination of the applicable executive’s employment following a change in control of the Company: (a) an increase in the severance multiplier (from 2 times base salary and target bonus to 2.5 times for the CEO and from 1 times to 1.5 times for five other executives), (b) a change in the calculation of the payout of the annual bonus from pro-rata for the portion of year completed as of termination based on actual performance to pro-rata based on target opportunity, (c) a change in the timing of the severance payments from monthly installments to a lump-sum payment, (d) the continuation of medical benefits for a period following termination of employment and (e) an allocation of a portion of the severance payments to the post-termination non-compete in each executive’s employment agreement. The costs of the modifications were estimated by the Committee compensation consultant to be approximately $3.1 million. The Compensation Committee noted that all of the modifications discussed had been considered by the Compensation Committee in the fall of 2019 and at that time the Compensation Committee was positively inclined towards, but had not yet had the opportunity to implement, such modifications. Sidley discussed with the Compensation Committee members their fiduciary duties in considering the potential changes. The Compensation Committee, together with the Committee compensation consultant and Sidley, engaged in a discussion with respect to the potential impact of such arrangements in the context of a sale process, the likelihood that key members of management would leave the Company without such arrangements, and other actions the Company could take to retain key members of management.

Also on June 19, 2020, the Board held a meeting at which members of management and representatives of Sidley and Citi also were present. Management reviewed the Company’s financial results. Management and Citi reviewed the status of the potential financings and the strategic transaction alternatives. Management noted that banks continued to express concern regarding financing under the Main Street Lending Program. Management also informed the Board that Financing Party A’s structure was rejected by the Company’s existing lenders and therefore Financing Party A was no longer in the process. Citi updated the Board regarding its discussions with additional potential financing sources, including Financing Party C. Citi noted that Financing Party C had indicated that it was considering a proposal to provide debt financing sufficient to refinance the Company’s Term Loan Facility and provide the Company with additional capital in excess thereof. The Board discussed whether Citi and management should contact Party B and Party G regarding their willingness to provide the Company with financing. The Board also requested that management prepare a summary of additional cost savings and other measures the Company could take in the event the Company did not find a suitable financing or strategic transaction alternative. Management discussed with the Board the estimated date by which the Company would breach certain financial covenants in its debt facilities absent additional liquidity or covenant relief. In response to questions from the Board, management noted that, based on prior experience, lenders may waive financial covenant breaches on a few occasions but would not permit financial covenant breaches over an extended period. The Board then went into executive session with Sidley remaining present. Sidley and the Board discussed certain information provided by Citi regarding Citi’s material investment banking relationships with the Company and certain bidders during the prior two-year period. Following discussion, it was the consensus of the Board that based on such information, Citi did not have any material relationships that would prevent Citi from providing independent advice to the Company. The Committee compensation consultant then joined the meeting and the Board discussed the potential modifications to the severance and retention arrangements of key executives of the Company. Following discussion, the Board requested more information from the Committee compensation consultant to further review and understand the proposals.

On June 23, 2020, Party C informed Citi that it had determined not to continue in the process and indicated concerns regarding the greater uncertainty in a COVID-19 environment and that it considered the potential acquisition of the Company too sizeable an investment.

Also on June 23, 2020, the Company signed a confidentiality agreement with “Financing Party D,” one of six alternative financing sources contacted during the month of June 2020.

On June 24, 2020, the Board met, with members of management and representatives of Sidley and Citi also present. Citi informed the Board that Party C had withdrawn from the process. Management informed the Board that while the Company’s existing lenders were willing to consider amendments to the terms of the existing credit facilities to provide some liquidity relief, they were not willing to increase the size of their financing commitments to the Company. Citi also informed the Board that a potential financing source, referred to as “Financing Party D,” which was in early stages of discussions, had indicated that it was considering a $25 to $50 million investment in the Company with an interest rate of approximately 15%. Management discussed a draft five-year plan and the methodology used by management in preparing the plan and the Board provided input to management. The Board then turned to the topic of the changes in executive severance agreements that had been discussed on June 19. The Board discussed with the Company’s advisors the potential impact that the severance agreement changes under discussion could have on the Company’s strategic transaction negotiations, including any potential impact on purchase price. Citi indicated that, assuming the proposed changes as discussed by the Compensation Committee with the Committee compensation consultant reflected customary market terms and based on the tone of the discussions to date with Parent, Citi did not anticipate a decrease in the purchase price proposed by Parent as a result of the proposed changes. The Board determined that it would take the discussion under further consideration.

On June 26, 2020, the Company signed a confidentiality agreement with “Financing Party E,” one of six alternative financing sources contacted during the month of June 2020.

Also on June 26, 2020, the Board held a meeting to consider the draft five-year plan, with members of management and representatives of Sidley and Citi also present. The Board discussed the fact that the Company did not typically prepare five-year plans and had not achieved the level of financial performance contemplated by recent five-year plans previously prepared. Management reviewed the draft plan, including the modifications discussed with the Board. Following discussion, the Board accepted the five-year plan and authorized management to share it with Citi for purposes of its financial analysis and with the remaining potential financing sources and remaining strategic transaction parties. Management described the current state of discussions with the Company’s existing lenders, noting that management expected the discussions to progress more rapidly now that the lenders would be provided the Company’s five-year plan. Management also noted for the Board those banks that had declined lending to the Company under the Main Street Lending Program. The Board instructed management, in order to expedite the lenders’ review process, to provide such lenders with a draft term sheet detailing the relief management sought. Citi updated the Board on the status of discussions with Financing Party C and Financing Party D and noted that Financing Party E had indicated that it was considering providing a term sheet. The Board then discussed whether to contact one or more of the potential equity financing sources that the Board previously had considered, including Party B and Party G. The Board, management and the Company’s advisors discussed various considerations, including that (i) bringing any potential equity financing source into the process at this stage that was not already familiar with the Company could cause significant delay (management noted due diligence could be six weeks or more) and there was no guaranty any of them would be willing to provide financing on terms acceptable to the Company or at all, (ii) one of the parties that was familiar with the Company, Party G, had indicated it would only consider an investment if the Company did not have other alternatives and otherwise would engage in a dilutive offering and (iii) based on the terms previously provided by Party B, it was likely any financing it would be willing to provide would be expensive and highly dilutive to the Company’s stockholders. Based on the foregoing, management recommended that the Company focus on the discussions with Financing Parties C, D and E. Following discussion, the Board determined to follow management’s recommendation.

On June 29, 2020, the Board held a meeting to further discuss potential modifications to the executive severance agreements. Ms. Howard discussed an alternative package that the Committee compensation consultant estimated to cost between $1.1 million and $1.3 million. The principal differences from the modifications discussed at the June 19, 2020 Compensation Committee and Board meetings were (a) no increase in severance multipliers and (b) adjustments to the allocation of severance benefits to the non-compete provisions in the employment agreements. Following discussion, it was the consensus of the Board to proceed with the alternative package developed by the Compensation Committee. The Board also considered severance and retention packages for key employees of the Company below the executive level, which packages were designed to ensure the retention of those employees through the closing of any potential merger. The packages discussed for the key non-executive employees had an aggregate cost of less than $750,000 assuming all such employees were terminated following completion of the potential merger. Following discussion, it was the consensus of the Board to proceed with the severance and retention package for executive officers and other key employees.

On June 30, 2020, Kirkland submitted a draft of the merger agreement on behalf of Parent that contemplated (a) a termination fee payable by the Company of 3.5% of the equity value of the transaction if the Company terminated the agreement to accept a superior proposal, (b) a broader material adverse effect closing condition that permitted Parent to take into account (i) adverse developments from customers and others arising from the transaction and (ii) COVID-19 impacts to the extent they had a material and disproportionate impact on the Company relative to others in the industry, (c) a new closing condition that no proceeding was pending seeking to adjudicate the Company bankrupt, (d) that absent a superior proposal, the Board could only change its recommendation in response to an “intervening event” that occurred after signing which was neither known or reasonably foreseeable to the Board prior to signing and caused the Board to conclude that failure to change its recommendation would be inconsistent with its fiduciary duties, in which case Parent (but not the Company) could terminate the merger agreement and the Company would be required to pay a termination fee to Parent equal to 3.5% of the equity value of the transaction, (e) expense reimbursement payable by the Company up to an amount to be specified in the event that the Company’s shareholders did not approve the transaction, (f) a termination fee payable by Parent equal to 6.0% of the equity value of the transaction if it failed to close when required but eliminated the Company’s right to seek any damages in excess of such amount for a willful and material breach by Parent, and (g) limited ability of the Company to seek specific performance to cause the consummation of the merger to those situations in which Parent’s debt financing was funded or would fund if Parent’s equity commitments funded. The draft also indicated that Parent would prefer a one-step merger to a tender offer structure and reserved on the matter of providing working capital support to the Company.

On July 1, 2020, the Company provided management presentations to Financing Parties C, D and E. Each party was informed that it should submit a term sheet no later than July 7, 2020 for its financing proposal to be considered by the Company.

On July 2, 2020, the Board met, with members of management and representatives of Sidley and Citi also present. Mr. Stoddart summarized a conversation he had with Parent’s Chief Executive Officer, Mr. Robert MacMillan. Mr. MacMillan had inquired whether Mr. Stoddart believed the senior management team would remain with the combined company following the closing of a potential transaction. Mr. Stoddart indicated that he responded that while the management team believed in the Company and the plan, he would not engage in those discussions at that time. Citi reviewed preliminary financial perspectives on the Company based on management’s five-year plan. The Board discussed that, while economic conditions seemed to be stabilizing, there remained some risk that in the event conditions did not stabilize and the Company faced an extended economic downturn without sufficient liquidity it could be required to file for bankruptcy. The Board considered various sensitivities to the five-year plan. Sidley then reviewed the draft merger agreement from Parent, noting the changes described above. The Board discussed potential responses to Parent’s draft, with particular focus on the following provisions, to address the timing and certainty of closing: (a) Parent’s expansion of the material adverse effect definition to allow it to take into account adverse effects arising from the transaction and COVID-19 impacts to the extent they materially and disproportionately affected the Company, (b) the transaction structure of a one-step merger versus a two-step tender offer structure, (c) financing recourse provisions and (d) the expense reimbursement payable by the Company up to an amount to be specified in the event that the Company’s stockholders did not approve the transaction. As requested by the Board, management reviewed with the Board the potential additional cost saving and other measures the Company could take if no alternative financing or strategic transaction occurred and the Company experienced severe liquidity difficulties.

Later on July 2, 2020, the Company sent to the Company’s existing lenders revised term sheets contemplating the amendments that the Company had requested to the existing facilities to provide additional liquidity, as well as additional term loans in an aggregate principal amount equal to $25 to $50 million. Over the next week, the Company and the Company’s existing lenders negotiated the term sheet with the goal of the lenders providing an updated term sheet on July 7, 2020.

On July 3, 2020, in accordance with the Board’s directives, Citi contacted Parent’s financial advisor to discuss Parent’s draft of the merger agreement, informing Parent’s financial advisor that the Board had requested that Parent improve its position by (a) modifying the definition of material adverse effect so that it could not take into account adverse effects arising from the transaction or any COVID-19 impacts, (b) providing for a financing recourse package along the lines initially proposed by the Company, and (c) eliminating the provision requiring that the Company reimburse Parent’s expenses in the event that the Company’s stockholders did not approve the transaction.

Also on July 3, 2020, Mr. Greenberg discussed with Mr. Stoddart the potential for indicating to Parent a willingness on the part of senior management to remain with the combined Company post-closing of a transaction. Mr. Greenberg noted the rationale for informing Parent of management’s willingness was to attempt to increase the likelihood that Parent would increase its proposed purchase price by eliminating some doubt that Parent might have regarding the post-closing management team. Mr. Stoddart informed the other members of the Board that, in an effort to increase Parent’s proposed purchase price, Mr. Stoddart was planning to inform Parent that senior members of management would consider remaining with the combined company post-closing of a transaction but that Parent was not to have any discussions with senior management on the topic. Mr. Stoddart subsequently called Mr. MacMillan to convey that message.

On July 6, 2020, Financing Party E notified Citi that, after investigating the opportunity in more detail, Financing Party E had decided not to pursue further discussions with the Company regarding a potential financing alternative.

Also on July 6, 2020, in accordance with the Board’s directives, Mr. Stoddard relayed to Mr. MacMillan and Citi relayed to Parent’s financial advisor that Parent should put its best foot forward on price.

On July 7, 2020, the Company received:

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A revised term sheet from the Company’s Term Loan Facility lender specifying the amendments it would be willing to agree to but noting it would not provide additional term loan commitments. The term sheet also contemplated additional penny warrants for 2.50% of the fully diluted common stock of the Company if the Company’s leverage ratio was above 4x at any time as reported in any quarterly covenant compliance period prior to the second quarter of 2021.

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A term sheet from Financing Party C providing for a $135 million senior secured term loan with proceeds used to refinance the existing Term Loan Facility and providing for additional liquidity, with “all-in costs” estimated to be approximately 13.1%. The term sheet also contemplated warrants equal to 4% of the outstanding common stock with a strike price set at a 20% premium to the seven-day volume weighted average trading price of the Company’s common stock. The term sheet contemplated that Financing Party C could complete due diligence and target closing by August 21, 2020.

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A final proposal from Parent at a purchase price of $2.80 per share. The bid included proposed equity and debt financing commitments and an indication that Parent was willing to agree to the Company’s position with respect to the definition of material adverse effect in a limited way as it related to effects arising from the transactions, to remove expense reimbursement for a termination of the transaction resulting from the Company’s stockholders failing to approve the deal and to increase the termination fee payable by Parent to 6.5% of the equity value of the transaction if Parent failed to close when required but was not willing to agree to the Company’s position on the other points relayed. The proposal indicated that Parent expected to be prepared to sign within three days of the Company’s acceptance of the proposal and that the proposal would expire at 5:00 pm EST on July 12, 2020.

Party E did not submit a final proposal and Financing Party D and Financing Party E and the other alternative financing source that signed a confidentiality agreement with the Company during the month of June 2020 did not submit term sheets or other proposals.

On July 9, 2020, the Board met to consider the financing term sheets received and Parent’s final proposal, with members of management and representatives of Sidley and Citi also present. Citi informed the Board that Party E had indicated that it would need additional time for due diligence and likely would be willing to propose a purchase price only at or below the bottom of its initial proposed range of $1.50 to $2.50 per share. Citi also informed the Board that neither Financing Party D nor Financing Party E had submitted a proposal. Management and the Company’s advisors reviewed the financing term sheets and the Parent’s final proposal. Citi provided the Board with a preliminary financial analysis of the Company. Sidley reviewed the modifications that Parent had proposed to the terms of the merger agreement as well as the terms of the financing papers. Management discussed the impact of the financing proposals in terms of additional liquidity that would be provided and the incremental costs. Management reviewed how the Company would fare under each term sheet in a base case scenario and a stress case scenario. Management noted that the Term Loan Facility amendments alone would be sufficient if the Company performed in accordance with its forecast but, in the downside scenario, the Company would face liquidity and financial covenant compliance issues. With respect to Financing Party C, management noted that the proposed financing was expensive and there was greater uncertainty because Financing Party C had not conducted detailed due diligence. It was noted that Financing Party C’s proposal would result in significant dilution to the stockholders of the Company. The Board then further discussed the proposals and potential responses. Citi provided its views on the state of the M&A market. The Board, management and the Company’s advisors discussed their views on the potential timing impact of attempting to negotiate further the financing proposals and the potential reaction from Parent and Blackstone if the Company attempted to delay the pace of negotiations with Parent and Blackstone. Citi informed the Board that in its discussions with Parent’s financial advisor, Citi had relayed that Parent should put its best foot forward on price. The Board, management and the Company’s advisors considered, in light of that message, the amount by which Parent might be willing to increase its offer price, if any. Mr. Stoddart and the Board discussed the risks in the financing proposals, both in terms of whether they would provide adequate liquidity and whether the parties would complete due diligence and successfully negotiate definitive financing agreements. The Board took note of the costs of each of the financings and the concern that such financings would be dilutive to stockholders. Management also noted that, based on discussions with numerous banks, management was not confident that any lending under the Main Street Lending Program would be available to the Company. Turning to Parent’s proposal, Mr. Stoddart stated that Parent’s proposed purchase price of $2.80 per share was at the high end of Parent’s previously indicated purchase price range of $2.30 to $2.90 per share and he believed there might be a modest price increase potential, if any. Mr. Stoddart also discussed the Company’s development since he became the Company’s Chief Executive Officer and the review of financing and strategic transaction alternatives the Company began in April 2020. He noted that 41 potential alternative financing sources and five traditional financing sources had been contacted since the beginning of April 2020, but that ultimately the Company had received only one term sheet from a traditional financing source and one term sheet from an alternative financing source in connection with the July 7th bid date. He also noted that the Company had contacted all nine of the parties that the Board considered most likely to be interested in pursuing a strategic transaction with the Company, and had received only one final proposal. Mr. Stoddart noted that, while the Company had made progress on its transformation plan, there was still meaningful work to be done and that the COVID-19 pandemic had made that work more difficult. He also discussed the challenges the business still faced. Based on the foregoing, Mr. Stoddart stated that management recommended that the Company pursue Parent’s proposal and attempt to improve such proposal in terms of price and conditionality. Based on, among other things, (a) the uncertainty with respect to the financing proposals (both in terms of the amount of liquidity provided and likelihood that the parties would complete due diligence and finalize definitive financing agreements), (b) the significant costs of the proposed financing terms, (c) the lack of success in obtaining other financing for the Company either under the Main Street Lending Program or from alternative financing sources, (d) the adverse impact that the Company’s significant indebtedness was expected to have on the Company’s financial flexibility and its ability to invest in new business or projects, (e) the execution risk and uncertainty in the Company’s five-year plan and (f) the certainty of value provided by an all-cash merger proposed by Parent, the Board agreed with management’s recommendation and instructed the Company and its advisors to further negotiate with Parent, with the objective of improving Parent’s proposal both from the perspective of price and certainty of closing.

On July 10, 2020, advisors for the Company and Parent held a conference call on which the Company’s advisors relayed the Board’s message that the Board was willing to move forward with Parent if Parent increased its proposed purchase price and made meaningful progress on deal certainty, including (a) the material adverse effect definition that would carve out adverse effects arising from the transaction and COVID-19 impacts, (b) a financing recourse package that would include (i) a $15 million termination fee payable by Parent and (ii) the ability of the Company to seek an additional $15 million for a willful and material breach, (c) the elimination of the no bankruptcy proceeding closing condition, and (d) a tender offer structure for the transaction.

Shortly after the call, Sidley sent Parent a markup of the material adverse effect definition.

Later on July 10, 2020, Parent responded indicating (a) it would increase its proposed purchase price to $3.00 per share, (b) it would accept the Company’s terms on the material adverse effect definition, (c) it would accept the Company’s financing recourse proposal, (d) it believed, given the changes to the material adverse effect definition, that the Company should be willing to accept Parent’s no bankruptcy proceeding closing condition, and (e) it believed that a one-step merger structure was appropriate.

On July 11, 2020, the Board met to consider Parent’s revised proposal, with members of management and representatives of Sidley and Citi also present. Management updated the Board on recent customer developments. Sidley and Citi reviewed the changes to Parent’s proposal. The Board discussed potential negotiating positions and responses and authorized management and the Company’s advisors to proceed with negotiations along the lines discussed. The Board went into executive session without management (other than

Mr. Stoddart). Mr. Stoddart discussed with the Board ongoing concerns regarding the ability to retain certain key officers during the pendency of the transaction. The Board discussed a proposal to provide each of the executive officers (other than Mr. Stoddart) an additional severance payment if such officer were terminated without cause within 12 months after the closing of a merger. The total costs of such proposal was approximately $525,000. The Board discussed the importance of each of the officers to the Company and took note of the fact that the parties had agreed to a purchase price for the potential merger. Following discussion, it was the sense of the Board that the additional severance benefits should be provided to the officers in an effort to retain them.

Over the next several days, the Company and Parent and their respective advisors negotiated the terms of the merger agreement, the Company disclosure letter and financing commitments.

On July 15, 2020, the Board met to consider the approval of the final version of the merger agreement, with members of management and representatives of Sidley and Citi also present. As a follow-up to the Board’s discussion with Sidley on June 19, 2020, Sidley reviewed with the Board updated information provided by Citi regarding Citi’s material investment banking relationships with the Company, Parent and Blackstone during the prior two-year period and the Board confirmed that there was no change in the Board’s views regarding Citi’s ability to provide independent advice to the Company. Mr. Stoddart informed the Board that he had not had any discussions regarding post-closing employment with Parent other than as conveyed in his July 3, 2020 communication with the Board. Sidley reviewed with the Board its fiduciary duties in considering a transaction of the nature proposed by Parent as well as the final proposed terms of the transaction. At the request of the Board, Citi reviewed with the Board its financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated July 15, 2020, to the Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of Company common stock (other than Parent, HH Finance, Sub, BTO Fund III and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. At the request of the Board, management confirmed that it was management’s recommendation that the Board approve the merger agreement. After further discussion, the Board unanimously approved the entry into the merger agreement.

On the morning of July 16, 2020, Parent and the Company issued a press release announcing the execution of the merger agreement.

Recommendation of the Board

At the special meeting of the Board on July 15, 2020, after careful consideration, the Board unanimously:

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approved, adopted and declared advisable the execution, delivery and performance of the merger agreement, and, subject to receiving the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon to adopt the merger agreement (which we refer to as the “Company stockholder approval”), the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

•	determined the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders;

•	directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company’s stockholders; and

•	recommended that the Company stockholders vote “FOR” the adoption of the merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions, the Board consulted with the Company’s senior management team and outside legal and financial advisors. The Board also considered and evaluated various factors over the eighteen (18) meetings of the Board since the Board began its consideration of potential strategic alternatives in April 2020, including the following factors (not necessarily in order of relative importance), each of which the Board believed supported its unanimous determination and recommendation that the Company’s stockholders vote in favor of the merger:

Challenges the Company Faces as an Independent Company; Comprehensive Transaction Process

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The Board considered the possibility of continuing to operate the Company as an independent public company, including the related risks and uncertainties and the prospects for the Company going forward as an independent entity. In doing so, the Board considered the following:

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the landscape of the global marketing industry and the uncertainty surrounding projected macroeconomic conditions in the near term and long term, particularly in light of the COVID-19 pandemic, and the possibility that a significant or prolonged economic downturn or a decline in the demand for marketing materials could materially adversely affect the Company and the likelihood that the combined company would be better positioned to meet these challenges;

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the current and historical financial condition, results of operations and business of the Company, with which we have had difficulty maintaining consistency, and the Company’s financial plan and prospects if it were to remain an independent company, the risks associated with achieving and executing upon the Company’s financial plan and the other risks disclosed under “Risk Factors” in the Company’s most recent annual report on Form 10-K and the Company’s most recent Quarterly Report on Form 10-Q;

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the financial projections prepared by senior management of the Company, including the challenges associated with forecasting the Company’s future performance and the risks associated with the ability to meet such projections if it were to continue to operate as an independent company, taking into account the fact that management’s stand-alone plan does not anticipate a prolonged economic downturn or the loss of material customers and also considering the recent instances in which the Company has not met management’s financial projections;

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the impact the Company’s significant level of indebtedness had and was expected to continue to have on the Company’s financial flexibility and its ability to invest in new businesses or projects and to return capital to its stockholders, and the related impact the requirements of working capital under our existing credit facilities had and was expected to continue to have on the Company’s cash flow; the limited availability under the Company’s asset-based lending facility under certain scenarios; the fact that, without a sale transaction, there was increased risk of future covenant violations under its term loan and asset-based lending facility; and the prospect that if the Company faced an extended economic downturn and were to cease to have liquidity before coming to an acceptable arrangement with its lenders, it could be required to file for bankruptcy;

•	the uncertainties associated with pursuing the Company’s strategic business plan and transformation plan; and

•	historical trading multiples of Company common stock and theoretical trading ranges of Company common stock based on these multiples.

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The Board considered the results of the strategic and financing review process conducted by the Board with the assistance of the Company’s management and legal and financial advisors, which included, in addition to a possible sale of the Company, the following:

•	a review of other potential strategic alternatives, including the possibility of continuing to operate the Company as an independent public company;

•	a review of proposals received by the Company from potential new financing sources either to refinance its existing term loan or to provide additional mezzanine financing;

•	a review of a proposal from its existing lenders to modify terms of its existing lending arrangements to provide additional liquidity;

•	a review of possible financing options under CARES Act programs;

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the fact that the Company publicly announced on May 11, 2020 that it was considering financing alternatives, thereby affording any potentially interested party the opportunity to make a proposal to provide additional financing; and the fact that over 41 potential alternative financing sources and five traditional financing sources were contacted regarding a possible financing transaction involving the Company;

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the fact that only two potential financing parties submitted term sheets on July 7, 2020, the uncertainty associated with each of the financing proposals (both in terms of whether the proposal would provide adequate liquidity and whether the financing party would complete its due diligence and finalize definitive financing agreements), the costs of each of the financing proposals and the potential dilutive effect on the Company’s stockholders;

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the fact that nine parties were contacted regarding their potential interest in a sale transaction involving the Company, which parties the Board believed were most likely to be potentially interested in, and to have the capability to execute, a potential strategic transaction with the Company. These parties were identified based in part on the Company having surveyed the market through prior strategic alternative processes. Five parties entered into confidentiality agreements with the Company. None of these contacts resulted in proposals that the Board believed were reasonably likely to create greater value for the Company’s stockholders than the merger;

•	the course of negotiations with Parent, including that Parent increased its price from its “final bid,” and the Board’s belief that the terms of the merger were the best reasonably available;

•	that the merger agreement contemplated that Parent would pay off at closing the substantial indebtedness under the Company’s term loan and asset-based lending facility;

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the Board’s belief that the immediate and certain value of the cash consideration offered to stockholders in the merger was more favorable to stockholders than the potential value of remaining an independent public company, particularly in light of the Board’s assessment that the stand-alone Company was not reasonably likely to create greater value for the Company’s stockholders after taking into account risk and timing of execution of its stand-alone plan as well as business, competitive, industry and market risk, particularly in light of the pandemic and the other factors discussed above; and

•	other items potentially enhancing and diminishing the value of the Company and management’s discussion of those items, individually and in the aggregate.

Merger Consideration; Certainty of Value; Liquidity; Parent

The Board considered the following with respect to the merger consideration:

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the fact that the merger consideration represents an approximately 140% premium over the closing price of the shares of Company common stock on July 14, 2020 (the last trading day prior to the date on which the Board approved the merger agreement) and a 104% premium to the Company’s 90-day VWAP;

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the fact that the merger consideration represents an implied enterprise value of $303 million, which represents a multiple of 7.6x 2020 Adj. EBITDA, compared to the Company’s current trading multiple of 5.0x;

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the fact that the Company engaged in a competitive process in connection with which a total of nine potentially interested parties (including financial sponsors and strategic parties) were contacted and the fact that, after such process, Parent’s proposal was the most attractive;

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the Board’s belief, based on the process described above, that it was unlikely that any other financial sponsors or strategic buyers would be willing to acquire the Company at a price in excess of $3.00 per share;

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the opinion, dated July 15, 2020, of Citi to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Company common stock (other than Parent, HH Finance, Sub, BTO Fund III and their respective affiliates) pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under “—Opinion of the Company’s Financial Advisor;”

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the fact that the form of consideration to be paid to shareholders in the merger is all cash, providing the Company’s stockholders with certainty of value and liquidity upon payment of such cash consideration;

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the historical trading ranges of Company common stock and potential trading range of Company common stock and recent target prices for Company common stock issued by research analysts following Company common stock; and

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the identity of Parent and Parent’s status as a strategic buyer having familiarity with the Company’s business and supported by a large private equity firm with a history of successfully completing M&A transactions.

Merger Agreement

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General Terms. The Board considered the general terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations, as well as the likelihood of the consummation of the merger, the proposed transaction structure, the termination provisions of the merger agreement and the Board’s evaluation of the likely time period necessary to effect the merger.

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Ability to Consider Competing Proposals and to Terminate the Merger Agreement to Accept a Superior Proposal. The Board considered that, prior to the stockholder vote, the Company would be permitted to furnish information and participate in discussions and negotiations with a third party that provided to the Company an unsolicited proposal that is not withdrawn and that the Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) constitutes, or could reasonably be expected to lead to, a superior proposal (as defined in the merger agreement). The Board considered that it retained the ability to withdraw, change, qualify, withhold or modify or amend its recommendation to stockholders of the Company if, after compliance with the relevant provisions of the merger agreement, it determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that such proposal constitutes a superior proposal and that (after consultation with the Company’s outside legal counsel) a failure to do so would be inconsistent with its fiduciary duties under applicable law. The Board also considered that, prior to the stockholder vote, it would be able to cause the Company to terminate the merger agreement to enter into an acquisition agreement to effect a superior proposal, subject to the payment to Parent of a termination fee of approximately $6.2 million in connection with the termination of the merger agreement.

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Ability to Change Recommendation to Stockholders due to an Intervening Event. The Board considered that it retained the ability to withdraw, change, qualify, withhold or modify or amend its recommendation to stockholders of the Company in response to an intervening event (as defined in the merger agreement) if it complies with the relevant provisions of the merger agreement and determines in good faith (after consultation with the Company’s outside legal counsel) that a failure to do so would be inconsistent with its fiduciary duties under applicable law. The Board also noted that the exercise of this right would give Parent the right to terminate the merger agreement, which would result in the payment to Parent of a termination fee of approximately $6.2 million in connection with the termination of the merger agreement.

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Termination Fee. The Board considered the fact that the Board believed that the termination fee of approximately $6.2 million payable to Parent under the merger agreement in certain circumstances, approximately 3.5% of the aggregate equity value of the transaction, is reasonable and would not preclude other offers.

•	Likelihood of Consummation.

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No Financing Condition. The Board considered that Parent has executed commitment letters for the equity and debt financing and that the transactions are not subject to a financing condition. The Board considered the fact that Parent is required to pay a termination fee of $15.0 million if it does not close when required and that the merger agreement provides that the Company can recover an additional $15.0 million in the event of a willful and material breach of the merger agreement.

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Limited Closing Conditions. The Board considered that, other than the expiration or early termination of the waiting period under the HSR Act and certain non-US antitrust and foreign investment approvals, the merger agreement contains limited closing conditions. The Board considered prospects for receiving such approvals are good. The Board also considered that the outside date for completion of the merger is nine months from the date of the merger agreement. The Board considered that, taken together, these provisions could provide assurance to the Company’s employees, counterparties and customers that the prospects for closing are good.

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Specific Performance Right. The Board considered the fact that if Parent fails to satisfy its obligations under the merger agreement, the Company is entitled to specifically enforce the merger agreement, in addition to any other remedies to which the Company may be entitled, and has the ability to seek specific performance to cause the closing to occur if the debt financing is available.

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Stockholder Approval; Dissenters’ Rights. The Board considered the fact that the merger agreement must be approved by the Company’s stockholders and that stockholders of the Company will have the right to exercise appraisal rights rather than accept the merger consideration.

Negative Factors

The Board also considered certain risks and other potentially negative factors related to entering into the merger agreement, including:

•	Merger Consideration. The Board considered the fact that the merger consideration represents a discount of approximately 48.4% to the 52-week high of Company common stock;

•	Risk of Non-Consummation. The Board considered the risk that the merger might not be consummated and the effect of the resulting public announcement of termination of the merger agreement on:

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the market price of Company common stock, which the Board noted could be affected by many factors, including (i) the reason or reasons for which the merger agreement was terminated and whether such termination resulted from factors adversely affecting the Company, (ii) the possibility that, as a result of the termination of the merger agreement, the marketplace would consider the Company to be an unattractive acquisition candidate, and (iii) the possible sale of Company common stock by investors following an announcement of termination of the merger agreement;

•	the Company’s operating results, particularly in light of the costs incurred in connection with the merger and related transactions;

•	the potential diversion of management and employee attention and the potential effect on business and customer, supplier and other business partner relationships;

•	the Company’s ability to attract and retain key personnel and maintain its existing relationships with customers, suppliers and other business partners; and

•	Parent’s payment of a $15.0 million termination fee as being the Company’s sole and exclusive monetary remedy for Parent’s failure to close if Parent has not committed a willful and material breach.

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Termination Fee. The Board considered the possibility that the Company’s obligation to pay Parent a termination fee of approximately $6.2 million if the merger agreement is terminated under certain circumstances and Parent’s matching rights could discourage other potential acquirers from making an alternative proposal to acquire the Company. The Board, however, believed that the termination fee and matching rights are reasonable and would not preclude other offers.

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Regulatory Risk. The Board considered the fact that the merger might not be consummated in a timely manner or at all due to a failure by the Company and Parent to obtain the required regulatory approvals, in which case the Company would have incurred significant transaction and opportunity costs without the possibility of a specified reverse termination fee. The Board, however, believes that the prospects for receiving such regulatory approvals are good.

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Possible Disruption of Business. The Board considered the possible disruption to the Company’s business that may result from the announcement of the transactions and the resulting distraction of the attention of the Company’s management and employees. The Board also considered the fact that the merger agreement contains limitations regarding the operation of the Company during the period between the signing of the merger agreement and the consummation of the proposed merger, which may delay or prevent the Company from undertaking certain business opportunities that may arise or any other action that it might make with respect to its operations.

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Future Growth. The Board considered the fact that if the proposed transactions are consummated, the Company would no longer exist as an independent company, and the Company’s stockholders would no longer participate in the potential future growth and profits of the Company. The Board concluded that providing the Company’s stockholders the opportunity to sell their shares of Company common stock for cash currently was preferable to remaining as an independent public company in which the holders of such shares of Company common stock would have an uncertain potential for future gain and have possible loss in value.

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Merger Consideration Taxable. The Board considered that, for U.S. federal income tax purposes, the cash consideration to be received by the Company’s stockholders in the transactions generally would be taxable to the stockholders. The Board believed that this was mitigated by the fact that the entire consideration payable in the transactions would be cash, providing adequate cash for the payment of any taxes due.

Other Factors

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The Board considered the interests of certain members of senior management and the members of the Board in the transactions, which interests may be different from, or in addition to, those of the Company’s stockholders, as described in the section titled “The Merger—Interests of Directors and Executive Officers in the Merger” on page [●].

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the transactions and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.

Opinion of the Company’s Financial Advisor

The Company has engaged Citi as its financial advisor in connection with the proposed merger. In connection with Citi’s engagement, the Board requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Company common stock (other than Parent, HH Finance, Sub, BTO Fund III and their respective affiliates) pursuant to the merger agreement. On July 15, 2020, at a meeting of the Board held to evaluate the proposed merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated July 15, 2020, to the Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of Company common stock (other than Parent, HH Finance, Sub, BTO Fund III and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated July 15, 2020, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of the Company to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction which the Company might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed an execution version, provided to Citi on July 15, 2020, of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the businesses, operations and prospects of the Company;

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reviewed certain publicly available and other business and financial information relating to the Company provided to or discussed with Citi by the management of the Company, including certain financial forecasts and other information and data relating to the Company prepared by the management of the Company;

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reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices of Company common stock, the financial condition and certain historical and projected financial and operating data of the Company, and the liquidity needs and capitalization of the Company;

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analyzed, to the extent publicly available, financial terms of certain other transactions which Citi considered relevant in evaluating the merger and, for informational purposes, also reviewed certain financial, stock market and other publicly available information relating to the businesses of certain other companies relative to those of the Company; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management and other representatives of the Company that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data that Citi was directed to utilize in its analyses, Citi was advised, and assumed, with the Company’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to, and were a reasonable basis upon which to evaluate, the future financial performance of the Company and the other matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi.

Citi relied, at the Company’s direction, upon the assessments of the management of the Company as to, among other things, (i) the potential impact on the Company of macroeconomic, geopolitical, market, competitive, cyclical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the industries and geographic regions in which the Company and its customers and suppliers operate, and (ii) implications for the Company of the global COVID-19 pandemic. Citi assumed, with the Company’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of the Company or any other entity nor did Citi make any physical inspection of the properties or assets of the Company or any other entity. Citi did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to the potential impact on the Company or any other entity of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations. Citi assumed, with the Company’s consent, that the merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any term, condition or agreement in a manner that would be meaningful in any respect to Citi’s analyses or opinion, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would be meaningful in any respect to Citi’s analyses or opinion. Citi did not express any view or opinion as to the prices at which Company common stock or any other securities of the Company would trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. Representatives of the Company advised Citi, and Citi also assumed, that the final terms of the merger agreement would not vary materially from those set forth in the execution version reviewed by Citi. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company or the merger, and Citi relied, with the Company’s consent, upon the assessments of representatives of the Company as to such matters.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration (to the extent expressly specified therein), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of the Company held by such holders, and Citi’s opinion did not in any way address proportionate allocation or relative fairness. Citi’s opinion did not address any terms (other than the merger consideration to the extent expressly specified therein), aspects or implications of the merger, including, without limitation, the form or structure of the merger or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. Citi expressed no view as to, and its opinion did not address, the underlying business decision of the Company to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction which the Company might engage in or consider. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Board was aware, the credit, financial and stock markets, the industries in which the Company operates, and the securities of the Company have experienced and may continue to experience volatility and Citi expressed no view or opinion as to any potential effects of such volatility on the Company or the merger. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses or other methodologies undertaken, Citi considered general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No transaction, company or business reviewed is identical or directly comparable to the merger or the Company and an evaluation of these analyses or methodologies is not entirely mathematical; rather, such analyses and methodologies involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the transactions, companies or businesses reviewed or the results from any particular analysis or methodology.

The estimates contained in Citi’s analyses or other methodologies undertaken and the ranges resulting from any particular analysis or methodology are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses or methodologies. In addition, analyses or other methodologies relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses or other methodologies are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between or on behalf of the Company and Parent and the decision on behalf of the Company to enter into the merger agreement was solely that of the Board. Citi’s opinion was only one of many factors considered by the Board in its evaluation of the merger consideration and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the merger or the merger consideration.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses reviewed with the Board and performed by Citi in connection with

Citi’s opinion, dated July 15, 2020. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Approximate implied per share equity value reference ranges referenced below were rounded to the nearest $0.05. For purposes of the financial analyses described below, (i) the term “EBITDA” generally refers to earnings before interest, taxes, depreciation, depletion and amortization, and (ii) the term “adjusted EBITDA” refers to EBITDA adjusted for, as applicable, certain non-recurring, non-cash and other items. Except as otherwise noted, financial data utilized for the Company in the financial analyses described below was based on certain financial forecasts and other information and data relating to the Company prepared by the management of the Company, referred to as Company management forecasts.

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of the Company by calculating the estimated present value (as of June 30, 2020) of the stand-alone unlevered, after-tax free cash flows that the Company was forecasted to generate during the second half of the calendar year ending December 31, 2020 through the full calendar year ending December 31, 2024 based on Company management forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated implied terminal values for the Company by applying to the Company’s terminal year unlevered, after-tax free cash flow a selected range of perpetuity growth rates of 3.0% to 4.0%. The present values (as of June 30, 2020) of the cash flows and terminal values were then calculated using both a selected range of discount rates of 13.0% to 15.2% and, as a sensitivity reflective of the potential for a higher cost of capital for the Company given the Company’s lower market capitalization (as of July 14, 2020) post-global COVID-19 pandemic, a selected range of discount rates of 15.7% to 18.8%. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges:		Merger Consideration
At Discount Rate Range of 13.0% - 15.2%	At Sensitivity Discount Rate Range of 15.7% - 18.8%
$2.05 – $3.55	$1.05 – $2.15	$3.00

Selected Precedent Transactions Analysis. Using publicly available information, Citi reviewed financial data relating to the following two selected transactions that Citi considered relevant for purposes of analysis as transactions involving target companies with operations in the print and business process outsourcing industry, collectively referred to as the selected precedent transactions:

Announced	Acquiror	Target
October 2018	• Quad/Graphics, Inc.	• LSC Communications, Inc.
July 2013	• Funds affiliated with Apollo Global Management, LLC	• Pitney Bowes Inc. - management services business

Citi reviewed transaction values, based on the consideration paid or payable in the selected precedent transactions as a multiple of the target company’s last 12 months adjusted EBITDA, referred to as LTM adjusted EBITDA, as of the announcement date of the relevant transaction. Financial data of the selected precedent transactions were based on publicly available Wall Street research analysts’ estimates and public filings. Financial data of the Company was based on Company management forecasts.

The low and high LTM adjusted EBITDA multiples observed for the selected precedent transactions were 4.6x and 5.4x. Citi applied the range of LTM adjusted EBITDA multiples derived from the selected precedent transactions of 4.6x to 5.4x both to the Company’s LTM estimated adjusted EBITDA (as of June 30, 2020) and, as a sensitivity, to the Company’s next 12 months estimated adjusted EBITDA (for the period ending June 30, 2021). This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Merger Consideration
LTM Adjusted EBITDA	At Sensitivity NTM Adjusted EBITDA
$2.00 – $2.70	$1.50 – $2.05	$3.00

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•

historical closing prices of Company common stock during the 52-week period ended February 19, 2020 (pre-global COVID-19 pandemic), which indicated low and high closing prices of Company common stock of $2.58 per share and $5.81 per share, respectively, and during the period from February 19, 2020 through July 14, 2020, which indicated low and high closing prices of Company common stock of $0.87 per share and $3.99 per share, respectively, as well as 30-day and 90-day volume-weighted average prices (as of July 14, 2020) of Company common stock of $1.54 per share and $1.47 per share, respectively;

•

publicly available Wall Street research analysts’ stock price targets for Company common stock, which indicated an overall low to high target stock price range for Company common stock of $3.00 to $4.00 per share (on an undiscounted basis) and approximately $2.55 to $3.40 per share (discounted to present value); and

•

enterprise values as a multiple of calendar year 2021 estimated adjusted EBITDA, and closing stock prices (as of July 14, 2020) as a multiple of calendar year 2021 estimated earnings as adjusted for certain non-recurring items, as applicable (referred to as adjusted earnings), of selected companies in the print and business process outsourcing industry (referred to as the selected print/BPO companies) and in the marketing services industry (referred to as the selected marketing services companies), based on publicly available research analysts’ estimates; applying a selected range of calendar year 2021 estimated adjusted EBITDA multiples derived from the selected print/BPO companies and selected marketing services companies of 4.7x to 11.8x and 4.4x to 7.5x, respectively, to corresponding data of the Company based on Company management forecasts indicated approximate implied equity value reference ranges for the Company of $3.05 to $10.05 per share and $2.75 to $5.90 per share, respectively, and applying a selected range of calendar year 2021 estimated adjusted earnings multiples derived from the selected print/BPO companies and selected marketing services companies of 4.4x to 17.6x and 6.3x to 10.5x, respectively, to corresponding data of the Company based on Company management forecasts indicated approximate implied equity value reference ranges for the Company of $0.70 to $2.80 per share and $1.00 to $1.70 per share, respectively.

Miscellaneous

The Company has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee currently estimated to be approximately $4.7 million, of which a portion was payable upon delivery of Citi’s opinion and approximately $3.2 million is payable contingent upon consummation of the merger. In addition, the Company agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the Board was aware, Citi and its affiliates in the past have provided and in the future may provide investment banking, commercial banking and other similar financial services to the Company unrelated to the proposed merger, including, during the approximately two-year period prior to the date of Citi’s opinion, having provided financial advisory services in respect of certain potential transactions that were not consummated. As the Board also was aware, although Citi and its affiliates did not provide investment banking, commercial banking or other similar financial services to Parent during the approximately two-year period prior to the date of Citi’s opinion for which Citi and its affiliates received compensation, Citi and its affiliates in the future may provide such services to Parent and/or its affiliates, for which services Citi and its affiliates would expect to receive compensation. As the Board further was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to The Blackstone Group, Inc. (“Blackstone”), which Citi was informed is an indirect equity investor in Parent through certain entities affiliated with BTO Fund III, which entities committed to provide equity financing for the merger, and/or their respective affiliates and portfolio companies, as the case may be, for which services Citi and its affiliates received and expect to receive compensation, including, during the approximately two-year period prior to the date of Citi’s opinion, having acted or acting as (i) financial advisor in connection with certain merger and acquisition transactions, (ii) lead or joint lead arranger, joint bookrunner, co-structuring agent and/or administrative agent for certain debt and equity offerings, and (iii) a lender under certain credit facilities, for which services described in clauses (i) through (iii) above, Citi and its affiliates received during such approximately two-year period aggregate fees of approximately $60 million. In the ordinary course of business, Citi and its affiliates and employees may actively trade or hold the securities or financial instruments (including loans and other obligations) of the Company, Parent, Blackstone, BTO Fund III and/or their respective affiliates and portfolio companies, as the case may be, for their own account or for the account of customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent, Blackstone, BTO Fund III and/or their respective affiliates and portfolio companies, as the case may be.

The Company selected Citi to act as its financial advisor in connection with the proposed merger based on Citi’s reputation, experience and familiarity with the Company and its businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Forward-Looking Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, the Company does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results in its regularly-scheduled earnings releases and other investor materials.

In June 2020, in connection with the Company’s evaluation of potential financing alternatives and strategic alternatives and following the end of the first quarter, the Company’s management prepared forward-looking financial information with respect to fiscal years 2020 through 2024 (which we refer to as the “financial projections”) (a) by estimating the Company’s results for the remainder of 2020 taking into account the Company’s results through May of 2020 and the cost savings and other COVID-19 related measures implemented by the Company (as well as the impact of such measures) and (b) assuming the decline in the Company’s revenues reached its lowest point during the second quarter of fiscal year 2020 and the Company’s revenue for existing clients returned to that contemplated in the Company’s original pre-COVID-19 2020 annual operating plan (we refer to the Company’s pre-COVID-19 2020 annual operating plan as the “Original AOP”) for the fourth quarter of 2020 by the fourth quarter of 2022. The financial projections were provided to the Board, to potential bidders that were in the process at that time, including Parent, and to the Company’s financial advisor, Citi, for its use and reliance in connection with its financial analyses and opinion as described in the section titled “The Merger—Opinion of the Company’s Financial Advisor,” beginning on page [●].

The financial projections were prepared assuming the Company’s continued operation on a stand-alone basis.

None of the financial projections were intended for public disclosure. A summary of the financial projections is included in this proxy statement only because such financial projections or certain portions thereof were made available to the Board, the Company’s financial advisor and/or Parent, as applicable. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation of the Company that the financial projections or the information contained therein is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the Public Company Accounting Oversight Board (United States) for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the U.S. (which we refer to as “GAAP”) or the published guidelines of the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) regarding projections and the use of non-GAAP financial measures. Neither the Company’s independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the financial projections or expressed any opinion or any other form of assurance on the financial projections or their achievability. The Company’s independent registered public accounting firm assumes no responsibility for, and disclaims any association with, the financial projections.

In the view of the Company’s management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding the Company’s future financial performance at the time of their preparation. The financial projections are not facts and should not be relied upon as necessarily predictive of actual future results. You are cautioned not to place undue reliance upon the financial projections. Some or all of the assumptions made in connection with the preparation of the financial projections may change from the date on which the financial projections were prepared. None of the Company, Parent or any of their respective affiliates, advisors or other representatives makes any representation to any Company stockholder regarding the ultimate performance of the Company relative to the financial projections. These considerations should be taken into account if evaluating the financial projections, which were prepared as of an earlier date.

The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in the Company’s businesses or their prospects or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or necessarily predictive of actual future performance, which may be significantly more favorable or less favorable than as set forth therein and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved.

Given that the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 17, 2020, the Company’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2020, which was filed with the SEC on June 16, 2020, and in the Company’s other public filings with the SEC. For additional information on factors that may cause the Company’s future financial results to materially vary from the projected results summarized below, see the section titled “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. No representation is made by the Company or any of its affiliates, advisors or other representatives or any other person to any Company stockholder or any other person regarding the actual performance of the Company compared to the results included in the financial projections or otherwise.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. For a more detailed description of the information available, see the section titled “Where You Can Find More Information,” on page [●]. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the effect of the merger and related matters. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed in any manner in that context.

The financial projections reflect various estimates, assumptions and methodologies of the Company, all of which are difficult to predict and many of which are beyond the Company’s control, including, among others, assumptions with respect to general business, economic, regulatory, litigation, market and financial conditions and matters specific to the Company’s businesses.

In addition, certain of the financial projections are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled financial measures used by other companies. Furthermore, pursuant to the published guidelines of the SEC, the non-GAAP metrics are not reconciled to GAAP metrics.

Financial Projections

The following table summarizes the financial projections:

Financial Projections Summary(1)

	For 12-Month Period Ending December 31,
($ in 000s)	2020E	2021P	2022P	2023P	2024P
Revenue	$921,010	$1,115,312	$1,197,212	$1,245,100	$1,294,904
Gross Profit	222,240	271,556	294,564	306,347	318,601
Selling, General and Administrative Expenses	(182,378)	(212,056)	(222,938)	(231,906)	(240,194)
Adjusted EBITDA(2)	$39,862	$59,500	$71,626	$74,441	$78,407

(1)

Following the Board’s initial approval of the financial projections on June 26, 2020, management discovered that there were a few immaterial adjustments required relating to one customer in the customer pipeline that resulted in immaterial changes, including a reduction in projected revenue (in 000s) of $0 in fiscal year 2020, $4,896 in fiscal year 2021, $7,200 in fiscal year 2022, $7,488 in fiscal year 2023 and $7,787 in fiscal year 2024, an increase in projected EBITDA (in 000s) of $44 in fiscal year 2020 and a reduction in projected EBITDA (in 000s) of $488 in fiscal year 2021, $1,051 in fiscal year 2022, $1,089 in fiscal year 2023 and $1,128 in fiscal year 2024. Management updated such calculations, which were then shared with the Board, provided to potential bidders that were in the process at that time, including Parent, and provided to Citi for its use and reliance in connection with its financial analyses and opinion as described in the section titled “The Merger—Opinion of the Company’s Financial Advisor”, and which are reflected in the above financial projections summary.

(2)

Adjusted EBITDA represents earnings (losses) from operations with the addition of depreciation and amortization, stock-based compensation expense, goodwill and long-lived asset impairment charges, restructuring charges, various one-time professional fees, interest income, interest expense, change in fair value of warrant, foreign exchange loss, certain other income, income tax benefit and income tax expense. From Adjusted EBITDA, unlevered free cash flow for the Company was derived as follows:

	For 12-Month Period Ending December 31,
($ in 000s)	H2 2020E	2021P	2022P	2023P	2024P
Adjusted EBITDA	$20,902	$59,500	$71,626	$74,441	$78,407
Less: Stock-based Compensation(A)	(4,093)	(8,000)	(8,000)	(8,000)	(8,000)
Less: Restructuring(B)	(6,500)	(12,000)	—	—	—
Less: Depreciation and Amortization(C)	(6,000)	(12,500)	(13,000)	(13,000)	(12,500)
Operating Income	$4,309	$27,000	$50,626	$53,441	$57,907
Less: Cash Taxes(D)	(1,206)	(7,560)	(14,175)	(14,963)	(16,214)
Net Operating Profit After Taxes	$3,102	$19,440	$36,451	$38,477	$41,693
Plus: Depreciation and Amortization	6,000	12,500	13,000	13,000	12,500
Less: (Increase)/Decrease in Net Working Capital	(10,642)	(28,547)	(6,372)	3,345	(6,135)
Less: Capital Expenditures	(6,880)	(15,000)	(13,000)	(13,000)	(13,500)
Unlevered Free Cash Flow	$(8,419)	$(11,607)	$30,079	$41,822	$34,558

(A)

The Company accounts for stock-based compensation awards in accordance with ASC 718, Compensation-Stock Compensation. Compensation expense is measured by determining the fair value of each award using the Black-Scholes option valuation model for stock options and stock appreciation rights (“SARs”) and the closing share price on the grant date for restricted shares and restricted share units. The fair value is then recognized over the requisite service period of the awards, which is generally the vesting period, on a straight-line basis for the entire award. As the SARs are liability classified, the fair value is remeasured at the end of each month and the expense is adjusted accordingly.

(B)

Restructuring charges consist of employee severance and related benefits, lease and contract termination costs, compensation realignment and other employee retention costs, certain legal and consulting professional fees and other restructuring-related activities.

(C)

Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated using the straight-line method over the shorter of their estimated useful lives or the terms of the related leases.

(D)

Represents unlevered cash taxes at an assumed cash tax rate of 28%. Projected levered cash taxes were as follows: $(5,036) in fiscal year 2020, $(5,000) in fiscal year 2021, $(6,500) in fiscal year 2022, $(8,000) in fiscal year 2023 and $(9,000) in fiscal year 2024.

To prepare the financial projections, the Company’s management (a) began by estimating the Company’s results for the remainder of 2020, taking into account the Company’s results through May of 2020 and the costs savings and other COVID-19 related measures implemented by the Company (as well as the impact of such measures) and (b) assumed that the decline in the Company’s revenue reached its lowest point during the second quarter of fiscal year 2020 and the Company’s quarterly revenue for existing clients returned to that contemplated in the Original AOP for the fourth quarter of 2020 by the fourth quarter of 2022. Utilizing the bottoms-up analysis from the Original AOP, management factored in a number of assumptions and adjustments. In particular, the financial projections assume:

•

the decline in the Company’s revenue reached its lowest point during the second quarter of fiscal year 2020 and the Company’s quarterly revenue for existing clients returns to that contemplated for the fourth quarter of 2020 in the Original AOP by the fourth quarter of 2022;

•	approximately $40 million and $35 million of ongoing adverse COVID-19 related impact on revenue for existing clients in 2021 and 2022, respectively;

•

customer pipeline that takes into account estimated timing of revenue relative to signing and includes risk-adjusted estimates and related incremental costs for the remainder of the projection period for potential new customers;

•	incremental costs associated with newly-signed customers;

•	potential loss of revenue resulting from gradual reduction on print business and attrition for customers that reduce spend over time or do not renew;

•

steady working capital performance for 2020-2022 with the Company able to utilize supply chain financing and other working capital tools to avoid significant working capital investments, and modest working capital improvements in years 2023-2024 resulting from improved client billing and collecting processes;

•

capital expenditure deferrals of approximately $2 million in 2020, resulting in increased capital expenditures in 2021, with capital expenditures in 2023 to 2024 settling at approximately 1% of revenue;

•

annual costs savings of approximately $5 million realized beginning in late 2020 as a result of cost saving measures implemented in connection with the Company’s transformation plan related to its international and retail operations;

•

throughout the projection period, Selling, General and Administrative Expenses are adjusted to support revenue growth, including the impact of the Company’s new commission plan, with Selling, General and Administrative Expenses normalizing around 18.5% of revenue in 2023-2024; and

•	a bonus/retention accrual of 33% in 2020, 80% for 2021 and 100% for the remainder of the projection period.

EXCEPT AS REQUIRED BY APPLICABLE LAW, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES INTENDS TO, AND EACH OF THEM DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR EVENTS OCCURRING AFTER THE RESPECTIVE DATES WHEN THE FINANCIAL PROJECTIONS WERE PREPARED OR TO REFLECT THE EXISTENCE OF FUTURE CIRCUMSTANCES OR THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE OR BECOME NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Interests of Directors and Executive Officers in the Merger

Members of the Board and the Company’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board “FOR” the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Company stockholders adopt the merger agreement. These interests are described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section titled “—Golden Parachute Compensation” below were used:

•

the relevant price per share of Company common stock is $3.00 per share (which we refer to as the “merger consideration”), which is the fixed price per share to be received by our stockholders in respect of their shares of Company common stock in connection with the merger;

•

the effective time of the merger (which we refer to as the “effective time”) is August 5, 2020, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “assumed effective time”); and

•

the employment of each executive officer of the Company is terminated without “cause” (as such term is defined in the applicable plan and/or agreement), in each case, immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

The merger agreement provides that, with respect to all outstanding equity awards under the Company’s equity plans and held by the Company’s executive officers and directors, as a result of the merger:

•

each outstanding Company stock option will be fully vested and cancelled, and each holder of a cancelled company stock option will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled Company stock option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled Company stock option, less any applicable withholding taxes;

•

each outstanding Company stock appreciation right will be fully vested and cancelled, and each holder of a cancelled Company stock appreciation right will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled Company stock appreciation right and (ii) the excess, if any, of (A) the merger consideration over (B) the grant price per share subject to the cancelled Company stock appreciation right, less any applicable withholding taxes;

•

each outstanding and unvested Company restricted stock unit award (i) will be fully vested, (ii) any performance conditions applicable to such Company restricted stock unit award (whether or not the performance period has been completed) will be deemed to be achieved at the greater of (A) actual performance achieved as of the day immediately prior to the closing date and (B) the target level of performance, and (iii) will be cancelled, and each holder of a cancelled Company restricted stock unit award will receive a payment in cash, without interest, equal to the product of (1) the merger consideration multiplied by (2) the number of shares subject to the cancelled Company restricted stock unit award or, in the case of a performance-based Company restricted stock unit award, the number of shares earned or deemed earned with respect to such Company restricted stock unit award as provided therein, less any applicable withholding taxes; and

•

the restrictions on any shares of Company restricted stock shall lapse and such shares shall vest. Each share of Company restricted stock will automatically be converted at the effective time into the right to receive the merger consideration.

Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors

The following table sets forth the outstanding restricted stock unit awards and stock option awards held by each of the Company’s non-employee directors as of the assumed effective time and the estimated value of such awards. Depending on when the actual effective time occurs, certain of these restricted stock unit awards and stock option awards may vest prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Non-Employee Director Equity Award Summary Table
Non-Employee Directors	Number of Restricted Stock Units (#)(1)	Value of Restricted Stock Units ($)(1)	Number of Stock Options (#)(2)	Value of Stock Options ($)(2)
Charles K. Bobrinskoy	38,344	115,032	11,160	0
Lindsay Y. Corby	38,344	115,032	—	—
David Fisher	38,344	115,032	1,499	0
Jack M. Greenberg	53,681	161,043	11,160	0
Adam Gutstein	38,344	115,032	—	—
Julie M. Howard	38,344	115,032	—	—
Kirt P. Karros	69,057	207,171	—	—
Mark Zenner	69,057	207,171	—	—

(1)

Under the merger agreement, each outstanding Company restricted stock unit award will be fully vested and cancelled, and each holder of a cancelled Company restricted stock unit award will receive a payment in cash, without interest, equal to the product of (i) the merger consideration and (ii) the total number of shares subject to the cancelled Company restricted stock unit award. The amount reported represents the number of Company restricted stock units subject to the cancelled restricted stock unit award (calculated at target performance, in the case of performance-vesting awards) multiplied by the merger consideration of $3.00 per share.

(2)

Under the merger agreement, each outstanding Company stock option will be fully vested and cancelled, and each holder of a cancelled Company stock option will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled Company stock option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled Company stock option. The amount reported reflects that each outstanding Company stock option held by a non-employee director of the Company will be cancelled without consideration because the exercise price for each such outstanding Company stock option exceeds the merger consideration.

Executive Officers

The following table sets forth the unvested restricted stock units and shares of Company restricted stock held by each executive officer of the Company as of the assumed effective time and the estimated value of such awards. Depending on when the effective time occurs, certain of these awards may vest prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Executive Officer Unvested Restricted Stock Unit and Restricted Share Awards Summary Table
Executive Officers	Restricted Stock Unit Awards (#)(1)	Value of Restricted Stock Units ($)(1)	Restricted Share Awards (#)(2)	Value of Restricted Share ($)(2)	Estimated Total Cash Consideration($)
Richard S. Stoddart*	1,234,406	3,703,218	39,516	118,548	3,821,766
Donald W. Pearson	408,874	1,226,622	—	—	1,226,622
Ronald C. Provenzano	323,529	970,587	3,210	9,630	980,217
Oren B. Azar	168,397	505,191	901	2,703	507,894
Renae D. Chorzempa	142,591	427,773	—	—	427,773
Adan K. Pope	158,898	476,694	—	—	476,694

*	Also a director of the Company.
(1)

Under the merger agreement, each outstanding Company restricted stock unit award (i) will be fully vested, (ii) any performance conditions applicable to such Company restricted stock unit award (whether or not the performance period has been completed) will be deemed to be achieved at the greater of (A) actual performance achieved as of the day immediately prior to the closing date and (B) the target level of performance, and (iii) will be cancelled, and each holder of a cancelled Company restricted stock unit award will receive a payment in cash, without interest, equal to the product of (1) the merger consideration multiplied by (2) the number of shares subject to the cancelled Company restricted stock unit award or, in the case of a performance-based Company restricted stock unit award, the number of shares earned or deemed earned with respect to such Company restricted stock unit award as provided therein. The amount reported represents the number of restricted stock units subject to the cancelled Company restricted stock unit award (calculated at target performance, in the case of performance-vesting awards) multiplied by the merger consideration of $3.00 per share.

(2)

Under the merger agreement, the restrictions on any shares of Company restricted stock shall lapse and such shares shall vest. The amount reported represents the number of restricted shares held by the executive officer multiplied by the merger consideration of $3.00 per share.

The following table sets forth the outstanding stock option and stock appreciation right awards held by each executive officer of the Company as of the assumed effective time and the estimated value of such stock options and stock appreciate rights. Depending on when the actual effective time occurs, certain of these outstanding stock option and stock appreciation right awards may vest prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Equity Officer Stock Option and Stock Appreciation Right Awards Summary Table
Executive Officers	Number of Stock Options (#)(1)	Value of Stock Options ($)(1)	Number of Stock Appreciation Rights (#)(1)	Value of Stock Appreciation Rights ($)(1)
Richard S. Stoddart*	411,287	0	823,800	0
Donald W. Pearson	—	—	79,764	0
Ronald C. Provenzano	332,657	0	88,496	0
Oren B. Azar	61,856	0	46,018	0
Renae D. Chorzempa	—	—	31,358	0
Adan K. Pope	—	—	38,761	0

*	Also a director of the Company.
(1)

Under the merger agreement, each outstanding Company stock option will be fully vested and cancelled, and each holder of a cancelled Company stock option will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled Company stock option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled Company stock option. The amount reported reflects that each outstanding Company stock option held by an executive officer of the Company will be cancelled without consideration because the exercise price for each such outstanding Company stock option exceeds the merger consideration.

(2)

Under the merger agreement, each Company stock appreciation right will be fully vested and cancelled, and each holder of a cancelled Company stock appreciation right will receive a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled Company stock appreciation right and (ii) the excess, if any, of (A) the merger consideration over (B) the grant price per share subject to the cancelled Company stock appreciation right. The amount reported reflects that each outstanding Company stock appreciation right held by an executive officer of the Company will be cancelled without consideration because the grant price for each such outstanding stock appreciation right exceeds the merger consideration.

Change in Control Severance Benefits for Executive Officers

The Company is party to an employment agreement with each executive officer of the Company (each of which we refer to as an “employment agreement” and, collectively, the “employment agreements”). Among other terms and conditions of each executive officer’s employment, the employment agreements specify certain compensation and benefits payable to such executive officers in the event of a qualifying termination of employment, including certain enhanced severance benefits if a qualifying termination occurs within a specified time period before or following a change in control.

Under the employment agreements, in the event an executive officer is terminated by the Company without “cause” (as defined in the employment agreements) or if the Executive resigns for “good reason” (as defined in the employment agreements), the executive officer would be entitled to receive, following the executive officer’s execution and non-revocation of a release of claims, the following:

•

an amount equal to the sum of (or, for Mr. Stoddart, two (2) times the sum of) (A) the executive officer’s annual base salary in effect on the date of termination and (B) the executive officer’s target annual bonus for the fiscal year in which the date of termination occurs, generally payable in a single lump sum cash payment within (30) days following the date of termination;

•

an amount equal to the executive’s prorated target annual bonus for the fiscal year in which the date of termination occurs, payable in a single lump sum within thirty (30) days following the date of termination;

•

immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if the executive officer’s employment had continued for a period of twelve (12) months following the date of termination (or, for Mr. Stoddart, twenty-four (24) months following the date of termination);

•

immediate vesting of the pro rata portion of equity-based awards which would otherwise have vested based on performance if the executive officer had remained employed for a period of twelve (12) months following the date of termination (or, for Mr. Stoddart, twenty-four (24) months following the date of termination);

•

to the extent the executive officer timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the payments for the monthly cost of maintaining health benefits, less the amount of his or her portion of such monthly premiums immediately prior to termination, for him or her (and his or her spouse and dependents) under the Company’s group health plan for a period of twelve (12) months (or, for Mr. Stoddart, twenty-four (24) months) following the date of termination (or, if earlier, until he or she becomes eligible for other healthcare coverage); and

•	only for Ms. Chorzempa, full immediate vesting of any unvested portion of her initial equity grant.

In addition, in the event an executive officer experiences a “qualifying termination” of employment in connection with a “change in control” (each as defined in the employment agreements), the executive officer would, in addition to the benefits set forth above, be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance). A “qualifying termination” for these purposes means a termination of employment by the Company without “cause” or the executive officer’s resignation for “good reason,” in each case, within ninety (90) days prior to or twenty-four (24) months following the consummation of a “change in control.”

If terminated by the Company without “cause” (as defined in the employment agreements) within twelve (12) months following a “change in control” (as defined in the employment agreements), in addition to the payments and benefits described above, Mr. Pearson and Mr. Azar would receive a lump-sum cash payment equal to $150,000 within thirty (30) days following the date of termination, and Mr. Provenzano, Ms. Chorzempa and Mr. Pope would receive a lump-sum payment equal to $75,000 within thirty (30) days following the date of termination.

Each of the employment agreements provides that if the total payments to the executive officer under the employment agreement or any other Company plan or program would exceed the applicable threshold under

Section 280G of the Code, then those payments will be reduced to the applicable Section 280G threshold to avoid the imposition of excise taxes under Section 4999 of the Code in the event, and only to the extent, such reduction would result in a better after-tax result for the executive officer.

Pursuant to the employment agreements, each executive officer is subject to restrictive covenants related to the non-competition and non-solicitation of our employees and customers. The term of the non-competition and non-solicitation covenants is two (2) years following a termination of employment. An executive officer’s breach of any of the restrictive covenants contained in an employment agreement entitles the Company to injunctive relief and the return of any severance payments, in addition to any other remedies to which the Company may be entitled.

For purposes of the employment agreements, “cause” is generally defined to include: (i) theft, dishonesty, or falsification of any employment or Company records by the executive officer; (ii) the determination by the Board that the executive officer has committed an act or acts constituting a felony or any act involving moral turpitude; (iii) the determination by the Board that the executive officer has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or (iv) the continuing material breach by the executive officer of the employment agreement after receipt of written notice of such breach from the Board and a reasonable opportunity to cure such breach.

For purposes of the employment agreements, “good reason” generally occurs if the Company: (i) materially reduces the executive officer’s duties or authority, or assigns the executive officer duties that are materially inconsistent with, the duties and authority contemplated by the employment agreement; (ii) requires the executive officer to relocate his or her office more than one hundred (100) miles (or, for Ms. Chorzempa and Mr. Pope, fifty (50) miles) from the current office of the Company without his or her consent; or (iii) has breached any provision of the employment agreement, provided that in any event, the executive officer notifies the Company of the event constituting “good reason” within ninety (90) days of the initial existence of the event and gives the Company thirty (30) days to cure. For Mr. Stoddart, Mr. Provenzano and Mr. Azar, such executive officer shall be determined to have experienced a material reduction of his duties or authority giving rise to grounds for resignation for “good reason” if, within twenty-four (24) months of a “change in control” (as defined in the employment agreements), such executive officer no longer holds a substantially equivalent executive officer role at the top-most parent company resulting from the change in control.

See the section titled “—Golden Parachute Compensation” below for an estimate of the amounts that would become payable to each of the Company’s named executive officers under their respective employment agreements. Under the terms of Mr. Pope’s employment agreement, assuming Mr. Pope’s employment is terminated by the Company without “cause” as of the assumed effective time, subject to Mr. Pope’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with any restrictive covenants. Mr. Pope would be entitled to cash severance payments (not including the value of equity awards or the COBRA subsidy) in an aggregate amount of $789,443.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of compensation that each named executive officer could receive that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above. This merger-related compensation is subject to a non-binding advisory vote of the Company stockholders, as set forth in Proposal 2 to this proxy statement. For additional information, see the section titled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal” on page [●].

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions described above under “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Payments
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement(5)	Other	Total ($)
Richard S. Stoddart	3,884,153	3,821,766	—	33,578	—	—	7,739,497
Donald W. Pearson	1,138,525	1,226,622	—	10,119	—	—	2,375,266
Ronald C. Provenzano	995,869	980,217	—	2,416	—	—	1,978,502
Oren B. Azar	835,082	507,894	—	24,042	—	—	1,367,018
Renae D. Chorzempa	711,148	427,773	—	16,311	—	—	1,155,232

(1)

The cash amounts reflect cash severance payments under the employment agreements that would be payable in a single lump sum, assuming the named executive officer’s employment is terminated by the Company without “cause” or the named executive officer resigns for “good reason,” in each case, subject to the named executive officer’s execution and non-revocation of a general release of claims in favor of Company and continued compliance with any restrictive covenants, as follows: (a) an amount equal to the sum of (or, for Mr. Stoddart, two (2) times the sum of) (A) the executive officer’s annual base salary in effect on the date of termination and (B) the executive officer’s target annual bonus for the fiscal year in which the date of termination occurs; and (b) an amount equal to the executive’s prorated target annual bonus for the fiscal year in which the date of termination occurs. The foregoing cash severance payments (i) are considered double-trigger payments because they will only be paid in connection with a qualifying termination of employment and (ii) are not enhanced by the transaction and are payable on a qualifying termination of employment without regard to the transaction.

The cash amounts for each named executive officer (excluding Mr. Stoddart) also include certain cash severance payments under the employment agreements that would be payable in a single lump sum ($150,000 for Mr. Pearson and Mr. Azar and $75,000 for Mr. Provenzano and Ms. Chorzempa), assuming the named executive officer’s employment is terminated by the Company without cause within twelve (12) months following the transaction. These cash severance payments (i) are considered double-trigger payments because they will only be paid in connection with a qualifying termination of employment and (ii) are payable only in connection with a termination occurring within twelve (12) months following a change in control (including the transaction).

Details of the cash amounts are shown in the following supplementary table:

Name	Annual Base Salary ($)	Target Annual Bonus ($)	Pro-rata Target Annual Bonus (Year of Termination)	Change-in- Control Supplemental Bonus	Total ($)
Richard S. Stoddart	1,600,000	1,760,000	524,153	—	3,884,153
Donald W. Pearson	450,000	337,500	201,025	150,000	1,138,525
Ronald C. Provenzano	435,000	304,500	181,369	75,000	995,869
Oren B. Azar	350,000	210,000	125,082	150,000	835,082
Renae D. Chorzempa	325,000	195,000	116,148	75,000	711,148

(2)	The equity amounts consist of, in each case as described in more detail above in the section titled “Treatment of Outstanding Equity Awards”:

(a)

The cash consideration to be received by each named executive officer in connection with the acceleration of vesting and lapse of any restrictions on the shares of Company restricted stock, which acceleration of vesting will occur upon completion of the merger; and

(b)

The cash consideration to be received by each named executive officer in connection with outstanding and unvested Company restricted stock unit awards, which acceleration of vesting and cancellation and termination of such awards will occur upon completion of the merger. In the case of performance-based Company restricted stock unit awards, we have assumed that performance conditions applicable to such awards will be deemed to be achieved at the target level of performance.

The amounts attributable to shares of Company restricted stock and Company restricted stock unit awards are attributable to a single-trigger arrangement (i.e., the accelerated payment will occur upon completion of the merger and with respect to which payment is not conditioned upon the named executive officer’s qualifying termination of employment) and reflect the treatment that will apply to all similar outstanding equity awards (including awards held by individuals who are not named executive officers) pursuant to the terms of the merger agreement. The equity amounts do not include any amounts attributable to outstanding Company stock option or stock appreciation right awards (whether vested or unvested) because the strike or exercise price for all such awards, respectively, exceeds the merger consideration.

(3)

As of the assumed effective time, none of the Company’s named executive officers participate in or have account balances in a qualified or non-qualified defined benefit plan or a non-qualified deferred compensation plan sponsored or maintained by the Company.

(4)

Amounts reflect payments, as provided for under the employment agreements, in respect of the monthly cost of maintaining health benefits under COBRA for the named executive officer (and his or her spouse and dependents) under the Company’s group health plan, based on the insurance premiums in effect as of the assumed effective time, for a period of 12 months (or, in the case of Mr. Stoddart, 24 months) following termination of employment.

(5)

None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger. The employment agreements provide that the change in control benefits payable to the named executive officers are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code in the event such reduction would result in a better after-tax result for the named executive officer. The amounts above do not reflect any possible reductions under that provision.

Director and Officer Indemnification and Insurance Information

Pursuant to the merger agreement, from and after the effective time, Parent is obligated to cause the surviving corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company’s subsidiaries and each fiduciary under benefit plans of the Company or any of its subsidiaries and each person who performed services at the request of the Company or any of its subsidiaries (we refer to each as an “indemnified party”), against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the effective time (and whether asserted or claimed prior to, at or after the effective time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans prior to the effective time (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time, and including any expenses incurred in enforcing such person’s rights. In the event of any indemnified liability (whether or not asserted before the effective time), the surviving corporation will promptly pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under the applicable law).

Also, the Company will be permitted to, prior to the effective time (and, if the Company fails to do so, Parent will cause the surviving corporation to), obtain and fully pay the premium for a “tail” insurance and indemnification policy that provides coverage for a period of six years from and after the effective time for events occurring prior to the effective time (which we refer to as the “D&O insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policy as of the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O insurance for such six year period (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement.

In addition, for not less than six years following the effective time, Parent and the surviving corporation must maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than the analogous provisions contained in the organizational documents of the Company and its subsidiaries in effect immediately prior to the effective time. The contractual indemnification rights of the directors and officers of the Company will be assumed by the surviving corporation by virtue of the merger and will continue in full force and effect in accordance with their terms following the effective time.

For additional information, see the section titled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance Information,” beginning on page [●].

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of shares of Company common stock representing a majority of the outstanding shares of Company common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

Following the completion of the merger, all of the Company’s equity interests will be beneficially owned by Parent, and, by virtue of the merger, none of the Company’s current stockholders will have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive $3.00 in cash, without interest thereon, other than (i) shares that are held in the treasury of the Company or owned of record by any wholly-owned subsidiary of the Company (other than those held on behalf of any third party), (ii) shares owned of record by Parent, Sub or any of their respective wholly-owned subsidiaries (other than those held on behalf of any third party), and (iii) shares held by stockholders who have not voted in favor of or consented to the adoption of the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to require appraisal.

For information regarding the effects of the merger on the Company’s outstanding equity awards and the Company’s equity plans, please see the section titled “The Merger—Interests of Directors and Executive Officers

in the Merger,” beginning on page [●], and the section titled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page [●].

Company common stock is currently registered under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and trades on the NASDAQ Global Market (which we refer to as the “NASDAQ”) under the symbol “INWK.” Following the completion of the merger, shares of Company common stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company, to the extent that such provisions apply solely as a result of the registration of Company common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, holders of shares of Company common stock will not receive any consideration from Parent or Sub for such holder’s shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be listed and traded on the NASDAQ. We expect that holders of shares of Company common stock would continue to be subject to the same risks to which they are currently subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Company common stock entitled to vote on such matter, or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that the Company’s business, prospects or results of operations will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, the Company is required to pay Parent a termination fee of approximately $6.2 million. Upon termination of the merger agreement under certain circumstances, Parent will be obligated to pay the Company a termination fee of $15.0 million; provided, that the Company may seek damages from Parent in excess of the Parent termination fee in the event Parent, HH Finance or Sub commits a willful and material breach of the merger agreement, not to exceed $30.0 million (taking into account any payment of the Parent termination fee). See the section titled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page [●].

Financing of the Merger

The Company anticipates that the total funds needed to complete the merger, including the funds needed to pay Company stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $[●] million based upon the number of shares of Company common stock (and the Company’s other equity-based interests) outstanding as of [●], 2020, will be funded through a combination of up to $250 million of debt financing and up to approximately $147.2 million of equity financing.

Equity Financing

HH Finance and Sub have entered into an equity financing commitment letter, dated as of July 15, 2020 (which we refer to as the “equity financing commitment letter”), by and between BTO HH Global Holdings (Cayman) NQ L.P., Blackstone Family Tactical Opportunities Investment Partnership III (Cayman)—NQ—ESC L.P. and Blackstone Tactical Opportunities Fund—FD (Cayman)—NQ L.P. (each a “Sponsor” and collectively “Sponsors”) and Parent, which obligates Sponsors to fund to Parent an aggregate amount up to approximately $147.2 million, subject to the terms and conditions set forth in the equity financing commitment letter, for the purpose of enabling Parent to fund a portion of the merger consideration. The Company shall be entitled to injunctive relief, specific performance or other equitable relief to cause the equity financing to be consummated under the merger agreement (in accordance with the terms thereof), to enforce Parent’s right under the equity financing commitment letter to cause the equity financing to be funded (in accordance with the terms thereof) and to cause Parent and Sub to consummate the merger and to effect the closing (including to deposit with the paying agent the funds contemplated under the merger agreement), in each case if and only if (i) all conditions precedent to the obligations of Parent and Sub to effect the merger have been satisfied as of the date on which the closing would otherwise be required to occur or have been waived, (ii) Parent and Sub are required to consummate the closing under the merger agreement and fail to do so, (iii) the debt financing (including any alternative financing) has been or will be funded at the effective time if the equity financing is consummated and (iv) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the financing (including any alternative financing) is funded, then the Company will, subject to certain closing conditions, cause the closing to occur in accordance with the merger agreement. However, while the Company may concurrently seek specific performance and payment of the Parent termination fee, the Company will not be permitted or entitled to receive both an injunction, grant of specific performance or other equitable relief providing for the consummation of the equity financing or the merger and the payment of the Parent termination fee or any monetary damages.

Debt Financing

HH Finance and Sub have entered into a debt commitment letter, dated as of July 15, 2020 (which we refer to as the “debt commitment letter”), with certain funds and accounts managed by subsidiaries of BlackRock, Inc., affiliates of PGIM, Inc., and investment funds and accounts managed by PGIM, Inc. and its affiliates (collectively, the “incremental debt commitment parties”) as commitment parties thereunder. Pursuant to and subject to the terms of the debt commitment letter, the debt commitment parties committed to provide a $248 million incremental term loan facility to Sub under Parent’s and HH Finance’s existing credit agreement dated as of 20 February 2020 (the “HH credit agreement”) (which we refer to as the “incremental debt financing”). In addition, under the HH credit agreement, certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively and together with the incremental debt commitment parties, the “debt commitment parties”) have committed, pursuant to and subject to the terms of the HH credit agreement, to provide a $2 million acquisition term loan facility to Sub (together with the incremental debt financing, the “debt financing”). The debt financing is available to, among other things, (i) pay the merger consideration payable under the merger agreement, (ii) refinance certain existing indebtedness for borrowed money and (iii) pay any and all fees and expenses in connection with the merger or the financing thereof. The commitments in respect of the debt financing terminate automatically on the earliest to occur of (A) 11:59 p.m., Eastern time, April 22, 2021, (B) the closing date of the merger (or, if later, the first date on which the debt financing is utilized provided that certain circumstances are met) and (C) the date of the valid termination of the merger agreement and notice is provided by HH Finance of such termination.

To the knowledge of the Company, as of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

The completion of the merger is not conditioned upon Parent’s or Sub’s receipt of financing.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax consequences of the merger to beneficial owners of Company common stock who receive cash for their shares of Company common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary only addresses shares of Company common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Section 262 of the DGCL. This summary does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization or governmental organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other entity treated as a pass-through entity for U.S. federal income tax purposes (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as described below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate or a former citizen or long-time resident of the United States.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the shares. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY

COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY, INCLUDING POSSIBLE CHANGES IN SUCH LAWS OR TREATIES.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

We use the term “non-U.S. holder” to mean a beneficial owner of Company common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Company common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult such partner’s tax advisor.

U.S. Holders

General. A U.S. holder’s receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares. A U.S. holder’s adjusted tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time. Long-term capital gain recognized by individuals and other non-corporate persons that are U.S. holders generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact), or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•

we are or have been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held our shares and the non-U.S. holder held (actually or constructively) more than five percent of our shares at any time during the five-year period ending on the date of the merger.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our United States and foreign real property interests. We believe that we have not been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the merger.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals

Hart-Scott-Rodino Antitrust Improvements Act of 1976

On July 29, 2020, the Company and Parent filed their respective notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the United States Federal Trade Commission (which we refer to as the “FTC”), which triggered the start of the HSR Act waiting period.

Regulatory Conditions to Completion of the Merger

At any time before or after the effective time, the DOJ, the FTC, antitrust authorities outside of the United States or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of the Company’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the merger agreement, the respective obligations of the Company, Parent, HH Finance and Sub to complete the merger are subject to, among other things, (i) any waiting period (or any extensions thereof) applicable to the merger under the HSR Act having expired or been terminated and any applicable approval having been obtained or any applicable waiting period having expired or been terminated under the competition, antitrust or merger control laws of Austria, Germany, Russia and Turkey and the foreign investment laws of Australia and New Zealand; and (ii) the absence of any judgment issued or entered by a court or similar governmental entity of competent jurisdiction that is in effect and that enjoins or prohibits the consummation of the merger.

On August 2, 2020, Parent filed its notification and report forms under the foreign investment laws of Australia.

We currently expect to complete the transaction during the fourth quarter of 2020 assuming all antitrust and other regulatory approvals that are required for the completion of the merger have been obtained, however, we cannot guarantee when any such approvals will be obtained or that they will be obtained at all.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A, which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, Parent, HH Finance or Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section titled “Where You Can Find More Information,” on page [●].

The representations, warranties and covenants made in the merger agreement by the Company, Parent, HH Finance and Sub are qualified and subject to important limitations agreed to by the Company, Parent, HH Finance and Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the Company disclosure letter, which such disclosures are not reflected in the text of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, Parent, HH Finance and Sub on July 15, 2020 (the “date of the merger agreement”).

The Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and the applicable provisions of the DGCL, at the effective time, Sub will be merged with and into the Company, the separate corporate existence of Sub will thereupon cease and the Company will continue as the surviving corporation of the merger. As a result of the merger, the Company, as the surviving corporation, will succeed to and assume all of the rights and obligations of Sub and the Company in accordance with the DGCL, as a wholly-owned subsidiary of Parent.

Closing; Effective Time of the Merger

The closing of the merger will take place on the fifth business day after each of the conditions set forth in the merger agreement are satisfied, or to the extent permitted by law, waived by the party entitled to waive such condition (other than those conditions that, by their nature, are to be satisfied on the closing date, but subject to the satisfaction or, if permissible, waiver of such conditions by the party entitled to waive such conditions) or another date or place agreed to in writing by the parties to the merger agreement (we refer to the date on which the closing occurs as the “closing date”).

Concurrently with the closing, the Company will cause a certificate of merger with respect to the merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The merger shall become effective on the date and at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties to the merger agreement in writing and set forth in the certificate of merger in accordance with the DGCL.

Organizational Documents; Directors and Officers

The merger agreement provides that, at the effective time, (i) the second amended and restated certificate of incorporation of the surviving corporation, as in effect immediately prior to the effective time, will be amended and restated in the form attached to the merger agreement until thereafter amended in accordance with applicable law and the applicable provisions of the amended and restated certificate of incorporation and the amended and restated bylaws of the surviving corporation, and (ii) the second amended and restated bylaws of the surviving corporation shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the effective time, and as so amended and restated, shall be the bylaws of the surviving corporation (except that references to the name of Sub will be replaced by references to the name of the surviving corporation) in each case until thereafter amended in accordance with applicable law and the applicable provisions of the amended and restated certificate of incorporation and the amended and restated bylaws of the surviving corporation.

Additionally, the merger agreement provides that the board of directors of the surviving corporation effective as of, and immediately following, the effective time will consist of the members of the board of directors of Sub immediately prior to the effective time. At the closing, the Company will deliver the resignations of each director of the Company in office as of immediately prior to the effective time, effective upon the effective time. Furthermore, from and after the effective time, the officers of the Company at the effective time will be the officers of the surviving corporation. Each such director will hold office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the amended and restated certificate of incorporation and the bylaws of the surviving corporation and each such officer will hold office in accordance with the amended and restated certificate of incorporation and the amended and restated bylaws of the surviving corporation.

Merger Consideration

Outstanding Company Common Stock

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company or any wholly-owned subsidiary of the Company (other than those held on behalf of any third party), (ii) all shares owned of record by Parent, Sub or any of their respective wholly-owned subsidiaries, in each case immediately prior to the effective time and (iii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to request appraisal of their shares) will be cancelled and cease to exist and will be automatically converted into the right to receive $3.00 in cash, without interest thereon, subject to any applicable withholding taxes and the following paragraph.

Company-Owned and Parent-Owned Company Common Stock

At the effective time, all shares of Company common stock that are held in the treasury of the Company or owned of record by any of the Company or any Company subsidiaries and all shares of Company common stock owned of record by Parent, Sub or any of their respective subsidiaries (in each case, other than those held on behalf of any third party) will be cancelled and will cease to exist, with no payment being made with respect thereto.

Sub Capital Stock

At the effective time, each issued and outstanding share of capital stock of Sub will be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving corporation.

Dissenting Shares

All Company common stock that is issued and outstanding immediately prior to the effective time and held by a person who did not vote in favor of or consent to the adoption of the merger agreement and who is entitled to appraisal of such shares and complied in all respects with all the applicable provisions of the DGCL (which we refer to as “dissenting shares”) will not be converted into the right to receive the merger consideration, but will be converted into the right to receive fair value of such shares as determined pursuant to the procedures set forth in Section 262 of the DGCL. We refer to a holder of dissenting shares as a “dissenting stockholder.” If such dissenting stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its shares will be deemed to be converted as of the effective time into the right to receive the merger consideration, without interest.

The merger agreement provides that the Company will give Parent prompt written notice of any demands for appraisal of dissenting shares received by the Company, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served on the Company pursuant to Section 262 of the DGCL and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or agree to do or commit to do any of the foregoing.

Treatment of Outstanding Equity Awards and Equity Plans

Company Stock Options

The merger agreement provides that, as of immediately prior to the effective time and upon the terms and subject to the conditions set forth therein, each outstanding Company stock option will be fully vested and cancelled by virtue of the merger and without any action on the part of the holder thereof, and each holder of a cancelled Company stock option will receive, in exchange for the cancellation of such Company stock option, a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled Company stock option and (ii) the excess, if any, of (A) the merger consideration over (B) the exercise price per share subject to the cancelled Company stock option; provided, however, that (i) any such Company stock option with respect to which the exercise price per share subject thereto is equal to or greater than the merger consideration will be cancelled in exchange for no consideration and (ii) such payments will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

Stock Appreciation Rights

The merger agreement provides that, as of immediately prior to the effective time and upon the terms and subject to the conditions set forth therein, each outstanding Company stock appreciation right will be fully vested and cancelled by virtue of the merger and without any action on the part of the holder thereof, and each holder of a cancelled Company stock appreciation right will receive, in exchange for the cancellation of such Company stock appreciation right, a payment in cash, without interest, equal to the product of (i) the total number of shares subject to the cancelled Company stock appreciation right and (ii) the excess, if any, of (A) the merger consideration over (B) the grant price per share subject to the cancelled Company stock appreciation right; provided, however, that (i) any such Company stock appreciation right with respect to which the grant price per share subject thereto is equal to or greater than the merger consideration will be cancelled in exchange for no consideration and (ii) such payments will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

Restricted Stock Unit Awards

The merger agreement provides that, as of immediately prior to the effective time and upon the terms and subject to the conditions set forth therein, each outstanding and unvested Company restricted stock unit award (i) will be fully vested, (ii) any performance conditions applicable to such Company restricted stock unit award (whether or not the performance period has been completed) will be deemed to be achieved at the greater of (A) actual performance achieved as of the day immediately prior to the closing date and (B) the target level of performance, and (iii) will be cancelled by virtue of the merger and without any action on the part of the holder thereof, and each holder of a cancelled Company restricted stock unit award will receive, in exchange for the cancellation of such Company restricted stock unit award, a payment in cash, without interest, equal to the product of (y) the merger consideration multiplied by (z) the number of shares subject to the cancelled Company restricted stock unit award or, in the case of a performance-based Company restricted stock unit award, the number of shares earned or deemed earned with respect to such Company restricted stock unit award as provided therein; provided, however, that such payments will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

Restricted Stock

The merger agreement provides that, as of immediately prior to the effective time and upon the terms and subject to the conditions set forth therein, any restrictions on any shares of Company restricted stock shall lapse and such shares of Company restricted stock shall vest. Each share of Company restricted stock will automatically be converted at the effective time into the right to receive the merger consideration.

Company Stock Plans

The merger agreement provides that, as of the closing, the Company’s 2006 Stock Incentive Plan (as amended and restated on September 6, 2018) and the Company’s 2020 Omnibus Incentive Plan will be terminated, and no further Company options, Company stock appreciation rights, Company restricted stock unit award, Company restricted stock or other rights with respect to shares of Company common stock will be granted thereunder.

Treatment of Warrant

The merger agreement provides that, immediately prior to the effective time, the outstanding and unexercised Company warrant issued to Warrant Holder pursuant to that certain Warrant to Purchase Stock, dated as of July 16, 2019, by and between the Company and the Warrant Holder, unless the Company receives a notice in writing from the Warrant Holder that it elects to have the unexercised portion of the warrant expire, will be deemed to be automatically exercised and, in exchange therefor, the Warrant Holder will receive a payment in cash equal to the product of (y) the merger consideration multiplied by (z) the number of total shares of Company common stock for which the warrant is then exercisable (on a net cash settlement basis), less any applicable withholding taxes.

Exchange Procedures

The merger agreement provides that prior to the effective time, Parent will designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (which we refer to as the

“paying agent”) for the holders of shares of Company common stock (other than shares of restricted stock) to receive the funds to which such holders will become entitled pursuant to the merger agreement (which we refer to as the “exchange fund”). The exchange fund shall be held in trust by the paying agent for the benefit of the holders of shares of Company common stock (other than shares of restricted stock) that are entitled to receive the merger consideration. In the event the exchange fund shall be insufficient to make the payments contemplated of the merger consideration, Parent will promptly deposit, or cause to be deposited, additional funds with the paying agent in an amount sufficient to make such payments. The exchange fund shall not be used for any purpose other than to fund payments of the merger consideration, except as expressly provided for in the merger agreement.

As promptly as practicable after the effective time and in any event not later than the second business day following the effective time, Parent is required to cause the paying agent to mail to each holder of record of a certificate representing a share of Company common stock (which we refer to as a “certificate”) whose shares of Company common stock were converted into the right to receive the merger consideration pursuant to the merger agreement: (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates (or affidavits of loss in lieu thereof) to the paying agent, and will otherwise be in such form and have such other provisions as Parent may reasonably specify, subject to the reasonable consent of the Company; and (ii) instructions for effecting the surrender of the certificates in exchange for payment of the merger consideration. Upon surrender of any certificates (or affidavits of loss in lieu thereof) for cancellation to the paying agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such certificates and such other documents as may be customarily required by the paying agent, the holder of such certificates shall be entitled to receive in exchange therefor the portion of the merger consideration into which the shares formerly represented by such certificates were converted, and the certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment may be made and merger consideration may be issued to a person other than the person in whose name the certificate so surrendered is registered, if such certificate is properly endorsed or is otherwise in proper form for transfer and the person requesting such payment either pays to the paying agent any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate so surrendered or establishes to the reasonable satisfaction of the paying agent that such taxes either have been paid or are not required to be paid.

Each registered holder of a book-entry share shall automatically upon the effective time be entitled to receive the merger consideration, and Parent shall cause payment of the merger consideration with respect to book-entry shares (less any required tax withholdings) to be made to the person in whose name such book-entry shares are registered promptly following the effective time (but in no event more than two (2) business days thereafter) without any action on the part of the person in whose name such book-entry shares are registered.

No interest shall be paid or accrue on any portion of the merger consideration payable upon surrender of any certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any book-entry share.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK WILL BE MAILED TO STOCKHOLDERS HOLDING CERTIFICATED SHARES OF COMPANY COMMON STOCK IF THE MERGER IS COMPLETED.

Lost, Stolen and Destroyed Certificates

If any certificate will have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the person claiming such certificate to be lost, stolen or destroyed, the paying agent or the surviving corporation, as applicable, will issue in exchange for such lost, stolen or destroyed certificate the portion of the aggregate merger consideration into which the shares formerly represented by such certificate were converted pursuant to the merger agreement. However, the owner of such lost, stolen or destroyed certificate may be required, as a condition precedent to the payment of such merger consideration, to provide a bond in a customary amount if so required by Parent, as indemnity against any claim that may be made against Parent, the paying agent or the surviving corporation.

Representations and Warranties

The Company, on the one hand, and Parent, HH Finance and Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties referenced below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to Company stockholders and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and confidential disclosures made by the Company to Parent, HH Finance and Sub in the disclosure letter delivered by the Company in connection with the merger agreement (which we refer to as the “Company disclosure letter”). The representations and warranties contained in the merger agreement should not be relied upon as characterizations of the actual state of facts or conditions of the Company, Parent, HH Finance, Sub or any of their respective subsidiaries, affiliates or businesses. The representations and warranties of each of the parties to the merger agreement will expire at the effective time.

Representations and Warranties of the Company

The Company has made customary representations and warranties to Parent, HH Finance and Sub in the merger agreement regarding aspects of the Company’s business and various other matters pertinent to the merger. The topics covered by the Company’s representations and warranties include the following:

•	the organization, qualification to do business and good standing of the Company;

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the Company’s subsidiaries, including, among other things, the organization, qualification to do business, good standing, capital structure and absence of restrictions with respect to the capital stock of such subsidiaries;

•	the capital structure, and the absence of restrictions with respect to the capital stock and other securities, of the Company;

•	the Company’s authority to enter into, and, subject to receipt of the Company stockholder approval, consummate the transactions contemplated by the merger agreement;

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the absence of conflicts with, or violations of, laws, organizational documents or contracts, in each case as a result of the Company’s execution or delivery of the merger agreement or the performance by the Company of its covenants under, or the consummation by the Company of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the Company’s and its subsidiaries’ governmental permits and compliance with law;

•	the Company’s SEC filings since January 1, 2018, the financial statements contained in such filings and off-balance sheet arrangements;

•	the information contained in this proxy statement;

•	the Company’s and its subsidiaries’ systems of internal control over financial reporting and disclosure controls and procedures;

•	the absence of any Company material adverse effect since December 31, 2019 and the absence of certain other changes or events since December 31, 2019;

•	the absence of undisclosed liabilities;

•	the absence of pending or threatened litigation, actions or proceedings or outstanding judgments;

•	employee benefits matters related to the Company and its subsidiaries;

•	labor matters related to the Company and its subsidiaries;

•	tax matters related to the Company and its subsidiaries;

•	the Company’s and its subsidiaries’ leased real property;

•	environmental matters related to the Company and its subsidiaries;

•	the Company’s and its subsidiaries’ intellectual property;

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contracts that would be required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, and other contracts related to the Company and its subsidiaries that are described in the material contracts representation and warranty in the merger agreement (which we refer to as “material contracts”);

•	compliance with anti-corruption and sanctions laws;

•	insurance coverage related to the Company and its subsidiaries;

•	the opinion of the Company’s financial advisor;

•	the inapplicability of takeover statutes to the merger;

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the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to the Company’s financial advisor, in connection with the transactions contemplated by the merger agreement; and

•	the Company’s relationship with its largest customers and largest vendors.

Some of the Company’s representations and warranties are qualified by the concept of a “Company material adverse effect.” Under the terms of the merger agreement, a Company material adverse effect means any condition, fact, occurrence, development, change, circumstance, event or effect (each of which, we refer to as an “effect”) that has had or would reasonably be expected to have, individually or in the aggregate together with all other effects a material adverse effect on the business, assets, financial condition or results of operations of the Company and the subsidiaries of the Company, taken as a whole. However, none of the following and no effect arising out of or resulting from the following will constitute or be taken into account in determining whether there has been a Company material adverse effect:

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the entry into or the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement, the performance by the Company of the merger agreement or the consummation of the transactions contemplated by the merger agreement (other than for purposes of the representations and warranties regarding conflicts and consents), in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company’s subsidiaries following the effective time and (iii) the impact of any of the foregoing on any of the Company’s or any of the Company’s subsidiaries’ relationships (contractual or otherwise) with its respective customers, suppliers, vendors, business partners or employees;

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any effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein) or any effect affecting any business or industries in which the Company or any of the Company and its subsidiaries operates;

•	the suspension of trading in securities generally on the NASDAQ;

•	any development or change in applicable law, GAAP or accounting standards or the interpretation of any of the foregoing;

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any action taken by the Company or any of the Company’s subsidiaries that is expressly required by the merger agreement or with Parent’s written consent or at Parent’s written request (other than compliance with the Company’s interim operating covenants under the merger agreement);

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the commencement, occurrence, continuation or escalation of any armed hostilities, sabotage, or acts of war (whether or not declared) or terrorism, or any escalation or worsening of acts of terrorism, armed hostilities or war;

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any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of the merger agreement or any of the transactions contemplated by the merger agreement;

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the existence, occurrence, continuation or escalation of any acts of God, force majeure events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or weather-related events or any national, international or regional calamity or any civil unrest or any disease outbreak, pandemic or epidemic;

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any comments or other communications by Parent or Sub of its intentions with respect to the Company or any of the Company’s subsidiaries, including any communications to any employees of the Company or any of the Company’s subsidiaries;

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any changes in the market price or trading volume of the Company common stock, any changes in the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of its subsidiaries;

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any failure of the Company or any of its subsidiaries to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period ending on or after the date of the merger agreement (it being understood that the exceptions in this bullet, the second bullet and the immediately preceding bullet will not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by the other clauses) from being taken into account in determining whether a material adverse effect has occurred), provided, that this bullet will not be construed as implying that the Company is making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period; or

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certain specified matters, COVID-19 or any COVID-19 measures. We refer to as “COVID-19 measures” any reasonable action or inaction by the Company or any Company subsidiary taken (or not taken) to the extent reasonably necessary to address COVID-19 or address or comply with any workforce reduction, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any industry group or any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case in connection with or in response to COVID-19, including the CARES Act and Families First Act.

However, with respect to the exceptions described in the second, third, fourth, sixth and eighth bullets above, such effects will not be prohibited from being taken into account to the extent they materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and its subsidiaries operate.

Representations and Warranties of Parent and Sub

Parent, HH Finance and Sub made customary representations and warranties to the Company in the merger agreement, in each case, subject to customary qualifications and limitations, including representations and warranties relating to the following:

•	the organization and good standing of Parent, HH Finance and Sub;

•	each of Parent’s, HH Finance’s and Sub’s authority to enter into and consummate the transactions contemplated by the merger agreement;

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the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments to which Parent, HH Finance or Sub is a party, in each case as a result of Parent’s, HH Finance’s and Sub’s execution or delivery of the merger agreement or the performance by Parent, HH Finance and Sub of their respective covenants under, or the consummation by Parent, HH Finance and Sub of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the information contained in this proxy statement;

•	the absence of pending or threatened litigation and outstanding orders which would reasonably be expected to prevent or materially delay the merger;

•	the ownership of Sub by Parent;

•	Sub’s lack of operating activities;

•	the equity financing commitment letter and the equity financing;

•	the debt commitment letter and the debt financing;

•	the absence of broker’s, finder’s or investment banker’s fees in connection with the transactions contemplated by the merger agreement;

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the absence of certain contracts or commitments to enter into a contract between Parent, HH Finance, Sub or any of their respective affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand;

•	Parent’s investment intention in acquiring shares of the surviving corporation;

•	the audited financial statements of Parent for the year ended March 31, 2019 and the unaudited financial statements of Parent for the year ended March 31, 2020; and

•	the solvency of Parent, the surviving corporation and each subsidiary of the surviving corporation at and immediately following the effective time.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

Under the merger agreement, the Company agreed that, until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, except (i) as specifically permitted as set forth in the Company disclosure letter as an exception to the corresponding interim operating restrictions, (ii) as expressly required or expressly permitted by any other provision of the merger agreement, (iii) as required by applicable law or (iv) any COVID-19 measures, unless Parent will otherwise agree in writing (which agreement will not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its operations and business in all material respects in the ordinary course of business and to use commercially reasonable efforts to maintain and preserve its assets and business organization, keep available the services of key employees and maintain its relationships with governmental entities, partners, customers, suppliers, licensors and others having significant business dealings with the Company and the Company’s subsidiaries.

Furthermore, the Company agreed that, until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, except as set forth in the Company disclosure letter, as expressly required or expressly permitted by any other provision of the merger agreement or as required by applicable law, as Parent may agree in writing (which agreement may not be unreasonably withheld, delayed or conditioned), the Company will not, and will not permit its subsidiaries to:

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amend the amended and restated certificate of incorporation or amended and restated bylaws of the Company or amend any organizational documents of any subsidiary of the Company in any manner adverse to Parent;

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issue, sell, grant, pledge or otherwise encumber or authorize the issuance, sale, grant, pledge or other encumbrance of any equity securities in the Company or any subsidiary of the Company, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or securities convertible or exchangeable into such equity securities, other than (i) grants of awards under the Company stock plan as set forth in the disclosure letter and (ii) the issuance of shares of Company common stock upon the exercise or vesting of Company options and RSU awards outstanding as of the date of the merger agreement;

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sell, license, lease, rent, assign, abandon, encumber (except with respect to certain permitted liens) or otherwise dispose of any tangible properties or assets (x) with a value in excess of $2.5 million in the aggregate, except (i) sales, licenses, rents, assignments, leases, abandonments, encumbrances or other dispositions made in connection with any transaction between or among the Company and any subsidiary of the Company or between or among the Company’s subsidiaries; (ii) sales or dispositions of inventory made in the ordinary course of business or (iii) pursuant to existing contracts which had been made available to Parent prior to the date of the merger agreement or (y) on non-arm’s length terms;

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declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company or any subsidiary of the Company (other than to the extent payable to the Company or another subsidiary of the Company), whether payable in cash, stock, property or a combination thereof;

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other than (i) in the case of the Company’s subsidiaries or (ii) in connection with tax withholdings on the exercise, vesting or payment of Company options, restricted stock, RSUs or the warrant, in each case, outstanding on the date of the merger agreement, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any equity securities of the Company or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities of the Company;

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merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

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enter into any agreement to make, make, or make any offer to make any acquisition or divestiture of a business or material portion of stock, equity or assets of any person (including by merger, consolidation or acquisition of stock, equity or assets);

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incur, create, redeem, repurchase, prepay, cancel, restructure, refinance or otherwise modify the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, or assume or guarantee the obligations of any person (other than a wholly-owned Company subsidiary) for borrowed money (subject to certain exceptions);

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make any loans, advances or capital contributions to, or investments in (through the acquisition of stock, contributions to capital, property transfer or purchase of property or assets or otherwise), any other person (other than the Company and any of the Company’s subsidiaries) other than loans and advances made to employees in the ordinary course of business not to exceed $100,000 in the aggregate;

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except to the extent required by law or the terms of any Company benefit plan in effect as of the date of the merger agreement or as specifically contemplated by the merger agreement: (i) other than changes with respect to the annual renewals in the ordinary course of business of any Company benefit plans that provide group health or welfare benefits, increase the compensation or benefits payable or to become payable to any current or former employees, officers or directors or individual independent contractors; (ii) other than (A) in connection with the hiring of new employees or a promotion as permitted in the disclosure letter, in each case, to replace an employee who was party to such an agreement, or (B) under the Company’s generally applicable severance policy, grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; (iii) other than as permitted pursuant to clause (ii) above, establish, adopt, enter into, materially amend or terminate any Company benefit plan (or plan, policy, program, contract, arrangement or agreement that would be a Company benefit plan if in effect as of the date of the merger agreement) or collective bargaining or other contract with any labor union, works council or other labor organization; (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company benefit plan; or (v) hire any employee, independent contractor, or service provider to a position with an annual base salary that exceeds $200,000, or terminate the employment of an employee from such a position other than for “cause”;

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make any material change in accounting policies, methods, principles, or procedures, other than as required by GAAP, applicable law or any governmental entity with competent jurisdiction, each as concurred with by the Company’s independent registered public accountants;

•	make any capital expenditures in excess of the budget made available by the Company to Parent prior to the date of the merger agreement;

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except with respect to litigation of the type contemplated by the merger agreement, settle or compromise any proceeding or series of proceedings other than settlements or compromises of proceedings that do not involve the payment of more than $250,000 individually or $1,000,000 in the aggregate (net of any amount covered by insurance or indemnification) and do not involve any non-monetary relief;

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(A) enter into any material contract, other than material contracts with customers, vendors and suppliers in the ordinary course of business or contracts expressly permitted by the merger agreement or (B) materially amend or terminate or waive any material right, remedy or default under any material contract (other than (1) amendments or waivers with respect to any material contract with customers, vendors and suppliers, in each case, in the ordinary course of business, (2) terminations in connection with the enforcement of rights as a result of breach of such contract by the counterparty, termination for cause or similar provision and (3) as otherwise expressly permitted as an exception to the restrictions set forth in the interim operating covenants contained in merger agreement);

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amend, modify, extend, renew or voluntarily terminate any material lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, in a manner which would (A) be adverse in any material respect to the Company and the Company’s subsidiaries, taken as a whole, or (B) result in an increase in the aggregate liability of the Company and the Company’s subsidiaries with respect to all such leases or agreements for the use or occupancy of real property;

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make, change or revoke any material tax election, change any annual tax accounting period, change any material method of tax accounting, enter into any material closing agreement with respect to taxes or settle or surrender any material tax claim, audit or assessment;

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sell, transfer, assign, dispose of, subject to any lien (other than any permitted lien), disclose (other than subject to customary non-disclosure agreements), abandon, or permit to lapse or expire (except pursuant to any maximum statutory expiration) any material Company owned intellectual property;

•	except as required by law, recognize any labor union, works council, or other labor organization as the representative of any Company employees;

•	implement any “plant closing” or “mass layoff” as defined in the WARN Act;

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knowingly waive, release or limit in any material respect any restrictive covenant obligation of any individual whose employment or engagement with the Company or any affiliate ended within the twelve-month period immediately preceding the date of the merger agreement or between the date of the merger agreement and the earlier to occur of the termination of the merger agreement and closing; or

•	enter into any contract, or otherwise agree or authorize any intention, to do any of the foregoing.

Restriction on Solicitation of Competing Proposals

The Company has agreed that it will, and will cause its subsidiaries and its directors, officers, investment bankers and counsel acting at the direction of the Company (which directors, officers, investment bankers and counsel, in each case, to the extent acting at the direction of the Company, we refer to as the “Company representatives”) to, cease any solicitations, discussions, requests or negotiations with any persons that may be ongoing with respect to any inquiry, proposal, or offer that constitutes or could reasonably be expected to lead to a competing proposal (as described below) (which we refer to as an “inquiry”) and promptly request the prompt return or destruction of all confidential information previously furnished to any such person or its representatives (other than Parent and, in each case, to the extent acting at the direction of Parent, Parent’s directors, officers, managers, investment bankers and counsel (which directors, officers, managers, investment bankers and counsel, in each case, to the extent acting at the direction of Parent, we refer to as the “Parent representatives”) acting in such capacity as Parent’s representatives) in connection with a competing proposal made by such person. In addition, until the earlier of the effective time or termination of the merger agreement (if any), the Company has agreed that it will not, and will cause its subsidiaries and the Company representatives not to, directly or indirectly:

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initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make a competing proposal (as described below);

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furnish or provide any non-public information or data regarding the Company or any subsidiary of the Company to any third person in connection with or in response to an inquiry or competing proposal made by such person or any representatives of such third person;

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enter into, engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any person or its representatives with respect to an inquiry or competing proposal made by such person;

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grant any waiver, amendment, permission or release under, or modify any provision of, any standstill provision of any confidentiality or similar agreement to which the Company or any Company subsidiary is a party (other than a limited waiver under any pre-existing confidentiality or similar agreement to the extent necessary to allow for a confidential competing proposal to be made to the Company so long as the Company promptly notifies Parent thereof (including the identity of any such counterparty) after granting any such limited waiver);

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approve, endorse, recommend, or execute or enter into, any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, share purchase agreement or other contract relating to a competing proposal with such person or any of its representative (other than an acceptable confidentiality agreement as contemplated by the merger agreement) (an “alternative acquisition agreement”); or

•	authorize any of, or commit to or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the preceding bullet points, if the Company receives any inquiry or competing proposal from any third party, the Company may (1) contact any person or group of persons that has made any inquiry or competing proposal after the date of the merger agreement that did not result from a breach of the non-solicit provisions contained in the merger agreement (other than a breach that is immaterial and unintentional) solely to request in writing the clarification of the terms and conditions thereof so as to determine whether such inquiry or competing proposal constitutes or could reasonably be expected to lead to a superior proposal (as long as the Company promptly (and in any event within twenty-four (24) hours following receipt thereof or the making of such request) provides Parent a copy of such request and the response of such person to such request) and (2) inform such third party that the Company is contractually prohibited from engaging in discussions with, or otherwise responding to, such third party in response thereto.

A “competing proposal” is defined in the merger agreement to mean any proposal or offer (whether or not in writing) from any person (other than Parent, Sub or any of their respective affiliates) relating to:

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the acquisition (whether by merger, consolidation, exchange, equity investment, joint venture, recapitalization (including a leveraged recapitalization or extraordinary dividend), reorganization, other business combination or otherwise) by any person of more than twenty percent (20%) of the consolidated assets (based on fair market value or book value) or revenues of the Company and the Company’s subsidiaries, taken as a whole;

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the issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or “group” of persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company;

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a transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group” which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or

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any merger, combination, share exchange or similar transaction as a result of which the holders of shares of Company common stock issued and outstanding immediately prior to such transaction would own less than eighty percent (80%) of the outstanding voting power of the parent entity resulting from such transaction.

Notwithstanding the non-solicitation provisions described above, if, at any time following the date of the merger agreement and prior to obtaining the receipt of the Company stockholder approval, (i) the Company receives a bona fide written competing proposal from a person that did not result from a breach of the non-solicitation provisions described above (other than a breach that is immaterial and unintentional), and (ii) the Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such competing proposal constitutes or could reasonably be expected to lead to a superior proposal (as described below), then the Company may (A) furnish information including with respect to the Company and its subsidiaries to the person making such competing proposal and its representatives pursuant to the terms of an acceptable confidentiality agreement (and provided that the Company has previously provided, or substantially concurrently provides (in any event no later than twenty-four (24) hours thereafter), such information to Parent) and (B) participate in discussions or negotiations with, and only with, the person making such competing proposal and its representatives regarding such competing proposal pursuant to the terms of an acceptable confidentiality agreement; provided, however, the Company will not, and will not permit its subsidiaries or authorize the Company representatives to, disclose any material non-public information regarding the Company to such person or any of its representatives or participate in any such discussions or negotiations without first entering into an acceptable confidentiality agreement with such person (or such person being bound by an acceptable confidentiality agreement).

The Company has agreed that it will reasonably promptly (but in no event more than 24 hours) following the Company’s receipt of any inquiry, competing proposal or request for non-public information in connection with a competing proposal (or that could reasonably be expected to result in a competing proposal), from and after the execution of the merger agreement, the Company shall notify Parent in writing of the receipt of such inquiry, competing proposal or request, and the terms and conditions of such inquiry, competing proposal or request (including, in each case, the identity of the person making any such competing proposal, inquiry or request), and the Company shall provide to Parent together with such notification: (i) a copy of such inquiry, competing proposal or request, if in writing (including copies of any written requests, offers, or proposals); or (ii) a written summary of the material terms of such inquiry, competing proposal or request, if oral (or not otherwise made in writing), and in each case copies (in writing) or summaries (if not in writing) of any responses thereto with respect to the terms and conditions of such inquiry or competing proposal.

A “superior proposal” is defined in the merger agreement to mean a bona fide written competing proposal (with all percentages in the definition of competing proposal changed to fifty percent (50%)) on terms that the Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and considering all the terms and conditions of such proposal and the merger agreement (including, among other things, if appropriate, the conditionality and the timing and likelihood of consummation, financing contingencies, regulatory approvals, stockholder litigation, identity of person making the competing proposal (including whether stockholder approval of such person is required), breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the Company of such proposal), to be reasonably likely to be consummated in accordance with its terms and more favorable to the stockholders of the Company (in their capacities as such) from a financial point of view than the transactions contemplated by the merger agreement (including any changes to the terms of the merger agreements committed to by Parent to the Company in writing in response to such competing proposal).

Obligations of the Board with Respect to Its Recommendation

The merger agreement provides that, subject to certain exceptions described below, the Board will recommend to the stockholders of the Company that the merger agreement be adopted (which, such recommendation, we refer to as the “Company recommendation”) and neither the Board nor any committee thereof will, directly or indirectly: (i) adopt, authorize, approve, accept, declare advisable, submit to vote of its stockholders or recommend, or resolve to or publicly propose or publicly announce an intention to, approve or recommend, to its stockholders any competing proposal or proposal that could lead to a competing proposal; (ii) withhold, withdraw, modify, qualify or amend (or publicly propose to withhold, withdraw, modify, qualify or amend), in a manner adverse to Parent, the Company recommendation; (iii) allow, authorize or cause the Company or any of the Company subsidiaries to enter into, or announce the authorization or intention to enter into, any alternative acquisition agreement or letter of intent, term sheet, agreement in principle or other contract in respect of a competing proposal that requires or causes the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; (iv) following the public announcement by a third party of a bona fide competing proposal by such third party, fail to reaffirm publicly the Company recommendation by the earlier to occur of at least five (5) business days prior to the date of the Company stockholders meeting (as such date may have been adjourned or postponed) and five (5) business days following a request therefor by Parent (or such shorter period as may exist between the date of the competing proposal and the date of the Company stockholders meeting), (v) make any recommendation or public statement in connection with a tender offer or exchange offer relating to securities of the Company which does not reaffirm the Company recommendation, other than a recommendation against such offer or a “stop, look and listen” communication by the Board or any committee thereof, (vi) within ten (10) business days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the Company recommendation or (vii) formally resolve to effect, publicly announce an intention or resolution to, or agree to take any of the foregoing actions (any action in this paragraph being referred to as an “change of Company recommendation”).

Notwithstanding anything to the contrary contained in the merger agreement, at any time prior to the prior to (but not after) obtaining the Company stockholder approval, the Board (or a committee thereof) may, if (A) a bona fide competing proposal (that did not result from a breach of the merger agreement) (other than any breach that is immaterial and unintentional) is made to the Company by a third person that is not withdrawn and (B) the Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such competing proposal constitutes a superior proposal, make a change of Company recommendation and if it so chooses, cause the Company to terminate the merger to enter into an alternative acquisition agreement with respect to a competing proposal that constitutes a superior proposal simultaneously with the termination of the merger agreement so long as it pays Parent the Company termination fee simultaneously with such termination, in each case only if:

(i)

the Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law;

(ii)

the Company has provided Parent prior written notice of the Company’s intention to make a change of Company recommendation (a “notice of superior proposal change of recommendation”), which notice of superior proposal change of recommendation shall (A) advise Parent that the Company has received a competing proposal and that the Board has concluded in good faith (after consultation with the Company’s financial and outside legal counsel) that such competing proposal constitutes a superior proposal, and absent any revision to the terms and conditions of the merger agreement, the Company intends to make a change of Company recommendation or terminate the merger agreement, (B) specify the terms and conditions of such superior proposal (including copies of all relevant documents that provide for the terms and conditions of such competing proposal and the proposed commitments or agreements to finance such competing proposal) and (C) identify the person making such superior proposal (the merger agreement provides that neither the delivery of the notice of superior proposal change of recommendation by the Company to Parent nor the public announcement that the Company has delivered such notice of superior proposal change of recommendation (but for the avoidance of doubt, not the entry into an alternative acquisition agreement) shall in and of itself constitute a change of Company recommendation unless within two (2) business days after the end of the period contemplated by clause (iii) the Board (or a duly authorized committee thereof) fails to reaffirm the Company recommendation;

(iii)

the Company and its representatives have negotiated in good faith with Parent, to the extent Parent requests to negotiate, with respect to any changes to the terms of the merger agreement proposed by Parent for at least five (5) business days following receipt by Parent of such notice of superior proposal change of recommendation (the merger agreement provides that any amendment to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material term of such superior proposal shall require a new notice of superior proposal change of recommendation and the Company and its representatives shall be required to comply with the merger agreement with respect to such notice of superior proposal change of recommendation except that the five (5) business day period referred to above shall instead be an additional three (3) business day period from the date of such notice); and

(iv)

following the period(s) referred to in clause (iii) (including any subsequent period following the delivery of a subsequent notice of superior proposal change of recommendation), giving due consideration to any changes to the terms of the merger agreement proposed by Parent to the Company, the Board (or a duly authorized committee thereof) has determined in good faith, after (A) consultation with the Company’s financial advisor and outside legal counsel, that such competing proposal would nevertheless continue to constitute a superior proposal if such changes offered in writing by Parent were to be given effect and (B) consultation with the Company’s outside legal counsel, that failure to take such action would be inconsistent with the Board’s exercise of its fiduciary duties under applicable law.

At any time prior to the prior to (but not after) obtaining the Company stockholder approval and other than with respect to a superior proposal, the Board (or a duly authorized committee thereof) may make a change of

Company Recommendation in response to an intervening event, only if the Board (or a duly authorized committee thereof) has (i) determined in good faith (after consultation with the Company’s outside legal counsel) that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law and (ii) at or following the end of at least five (5) business days with respect to the relevant notice of intervening event as set out in the remainder of this paragraph, and after taking into account (after consultation with the Company’s outside legal counsel and financial advisor) any changes to the terms and conditions of the merger agreement timely proposed by Parent in response to a notice of intervening event, the Board (or a duly authorized committee thereof) shall have determined in good faith (after consultation with the Company’s outside legal counsel) that the failure to make an change of Company recommendation in response to such intervening event would continue to be inconsistent with the Board’s fiduciary duties under applicable law; provided, however, that no change of Company recommendation may be made until the conclusion of the five (5) business days following Parent’s receipt of a written notice from the Company (which we refer to as the “notice of change of recommendation”) advising Parent that absent any revision to the terms and conditions of the merger agreement, the Board (or a duly constituted committee thereof) intends to make change of Company recommendation due to an intervening event and specifying in reasonable detail the intervening event and the reasons for such change of Company recommendation. During such five (5) business day period, the Company shall, and shall cause its representatives to negotiate with Parent and its representatives in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that the Board (or a duly authorized committee thereof) no longer determines (after consultation with its outside legal counsel) that the failure to make a change of Company recommendation in response to such intervening event would be inconsistent with the Board’s exercise of their fiduciary duties under applicable law. In determining whether the failure to make a change of Company recommendation in response to an intervening event would be inconsistent with the Board’s exercise of its fiduciary duties under applicable law, the Board (or a duly authorized committee thereof) shall take into account any changes to the terms and conditions of the merger agreement timely proposed by Parent in response to such notice of change of recommendation with respect to such intervening event.

An “intervening event” is defined in the merger agreement to mean an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a competing proposal or superior proposal) which materially improves the business, assets, operations or prospects of the Company and its subsidiaries, arising after the date of the merger agreement, that was neither known to, nor reasonably foreseeable by, the Board prior to the date of the merger agreement but becomes known to the Board after the date of the merger agreement.

Efforts to Complete the Merger

The merger agreement provides that (i) subject to the ability of Board to change its recommendation, each of Parent, HH Finance, Sub and the Company will use its reasonable best efforts to consummate the transactions contemplated by the merger agreement and to cause the conditions to the closing in the merger agreement to be satisfied. More specifically, Parent, Sub and the Company shall (and Parent, HH Finance and Sub shall cause their subsidiaries to) use their respective reasonable best efforts to (A) promptly obtain all actions or nonactions, consents, permits (including environmental permits), waivers, approvals, authorizations and orders from governmental entities or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement, (B) as promptly as practicable, and in any event within 10 business days after the date of the merger agreement make and not withdraw (without the Company’s consent) all registrations and filings with the FTC and the DOJ in connection with the consummation of the transactions contemplated by the merger agreement, including the filings required of their ultimate parent entities, (C) as promptly as practicable, and in any event within 20 business days after the date of the merger agreement, make (and cause their relevant affiliates required to make in accordance with applicable antitrust law) and not withdraw (without the Company’s consent) all registrations and filings (including in draft form where applicable) with any foreign governmental entities under any other antitrust law, and promptly make any further filings pursuant thereto that may be necessary or advisable (D) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its affiliates is a party challenging or affecting the merger agreement or the consummation of the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding; (E) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect thereto; (F) seek to resolve any objection or assertion by any governmental entity challenging the merger agreement or the transactions; and (G) execute and deliver any additional instruments necessary or advisable to consummate the merger; provided, that in the event the FTC, DOJ or any foreign governmental entities under any other antitrust law is closed or not accepting filings as required under the foregoing clauses (B) and (C), then the periods provided under clauses (B) and (C) will be extended day-for-day, for each business day such governmental closure is in effect.

The merger agreement provides that (i) Parent and Sub will promptly take, and will cause each of its subsidiaries to take, any and all actions necessary or advisable in order to avoid or eliminate each impediment to the consummation of the transactions contemplated in the merger agreement and to obtain all approvals and consents (including those under any antitrust laws and that may be required by any governmental entity with competent jurisdiction) so as to enable the consummation of the transactions contemplated under the merger agreement as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the surviving corporation or any of their respective controlled affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant governmental entity) as may be required or advisable to obtain such approvals or consents of such governmental entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement and (ii) the Company may make, subject to the condition that the transactions contemplated by the merger agreement actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the transactions contemplated by the merger agreement) as are required to obtain such approvals or consents of such governmental entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement (we refer to the matters described in this sentence, individually or collectively, “remedy actions”); provided, that, in no event will Parent or its affiliates or subsidiaries be required to take, or propose or agree to take, any such remedy actions that, individually or in the aggregate, would, or would be reasonably expected to, have a material adverse effect on the business, results of operations, assets or financial condition of the Parent and its subsidiaries (including the Company and its subsidiaries) after taking effect of the merger (but for this purpose measuring the business, results of operations, assets and financial condition of Parent and its subsidiaries (including the Company and its subsidiaries) as though they were the same size and amounts as those of just the Company and the Company subsidiaries, taken as a whole); provided, further, that the Company shall not take, or agree to take, any such remedy actions, without the prior written consent of Parent. The merger agreement also provides that neither Parent nor Sub, directly or indirectly, through one or more of their respective controlled affiliates, will take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent the satisfaction of the conditions to the closing in the merger agreement or the consummation of the merger.

Without limiting the generality of the obligations described above, each party agreed that it will:

•	give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the merger;

•	keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and

•	promptly inform the other parties of any substantive communication to or from the FTC, the DOJ Antitrust Division or any other governmental entity regarding the merger.

Each party agreed that it will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any governmental entity in connection with the transactions contemplated by the merger agreement, provided that the parties will not be required to provide the other with copies of their notification and report form under the HSR Act.

Obligations with Respect to this Proxy Statement and the Special Meeting

The Company agreed to, as promptly as practicable following the date of the merger agreement, prepare and cause to be filed with the SEC a preliminary proxy statement containing the Company recommendation, unless the Board has made a change of Company recommendation, to be sent to the Company stockholders in connection with the special meeting of the Company stockholders, held for the purpose of voting on, among other things, the approval and adoption of the merger agreement (including any adjournments or postponements thereof) (which we refer to as the “stockholder meeting”). Parent, Sub and the Company are required to cooperate with each other in the preparation of such proxy statement, among other things. The Company is required to promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the preliminary proxy statement and is required to provide Parent with copies of all non-routine correspondences between the Company and the SEC that are related to the preliminary proxy statement. The Company is required to use its reasonable best efforts to respond as promptly as practicable to, and resolve, any comments from the SEC with respect to the proxy statement, and Parent must cooperate in connection therewith.

The Company is further required to, as promptly as reasonably practicable after the proxy statement is cleared by the SEC for mailing to Company stockholders, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on, among other things, the approval and adoption of the merger agreement. Pursuant to the terms of the merger agreement, the Company agreed that the Board would recommend that Company stockholders adopt the merger agreement, and the Company is required to use its reasonable best efforts to solicit from Company stockholders proxies in favor of the adoption of the merger agreement.

Access to Information

From the date of the merger agreement to the effective time, pursuant to the terms of the merger agreement, the Company agreed that it will, and will cause each of its subsidiaries to: (i) provide to Parent and Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company subsidiaries and to the books and records and (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and Company subsidiaries as Parent or its Representatives may reasonably request. However, the Company will not be required to (or to cause any of its subsidiaries to) afford such access or furnish such information to the extent the Company believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any confidentiality obligations of the Company or any Company subsidiary to any third person or otherwise breach, contravene or violate any then effective contract to which the Company or any Company subsidiary is party (provided that the Company shall use its reasonable efforts to obtain the required consent of such third party to such access or disclosure and implement appropriate procedures to enable the disclosure of such information) or otherwise result in the Company taking any action inconsistent with the merger agreement; (C) result in a competitor of the Company or any of its subsidiaries receiving information that is competitively sensitive; (D) breach, contravene or violate any applicable law (including the HSR Act or any other competition or antitrust law) or (E) jeopardize the health and safety of any employee of the Company or the Company subsidiaries, in light of COVID-19 or any COVID-19 Measures; provided that the Company will use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege, violate confidentiality obligations, reveal information to a competitor or breach, contravene, violate such applicable contract or law or jeopardize such health and safety.

Director and Officer Indemnification and Insurance Information

Pursuant to the merger agreement, from and after the effective time, Parent is obligated to cause the surviving corporation to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the subsidiaries of the Company and each fiduciary under benefit plans of the Company or any of its subsidiaries and each such person who performed services at the request of the Company or any of its subsidiaries (we refer to each as an “indemnified party”), against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the effective time (and whether asserted or claimed prior to, at or after the effective time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of the Company or any of its subsidiaries (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time, and including any reasonable and documented expenses incurred in enforcing such person’s rights. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the effective time), the surviving corporation shall pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in the organizational documents and any indemnification or other similar agreements of the Company as in effect on the date of the merger agreement (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under law).

Also, the Company will be permitted to, prior to the effective time (and if the Company fails to do so, Parent will cause the surviving corporation to), obtain and fully pay the premium for D&O insurance that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy, provided that in no event shall the premium of the D&O insurance exceed 300% of the then current aggregate annual premium of the Company’s existing policy in place at the time of closing. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policy as of the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O insurance for such six year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement.

In addition, for not less than six (6) years from and after the effective time, the certificate of incorporation and bylaws (or other similar documents) of the surviving corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the effective time than are currently set forth in the Company’s second amended and restated certificate of incorporation and second amended and restated bylaws. The contractual indemnification rights, if any, in existence on the date of the merger agreement with any of the directors, officers or employees of the Company that have been made available to Parent prior to the date hereof shall be assumed by the surviving corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the effective time.

Employee Benefits

Under the merger agreement, for a period beginning on the effective time and for the nine (9) month period following the effective time, Parent has agreed to provide, or cause its subsidiaries (including the surviving corporation) to provide, each employee of the Company and its subsidiaries immediately prior to the closing and who continues to be employed by the company following the effective time (each, a “company employee”) with (i) base salary or base wages and target annual cash bonus opportunities that are no less favorable, in the aggregate, than those provided to such company employee immediately prior to the effective time, (ii) severance benefits that are no less favorable than the severance benefits provided under the Company’s generally applicable severance policy, and (iii) other compensation and benefits (including paid-time off, but excluding defined benefit pension, nonqualified deferred compensation, equity or equity-based and post-termination or retiree health or retiree welfare benefits) to the company employees in each jurisdiction as a group that are substantially comparable, in the aggregate, to those provided to such group of company employees immediately prior to the effective time.

In addition, from and after the effective time, Parent has agreed to assume, honor and continue, or to cause its subsidiaries (including the surviving corporation) to assume, honor and continue all of the Company’s employment, severance, retention, cash incentive compensation and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement) in accordance with their terms as in effect immediately prior to the effective time, including with respect to any payments, benefits or rights arising as a result of the transaction.

For purposes of determining eligibility to participate and vesting, and solely for determining the level of paid time off and severance benefits (but excluding benefit accruals under any defined benefit pension plan or any retiree or post-retirement welfare benefits or for any purposes under any equity or equity-based plan or arrangement) under any employee benefit plan, program, policy or arrangement maintained by Parent or any of its subsidiaries (including the surviving corporation) subsidiaries (including surviving corporation), Parent has agreed to credit each company employee’s service with or otherwise credited by the Company or any of its subsidiaries as employees will be treated as service with Parent and its subsidiaries (including surviving corporation) to the same extent and for the same purposes as recognized under the terms of any analogous Company employee benefit plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service. Parent has further agreed to, or to cause its subsidiaries (including the surviving corporation) to use commercially reasonable efforts to (i) waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent or any of its subsidiaries (including the surviving corporation) in which company employees (and their eligible dependents) will be eligible to participate from and after the effective time (except to the extent that such limitations, exclusions, requirements or waiting periods would not have been satisfied or waived under the comparable Company benefit plan immediately prior to the effective time), and (ii) recognize any co-payments, deductibles and similar expenses incurred by each company employee (and his or her eligible, covered dependents) during the calendar year in which the effective time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans in which such company employee (and dependents) will be eligible to participate from and after the effective time.

Parent has further agreed to, or to cause its subsidiaries (including the surviving corporation) to, provide (i) each company employee who participates in the Company’s annual cash incentive program for the 2019 calendar year a payment (if unpaid prior to the effective time) no less than that due with respect to such company employee’s annual bonus under such program (subject to an aggregate limit of $11,280,163), and (ii) each company employee who participates in the Company’s annual cash incentive program for the 2020 calendar year a payment in accordance with the terms of such program as implemented by the Company (which such program is subject to certain parameters under the terms of the Company Disclosure Letter, including a minimum bonus pool amount of $3,000,000 and a maximum total bonus pool amount of $15,000,000).

To the extent requested in writing by Parent, the Company shall, at least one (1) day prior to the closing date, cease contributions to, and adopt written resolutions to terminate, each Company benefit plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Company 401(k) plan”) and to provide for 100% vesting of all participants under the Company 401(k) plan (in each case, effective no later than the date preceding the closing date). If Parent requests that the Company 401(k) plan be terminated, Parent or the Company, as applicable, have agreed to take all actions as may be required to (i) make, prior to the termination of the Company 401(k) plan, discretionary company matching contributions (A) for the 2019 plan year equal to the amount accrued by the Company in its financial statements (as of the date of the merger agreement) and (B) for the 2020 plan year, equal to 50% of the first 5% of eligible compensation deferred by each company employee (subject to a cap of $6,000), (ii) provide that company employees will be eligible to participate in the Parent’s applicable 401(k) plan, effective as soon as reasonably practicable following the effective time, and (iii) permit company employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in the form of cash, including notes (in the case of loans) from the Company 401(k) plan to the Parent’s applicable 401(k) plan.

Financing

The consummation of the merger is not conditioned upon Parent’s or Sub’s receipt of financing. However, under the merger agreement, Parent, HH Finance and Sub, as applicable, are obligated to use their reasonable best efforts to arrange and do all things necessary or advisable to obtain the financing as soon as reasonably practicable, and, in any event, not later than the date and time of the closing is required to occur under the merger agreement, on the terms and conditions described in the debt commitment letter, HH credit agreement and equity financing commitment letter. Parent, HH Finance and Sub are permitted to terminate the commitments in respect of the debt financing (or other definitive financing documents) so long as Parent, HH Finance and Sub have arranged and obtained prior to or simultaneously with such termination substitute financing commitments in respect of other financing from the same and/or alternative bona fide third party financing sources (which alternative providers shall be reasonably acceptable to the Company as to financial ability to provide the commitments), which substitute financing shall be in an amount sufficient to fund, when taken together with the equity financing to discharge and pay the full amount needed amounts due and owing under the merger agreement and so long as such substitution (and any substituted financing) would not have, or would be reasonably expected to have, a funds certainty effect (under and as defined in the merger agreement). If any portion of the debt financing expires or is terminated or any portion becomes unavailable on the terms and conditions contemplated in the debt commitment letter and/or the HH credit agreement (or the definitive documentation related thereto) with the result that the aggregate financing available at closing is or is reasonably expected to be insufficient to fund the amounts due and owing under the merger agreement, Parent, HH Finance and Sub are obligated to use their reasonable best efforts to arrange for and obtain financing from the same sources or alternative sources in an amount that together with any remaining debt or equity financing is sufficient to fund the amounts due and owing under the merger agreement on terms and conditions such that such alternative financing would not have a funds certainty effect (under and as defined in the merger agreement) as promptly as practicable following the occurrence of such event, but no later than the fifth (5th) business day immediately preceding the outside date. With certain exceptions and so long as there is no funds certainty effect (under and as defined in the merger agreement), Parent, HH Finance and Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the debt commitment letter and/or the HH credit agreement (or the definitive documentation related thereto) or equity financing commitment letter without the prior written consent of the Company to the extent such amendments, modifications or waivers would have, or be reasonably be expected to have, funds certainty effect (under and as defined in the merger agreement).

Subject to certain exceptions, on or prior to the closing, the Company is obligated to, and must cause the subsidiaries of the Company to and instruct the Company representatives to, in each case, use reasonable best efforts to provide to Parent, HH Finance and Sub all customary cooperation reasonably requested by Parent or HH Finance in connection with the arrangement of the debt financing, at Parent’s sole expense. Parent has agreed to reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its subsidiaries in connection with such cooperation, and to indemnify the Company, its subsidiaries and their respective representatives against losses incurred in connection with the debt financing and any information used in connection therewith (other than historical information provided in writing by the Company, its subsidiaries and their respective representatives specifically for use in connection therewith).

Other Covenants and Agreements

Under the merger agreement, the Company and Parent have made certain other covenants to, and agreements with, each other regarding various other matters, including:

•	preparation of this proxy statement;

•	public statements and disclosure concerning the merger agreement and the transactions contemplated by the merger agreement;

•	state anti-takeover or other similar laws;

•

the Company’s ability to take all actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the merger are exempt under Rule 16b-3 under the Exchange Act;

•	participate in the defense of litigation brought by Company stockholders and any other third party litigation against the Company or its directors or officers arising out of or relating to the merger;

•	director resignations; and

•	stock exchange de-listing and de-registration matters.

Conditions to the Merger

Conditions to Each Party’s Obligations

The Company’s, Parent’s, HH Finance’s and Sub’s respective obligations to effect the merger are subject to the satisfaction (or, to the extent permitted by applicable law, mutual waiver by the Company and Parent) of the following conditions:

•	the Company having received the Company stockholder approval;

•

no court or similar governmental entity of competent jurisdiction having issued or entered any judgment that is in effect and enjoins or prohibits the consummation of the merger; provided, however, that this condition shall not be available to any party whose failure to fulfill its obligations related to the consummation of the merger results in the failure of this condition to be satisfied; and

•

any applicable waiting period (or any extensions thereof) applicable to the merger under the HSR Act having expired or been terminated and any applicable approval having been obtained or any applicable waiting period having expired or been terminated under the competition, antitrust, merger control or investment laws of certain other jurisdictions.

Conditions to Parent’s and Sub’s Obligations

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•

each of the Company’s representations and warranties contained in the merger agreement (other than those representations and warranties with respect to (i) the organization, qualification to do business and good standing of the Company, to the extent addressed below; (ii) the capital structure, to the extent addressed below; (iii) the Company’s authority to enter into, and, subject to Company stockholder approval, consummate the transactions contemplated by the merger agreement; (iv) the absence of certain governmental approvals, (v) the absence of a Company material adverse effect on the Company; and (vi) the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to the Company’s financial advisor, in connection with the transactions contemplated by the merger agreement), without regard to materiality or Company material adverse effect qualifiers contained within such representations and warranties, being true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company material adverse effect as of the closing date as though made on and as of the closing date (except to the extent expressly made as of a specific date, in which case as of such specific date);

•

each of the Company’s representations and warranties contained in the merger agreement with respect to (i) the organization, qualification to do business and good standing of the Company in the state of Delaware; (ii) the Company’s authority to enter into, and, subject to Company stockholder approval, consummate the transactions contemplated by the merger agreement; (iii) the governmental approvals requirement, and (iv) the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to the Company’s financial advisor in connection with the transactions contemplated by the merger agreement (the “fundamental representations”) qualified by materiality or Company material adverse effect being true and correct in all respects, and each of the other fundamental representations being true and correct in all material respects as of the closing date as though made on and as of the closing date (except to the extent expressly made as of a specific date, in which case as of such specific date);

•

the Company’s representations and warranties contained in the merger agreement related to the absence of a Company material adverse effect on the Company being true and correct in all respects as of the closing date as though made on and as of the closing date (except to the extent expressly made as of a specific date, in which case as of such specific date);

•

the Company’s representation and warranty contained in the merger agreement with respect to the outstanding capital stock and equity awards of the Company being true and correct in all respects as of the closing date as though made on and as of the closing date (except to the extent expressly made as of a specific date, in which case as of such specific date) (other than inaccuracies that are de minimis in amount);

•

the Company having performed or complied in all material respects with all agreements and covenants as required to be performed or complied with by the Company under the merger agreement at or prior to the effective time;

•	no proceeding under any law relating to bankruptcy, insolvency or reorganization will have been instituted and not dismissed against the Company;

•	the absence of a Company material adverse effect; and

•

the delivery by the Company to Parent of a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company as to the satisfaction of the conditions described above.

Conditions to the Company’s Obligations

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•

each of the representations and warranties of Parent, HH Finance and Sub contained in the merger agreement related to Parent’s, HH Finance’s and Sub’s authority to enter into and consummate the transactions contemplated by the merger agreement is true and correct in all material respects as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

each of the representations and warranties of Parent, HH Finance and Sub contained in the merger agreement being true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the closing date as though made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) other than failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Parent, HH Finance and Sub to consummate the transactions contemplated by the merger agreement;

•

each of Parent, HH Finance and Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by Parent, HH Finance or Sub under the merger agreement at or prior to the effective time; and

•

each of Parent, HH Finance and Sub having delivered to the Company a certificate from each of Parent, HH Finance and Sub and signed by its respective chief executive officer or chief financial officer, certifying as to the satisfaction of the conditions described above.

Termination of the Merger Agreement

Termination Rights Exercisable by the Company and Parent

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company stockholder approval and whether before or after adoption of the merger agreement by Parent as sole stockholder of Sub, by either the Company or Parent:

•	by mutual written consent of Parent and the Company;

•

if the merger is not consummated on or before the outside date; provided, however, that Parent or the Company, as the case may be, is not permitted to terminate the merger agreement for failure to consummate the merger by the outside date if the material breach, inaccuracy or failure to perform or comply by such person of any of its respective representations, warranties, covenants or obligations contained in the merger agreement resulted in, or materially contributed to, the failure to consummate the merger by the outside date;

•	if the Company did not obtain the Company stockholder approval upon a vote taken at the stockholder meeting, including any adjournments or postponements thereof; or

•

if any court or governmental entity of competent jurisdiction issues or enters any judgment permanently enjoining or otherwise prohibiting the consummation of the merger and such judgment becomes final and non-appealable, provided that this right to terminate the merger agreement will not be available to any party who has failed in any material respect to comply with those provisions of the merger agreement described under “The Agreement and Plan of Merger—Efforts to Complete the Merger” before asserting such right to terminate and such failure resulted in, or was the principal cause of, any such judgment.

Termination Rights Exercisable by the Company

The Company may also terminate the merger agreement:

•

if, at any time prior to the receipt of the Company stockholder approval, the Board or a duly authorized committee thereof has authorized the entry into an alternative acquisition agreement providing for a superior proposal in accordance with the applicable change of recommendation and match right provisions of the merger agreement; but only if the Company and pays Parent a termination fee of approximately $6.2 million (which we refer to as the “Company termination fee”) prior to or simultaneously with such termination and enters into such alternative acquisition agreement substantially concurrently with such termination;

•

if (i) there is an inaccuracy in Parent’s, HH Finance’s or Sub’s representations contained in the merger agreement or Parent, HH Finance or Sub fails to perform its covenants, in either case that Parent’s, HH Finance’s and Sub’s conditions would not be satisfied; (ii) the Company has delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the outside date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company will not be permitted to terminate the merger agreement if the inaccuracy of the representations of the Company or the Company’s failure to perform its covenants is such that a condition of the Company would not be satisfied; or

•

if (i) all of the conditions in the obligations of Parent to consummate the merger (other than those conditions that by their nature are to be satisfied at the closing or that have failed to be satisfied as a result of the material inaccuracy of any of Parent’s, HH Finance’s or Sub’s representations or warranties or Parent’s, HH Finance’s or Sub’s material failure to perform any of its covenants or agreements) have been and continue to be satisfied or waived at the time the closing was to occur, (ii) the Company has irrevocably notified Parent in writing that the Company is, and during such time stands, ready, willing and able to consummate the closing, and (iii) Parent and Sub have failed to consummate the closing on the date by which the closing is required to have occurred.

Termination Rights Exercisable by Parent

Parent may also terminate the merger agreement:

•	if, at any time prior to the Company’s receipt of the Company stockholder approval, the Board effects a change of Company recommendation; or

•

if (i) there is an inaccuracy in the Company’s representations contained or the Company has failed to perform its covenants, in either case such that the conditions of the Company would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the outside date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate the merger agreement if the inaccuracy of the representations of Parent or Sub or Parent’s or Sub’s failure to perform its covenants is such that a condition of Parent or Sub satisfied.

Effect of Termination

If the merger agreement is terminated by the Company or Parent, the merger agreement will become void and there will be no liability or obligations on the part of Parent, Sub or the Company or their respective subsidiaries, officers or directors, except that the following obligations would survive such termination:

•	the obligations under the confidentiality agreement;

•	the parties’ agreement regarding costs and expenses incurred in connection with the merger agreement and the merger;

•

Parent’s agreement to indemnify and hold harmless the Company, its subsidiaries and the Company representatives from and against any and all liabilities, losses, claims, costs, expenses, interest, awards, judgment and penalties suffered or incurred by them in connection with the financing;

•

Parent and HH Finance’s agreement not to sell, encumber or otherwise dispose of any properties or assets, in each case, the principal purpose of which would be to avoid their respective obligations under the merger agreement;

•	the respective obligations of Company and Parent to pay a termination fee (as applicable); and

•

except as otherwise provided in the merger agreement in the event of a payment of certain termination fees, any liabilities or damages incurred or suffered by Parent as a result of the willful and material breach by the Company that materially contributed to the failure of the closing to occur.

Expenses; Termination Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement, shall be paid by the party incurring such expense.

The Company has agreed to pay Parent the Company termination fee if:

•

Parent validly terminates the merger agreement as described in the first bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above;

•

the Company validly terminates the merger agreement as described in the first bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by the Company,” above; or

•

(i) (A) Parent validly terminates the merger agreement as described in the second bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above (as a result of a breach by the Company of any of its covenants in the merger agreement), or (B) Parent or the Company validly terminates the merger agreement as described in the second (if the Company stockholder approval has not been obtained) or third bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent,” above, (ii) following the execution of the merger agreement and prior to the termination of the merger agreement, a competing proposal shall have been made to the Board (in the case of a termination pursuant to the second bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above (as a result of a breach by the Company of any of its covenants in the merger agreement), or Parent or the Company validly terminates the merger agreement as described in the second bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent,” above) (if the Company stockholder approval has not been obtained) or publicly made or disclosed or any competing proposal became publicly known (and any such competing proposal was not withdrawn at least five (5) business days prior to the event giving rise to the termination of the merger agreement), and (iii) within twelve (12) months after the termination of the merger agreement, the Company shall have (x) entered into an alternative acquisition agreement to effect any competing proposal (and such competing proposal is later consummated) or (y) consummated any competing proposal, then the Company shall pay to Parent or its designee, on the date of the consummation of such competing proposal, the Company termination fee; provided, that for purposes of this bullet, all percentages in the definition “competing proposal” above will be changed to “50%”; provided, further, that to the extent Parent validly terminates the merger agreement as described in the second bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above (as a result of a breach by the Company of any of its covenants in the merger agreement) in respect of a willful and material breach of the covenants described in the section titled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals” and “The Agreement and Plan of Merger—Obligations of the Board with Respect to Its Recommendation” above, clause (ii) shall not be required in order to trigger the payment of the Company termination fee (as long as the conditions set forth in clause (iii) are satisfied).

Parent has agreed to pay the Company the Parent termination fee if the Company validly terminates the merger agreement as described in the second or third bullets in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by the Company,” above or if Parent validly terminates the merger agreement as described in the second bullet in the section titled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent.”

While the Company termination fee and the Parent termination fee are generally the parties’ sole and exclusive remedies under the merger agreement in the event of termination of the merger agreement (subject to each party’s right to seek specific performance as described in the section titled “The Agreement and Plan of Merger—Miscellaneous—Specific Performance,” below), the Company may seek damages from Parent in excess of the Parent termination fee in the event Parent, HH Finance or Sub commits a willful and material breach of the merger agreement, not to exceed $30.0 million (taking into account any payment of the Parent termination fee), and Parent may seek damages from the Company in excess of the Company termination fee in the event the Company commits a willful and material breach of the merger agreement.

Miscellaneous

Specific Performance

The parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled under the merger agreement. The Company will be entitled to injunctive relief, specific performance or other equitable relief to cause the equity financing to be consummated (whether under the merger agreement or the equity financing commitment letter, but in each case in accordance with the terms thereof) and to cause Parent and Sub to consummate the merger and to effect the closing (including to deposit with the paying agent funds equal to the merger consideration. However, the Company is only entitled to specific performance of Parent’s obligations to cause the equity financing to be funded and to consummate the merger in the event that each of the following conditions has been satisfied: (i) all of the applicable conditions to the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger, provided, that such conditions would have been satisfied if the closing were to occur) have been satisfied or waived; (ii) Parent and Sub are required to consummate the closing and fail to complete the closing by the date the closing would otherwise be required to have occurred under the merger agreement; (iii) the debt financing has been or will be funded at the effective time if the equity financing is consummated and (iv) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the debt financing is funded, then the Company will, subject to certain closing conditions, cause the closing to occur in accordance with the merger agreement. However, while the Company may concurrently seek specific performance and payment of the Parent termination fee, the Company will not be permitted or entitled to receive both an injunction, grant of specific performance or other equitable relief providing for the consummation of the equity financing or the merger and the payment of the Parent termination fee or any monetary damages.

Amendment of the Merger Agreement

Except in certain circumstances with respect to certain provisions to which the debt commitment parties are third party beneficiaries, the merger agreement may be amended by the parties at any time before or after receipt of the Company stockholder approval (but prior to the consummation of the merger) by an instrument in writing signed on behalf of each of the parties. However, after receipt of the Company stockholder approval, there may not be any amendment of the merger agreement that requires further approvable by the stockholders of the Company without the further approval of such stockholders.

Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

The merger agreement is governed by Delaware law. Each of the parties has irrevocably agreed that any legal action or proceeding arising out of or relating to the merger agreement brought by any other party or its successors or assigns will be brought and determined in the Court of Chancery of the State of Delaware (which we refer to as the “Court of Chancery”) and any state appellate court therefrom within the State of Delaware (unless such court will decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware). Notwithstanding the foregoing, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the debt commitment parties in any way relating to the merger agreement or any transactions contemplated thereby, debt financing or the performance thereof or the financings contemplated thereby, must generally be brought exclusively in English courts and, except as specifically set forth in the debt commitment letter, will be exclusively governed by, and construed in accordance with, English law, without regard to the conflicts of law rules of such jurisdiction that would result in the application of the laws of any other jurisdiction. In addition, each of the parties to the merger agreement has irrevocably and unconditionally waived any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the merger agreement or the merger.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of record of shares of Company common stock who continuously hold shares through the effective time who did not vote in favor of the merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Company common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to demand and perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of Company common stock who (i) did not cast their vote in favor of the merger, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter properly withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the merger consideration of $3.00 per share.

Under Section 262 of the DGCL, the Company is required not less than 20 days before the special meeting to vote on the merger to notify each of the holders of Company common stock who are entitled to appraisal rights that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of Company common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL set forth in Annex C to this proxy statement and consider consulting your legal advisor. If you fail to timely and properly comply with the requirements of Section 262 of the DGCL, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Company common stock, you must:

•	NOT vote your shares of Company common stock in favor of the merger;

•

deliver to the Company a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below under “—Written Demand by the Record Holder”;

•	continuously hold your shares of Company common stock through the effective time; and

•	otherwise comply with the procedures set forth in Section 262 of the DGCL.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to InnerWorkings, Inc., 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601, Attention: Corporate Secretary. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the stock records of the Company. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Company common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation (which, in this case, will be the Company), or any holder of shares of Company common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all holders who did not adopt the merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all dissenting stockholders. The Company is under no obligation to, and has no present intention to, file a petition, and holders should not assume that the Company will file a petition or that it will initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, it is the obligation of the holders of shares of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any holder of shares of Company common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal for their shares of Company common stock and who hold shares represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder. Pursuant to Section 262 of the DGCL, assuming that immediately prior to the merger shares of Company common stock continue to be listed on the NASDAQ, the Court of Chancery will dismiss the appraisal proceedings as to all holders of shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal rights exceeds 1% of the outstanding shares of Company common stock eligible for appraisal, or (ii) the value of the merger consideration provided in the merger for such total number of shares exceeds $1,000,000.

Determination of Fair Value

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware

Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of Company common stock as so determined could be more than, the same as or less than the merger consideration of $3.00 per share and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Neither Parent nor the Company anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and Parent and the Company reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of Company common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of Company common stock entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Company common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of Company common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of Company common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of Company common stock in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date or time prior to the effective time.

At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time, stockholders’ rights to appraisal shall cease, and all holders of shares of Company common stock will be entitled to receive the merger consideration. Inasmuch as the Company has no obligation to file such a petition and has no present intention to do so, any holder of shares of Company common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the Company a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the Company and (ii) no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time.

If you wish to exercise your appraisal rights, you must not vote your shares of Company common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of Company stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by Company stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

Company common stock is traded on the NASDAQ under the symbol “INWK.” As of the close of business on [●], 2020, the latest practicable trading day prior to the date of this proxy statement, there were [●] shares of Company common stock outstanding and entitled to vote, held by approximately [●] holders of record of Company common stock. The following table presents the high and low sale prices of Company common stock for the period indicated in published financial sources:

	High		Low
Fiscal 2018
First quarter ended March 31, 2018		$10.34		$8.80
Second quarter ended June 30, 2018		$10.25		$8.60
Third quarter ended September 30, 2018		$9.00		$6.02
Fourth quarter ended December 31, 2018		$7.95		$3.22
Fiscal 2019
First quarter ended March 31, 2019		$5.42		$3.59
Second quarter ended June 30, 2019		$4.22		$3.29
Third quarter ended September 30, 2019		$4.70		$2.84
Fourth quarter ended December 31, 2019		$5.58		$4.31
Fiscal 2020
First quarter ended March 31, 2020		$5.79		$0.97
Second quarter ended June 30, 2020		$2.12		$0.96
Third quarter through [●], 2020	$	[●]	$	[●]

The following table presents the closing per share sales price of Company common stock, as reported on the NASDAQ on July 15, 2020, the last full trading day prior to the public announcement of the merger agreement, and on [●], 2020, the last full trading day prior to the date of this proxy statement:

Date	Closing per Share Price
July 15, 2020	$1.32
[●], 2020	$[●]

You are encouraged to obtain current market prices of Company common stock in connection with voting your shares. Following the merger, there will be no further market for Company common stock, and Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

The Company does not pay dividends and the merger agreement prohibits us from declaring or paying any dividend or other distribution with respect to Company common stock.

STOCK OWNERSHIP

We have listed below, as of August 19, 2020 (except as otherwise indicated), the beneficial ownership of Company common stock by (i) each of our directors, (ii) each of our “named executive officers,” (iii) all of our directors and executive officers as a group and (iv) each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of Company common stock. The table is based on information we received from the directors and executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent of the number of outstanding shares of Company common stock as of [●], 2020. Unless otherwise indicated, each of our directors and “named executive officers” has the same business address as the Company. All share numbers have been rounded to the nearest whole number.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes to the table below, we believe that the beneficial owners of Company common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on [●] shares of Company common stock issued and outstanding as of [●], 2020. In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding any shares of Company common stock as to which the person has the right to acquire beneficial ownership within 60 days of [●], 2020, through the exercise of any option, conversion rights, or other rights. We did not deem these shares outstanding for purposes of computing the percentage ownership of any other person.

Name	Amount and Nature of Beneficial Ownership of Company Common Stock		Percent of Class
5% Shareholders:
ArrowMark Colorado Holdings LLC	[	●]	[	●]
Richard A. Heise, Jr.	[	●]	[	●]
Dimensional Fund Advisors LP	[	●]	[	●]
American Century Capital Portfolios, Inc.	[	●]	[	●]
Aristotle Capital Boston, LLC	[	●]	[	●]
Directors and Named Executive Officers
Richard S. Stoddart	[	●]	[	●]
Ronald C. Provenzano	[	●]	[	●]
Jack M. Greenberg	[	●]	[	●]
Charles K. Bobrinskoy	[	●]	[	●]
David Fisher	[	●]	[	●]
Oren B. Azar	[	●]	[	●]
Julie M. Howard	[	●]	[	●]
Donald W. Pearson	[	●]	[	●]
Marc Zenner	[	●]	[	●]
Lindsay Y. Corby	[	●]	[	●]
Adam J. Gutstein	[	●]	[	●]
Renae D. Chorzempa	[	●]	[	●]
Charles D. Hodgkins III	[	●]	[	●]
Kirt P. Karros	[	●]	[	●]
All directors and executive officers as a group (14 persons)(19)	[	●]	[	●]

*	Less than 1%.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, the Company would hold an annual meeting of stockholders in 2021.

To be submitted for inclusion in the proxy statement for any 2021 annual meeting of stockholders, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of the Company no later than December 29, 2020. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2021 annual meeting any stockholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our second amended and restated bylaws provide that for a proposal to be properly brought by a stockholder before the annual meeting of stockholders to be held during calendar year 2021, notice of such proposal must generally be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the 2020 annual meeting of stockholders. As a result, notice of any stockholder proposal with respect to the 2021 annual meeting of stockholders submitted pursuant to these provisions of our bylaws, and containing the information required by our bylaws, must have been delivered to the Corporate Secretary of the Company no earlier than March 11, 2021 and no later than April 9, 2021.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

InnerWorkings, Inc.

203 North LaSalle, Suite 1800

Chicago, Illinois 60601

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of Internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of Internet availability of proxy to your address. If you desire to revoke your consent to householding, please contact your bank, broker, trust, or other nominee. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of Internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write our Corporate Secretary at InnerWorkings, Inc., 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601 or call (312) 642-3700.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of Internet availability of proxy, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to our Corporate Secretary at InnerWorkings, Inc., 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 17, 2020;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which was filed with the SEC on June 16, 2020;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, which was filed with the SEC on August 6, 2020;

•	the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2020; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on February 25, 2020, May 11, 2020, June 9, 2020, July 16, 2020 and July 17, 2020.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at InnerWorkings, Inc., 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601, Attention: Corporate Secretary or by calling (312) 642-3700.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Execution Version

ANNEX A — AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

HH GLOBAL GROUP LIMITED,

HH GLOBAL FINANCE LIMITED,

PROJECT IDAHO MERGER SUB, INC.

and

INNERWORKINGS, INC.

Dated as of July 15, 2020

i

ii

AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2020 (this “Agreement”), by and among HH Global Group Limited, a Company registered in England and Wales (“Parent”), HH Global Finance Limited, a Company registered in England and Wales (“HH Finance”), Project Idaho Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and InnerWorkings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I, and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors of Parent, HH Finance, Sub and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition and upon the terms and subject to the conditions set forth in this Agreement, Sub will be merged with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”) in accordance with the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding Share, other than Dissenting Shares and Shares owned by Parent, Sub, the Company or any of their respective wholly owned Subsidiaries, will be converted into the right to receive the Merger Consideration in cash, without interest;

WHEREAS, the board of directors of Parent has determined that this Agreement and the Transactions are advisable and in the best interests of Parent and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Sub has (a) determined that this Agreement and the Transactions are in the best interests of Sub and its sole stockholder, (b) approved and adopted and declared advisable this Agreement and approved the consummation by Sub of the Transactions and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the sole stockholder of Sub approve this Agreement;

WHEREAS, Parent shall cause the sole stockholder of Sub to approve this Agreement immediately following the execution of this Agreement;

WHEREAS, the board of directors of the Company has unanimously (a) determined that the Transactions are advisable and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement and approved the execution, delivery and performance of this Agreement by the Company and consummation by the Company of the Transactions, including the Merger and (c) resolved to recommend that this Agreement be adopted by the Company’s stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent has delivered the Financing Commitments to the Company; and

WHEREAS, each of Parent, HH Finance, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with Section 259 of the DGCL.

Section 1.02    Closing. The closing of the Merger (the “Closing”) will take place remotely by the exchange of documents and signatures (electronic or otherwise) or at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, or at another place agreed to in writing by the parties, on the fifth (5th) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.03    Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04    Organizational Documents, Directors and Officers of the Surviving Corporation.

(a)    Organizational Documents. At the Effective Time (i) the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, and (ii) the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

(b)    Directors. Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(c)    Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01    Conversion of Securities.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i)    Conversion of Company Common Stock. Each share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) including each outstanding award of Shares subject to forfeiture restrictions or other restrictions (“Restricted Stock”) (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares, shall automatically be converted at the Effective Time into the right to receive $3.00 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to Section 2.05.

(ii)    Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any wholly owned Company Subsidiary and all Shares owned of record by Parent, Sub or any of their respective wholly owned Subsidiaries (in each case, other than those held on behalf of any third party) shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii)    Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

(b)    Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such change that it is not authorized or permitted to undertake pursuant to this Agreement.

Section 2.02    Exchange of Certificates; Payment for Shares.

(a)    Paying Agent. Prior to the Effective Time, Parent shall designate a U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares (other than Shares of Restricted Stock) to receive the funds to which such holders shall become entitled pursuant to this Agreement and, without limiting the generality of Section 5.02(b), deposit or caused to be deposited, prior to or concurrently with the Effective Time, with the Paying Agent, in immediately available funds, a cash amount equal to the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Shares (other than Shares of Restricted Stock) that are entitled to receive the Merger Consideration. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent shall, if Parent so elects, be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares (other than Shares of Restricted Stock) pursuant to this Section 2.02; provided, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide or cause to be provided additional funds to the Paying Agent, to be held in trust by the Paying Agent for the benefit of the holders of Shares (other than Shares of Restricted Stock), in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this Section 2.02. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares (other than Shares of Restricted Stock) and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b)    Procedures for Surrender. As promptly as practicable after the Closing and in any event not later than the second (2nd) Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares (other than Shares of Restricted Stock) were converted into the right to receive the Merger Consideration pursuant to this Agreement: (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify, subject to the reasonable consent of the Company; and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate and such other documents as may be customarily required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i) (less any required Tax withholdings as provided in Section 2.05), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid. Each registered holder of a Book-Entry Share shall automatically upon the Effective Time be entitled to receive the Merger Consideration, and Parent shall cause payment of the Merger Consideration with respect to Book-Entry Shares (less any required Tax withholdings as provided in Section 2.05) to be made to the person in whose name such Book-Entry Shares are registered promptly following the Effective Time (but in no event more than two (2) Business Days thereafter) without any action on the part of the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c)    Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to any Shares. From and after the

Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any person for any portion of the Exchange Fund or the holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the owner of such lost, stolen or destroyed Certificate may be required, as a condition precedent to the payment of such Merger Consideration, to provide a bond in a customary amount if so required by Parent, as indemnity against any claim that may be made against Parent, the Paying Agent or the Surviving Corporation.

Section 2.03    Treatment of Company Options, Company SARs, RSUs, Restricted Stock, Company Stock Plans and Warrant.

(a)    Treatment of Options. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each option to purchase Shares granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Company Options”) shall be fully vested and cancelled by virtue of the Merger and without any action on the part of the holder thereof and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”) (less any required Tax withholdings as provided in Section 2.05); provided, however, that any such Company Option with respect to which the exercise price per Share subject thereto is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration. From and after the Effective Time, no Company Option shall be outstanding or exercisable, and each Company Option holder shall be entitled only to the payment provided for in this Section 2.03(a).

(b)    Treatment of Stock Appreciation Rights. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each stock appreciation right in respect of Shares granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Company SARs”) shall be fully vested and cancelled by virtue of the Merger and without any action on the part of the holder thereof and, in exchange therefor, each holder of any such cancelled Company SAR shall be entitled to receive, in consideration of the cancellation of such Company SAR and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company SAR, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the grant price per Share subject to such cancelled Company SAR, without interest (such amounts payable hereunder, the “SAR Payments”) (less any required Tax withholdings as provided in Section 2.05); provided, however, that any such Company SAR with respect to which the grant price per Share subject thereto is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration. From and after the Effective Time, no Company SAR shall be outstanding, and each Company SAR holder shall be entitled only to the payment provided for in this Section 2.03(b).

(c)    Treatment of Restricted Stock Units. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, each award of restricted stock units (including, for the avoidance of doubt, each award of performance share units) (“RSUs”) in respect of Shares granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (each, an “RSU Award”) (i) shall be fully vested, (ii) any performance conditions applicable to such RSU Award (whether or not the performance period has been completed) shall be deemed to be achieved at the greater of (A) actual performance achieved as of the day immediately prior to the Closing Date and (B) the target level of performance, and (iii) shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (y) the Merger Consideration multiplied by (z) the number of Shares subject to such RSU Award or, in the case of a performance-based RSU Award, the number of Shares earned or deemed earned with respect to such RSU Award as provided herein, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05). From and after the Effective Time, no RSU Award shall be outstanding, and each RSU Award holder shall be entitled only to the payment provided for in this Section 2.03(c).

(d)    Treatment of Restricted Stock. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to or upon the Effective Time, any restrictions on any Shares of Restricted Stock granted pursuant to a Company Stock Plan shall lapse and such Shares of Restricted Stock shall vest. Each Share of Restricted Stock shall automatically be converted at the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(a)(i) (each a, “Restricted Stock Payment”).

(e)    Termination of Company Stock Plans. As of the Closing, all Company Stock Plans shall terminate, and no further Company Options, Company SARs, RSUs, Restricted Stock or other rights with respect to Shares shall be granted thereunder.

(f)    Treatment of Warrant. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt resolutions that provide that, immediately prior to the Effective Time, pursuant to Section 1.5 of the Warrant to Purchase Stock (the “Warrant”), dated as of July 16, 2019, between the Company and Macquarie US Trading LLC (the “Warrant Holder”) (which provision requires the Company to provide the Warrant Holder with written notice of the Merger, together with such reasonable information as the Warrant Holder may request in connection therewith, and which is to be delivered to the Warrant Holder not less than ten (10) days prior to the Closing), unless the Company receives a notice in writing from the Warrant Holder that it elects to have the unexercised portion of the Warrant expire, the unexercised portion of the Warrant shall be deemed to be automatically exercised pursuant to Section 1.3 of the Warrant immediately prior to the Effective Time without any action on the part of the Warrant Holder and, in exchange therefor (in lieu of Shares), the Warrant Holder shall be entitled to receive, in consideration thereof and in settlement therefor, a payment in cash of an amount equal to the product of (y) the Merger Consideration multiplied by (z) the number of Shares for which the Warrant is then exercisable (on a net cash settlement basis) (such amount payable hereunder, the “Warrant Payment”) (less any required Tax withholdings as provided in Section 2.05). From and after the Effective Time, the Warrant shall terminate in full, and the Warrant Holder shall be entitled only to the payment provided for in this Section 2.03(f).

(g)    Parent Funding. At the Effective Time, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments required under this Section 2.03, and Parent shall cause the Surviving

Corporation to make the payments required under this Section 2.03 as promptly as practicable after the Effective Time. Parent shall cause the Surviving Corporation to pay the applicable Restricted Stock Payments, Option Payments, SAR Payments, RSU Payments and Warrant Payment, if any, to the holders of Shares of Restricted Stock, Company Options, Company SARs, RSUs and the Warrant, in each case, subject to Section 2.05.

Section 2.04    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Stockholder”) who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall become the right to receive the fair value of such Shares pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case pursuant to the DGCL, such Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest, upon surrender of the Certificate formerly representing such Share, and subject to Section 2.05. The Company shall give Parent prompt written notice of any demands for appraisal of Shares received by the Company, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served on the Company pursuant to Section 262 of the DGCL and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or agree to do or commit to do any of the foregoing.

Section 2.05    Withholding Rights. Each of the Surviving Corporation, Parent, the Paying Agent or any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including in respect of the Shares, Company Options, Company SARs, RSU Awards or Warrant vested, cancelled or exercised in the Merger, such amounts as it is required to deduct and withhold with respect to the making of such payment, or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent, the Paying Agent or other withholding agent, as the case may be, such withheld amounts (a) shall be remitted by the Surviving Corporation, Parent, the Paying Agent or other withholding agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent, the Paying Agent or other withholding agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished and publicly available after January 1, 2018 and prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections of any such filings, any disclosure included in any “forward-looking statements” disclaimer contained in any such filings and qualitative disclosures in any “Qualitative and Quantitative Disclosures About Market Risk”, in any such Company SEC Documents), in each case where the relevance of such disclosure or information to a particular representation or warranty is reasonably apparent on the face of such disclosure provided that it being acknowledged that nothing disclosed in a Company SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 3.02 or Section 3.03, or (b) as disclosed in the separate disclosure letter that has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents made available to Parent and attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent, HH Finance and Sub as follows:

Section 3.01    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    Each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified to do business and is in good standing (or the equivalent thereof) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    The Company has made available to Parent true and complete copies of (i) the Second Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and (ii) the Second Amended and Restated Bylaws of the Company (the “Company Bylaws”), each as in effect as of the date hereof. Each of the Company Charter and the Company Bylaws is in full force and effect.

Section 3.02    Capitalization.

(a)    The authorized capital stock of the Company is 205,000,000 shares, consisting of (i) 200,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of the Company’s preferred stock (“Company Preferred Stock”). As of the close of business on July 10, 2020 (the “Specified Date”), (i) 52,915,543 Shares were issued and outstanding (including 72,925 shares of Restricted Stock), (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 4,119,993 Shares were held in treasury and (iv) no other shares of capital stock of the Company were issued and outstanding.

(b)    As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except for Shares reserved for issuance pursuant to the Company Stock Plans (of which there are 1,911,290 Shares subject to outstanding Company Options, 1,449,232 Shares subject to outstanding cash-settled Company SARs and 4,718,234 Shares subject to outstanding time-based and performance-based RSUs, measured at target) and 1,335,337 Shares reserved for issuance pursuant to the Warrant (which is set to expire on July 16, 2024).

(c)    Section 3.02(c) of the Company Disclosure Letter contains a correct and complete list as of the Specified Date of outstanding Company Options, Company SARs and RSUs, including for each such award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Law), type of award, the target number of Shares subject to each award, the maximum number of Shares issuable upon achievement of maximum performance levels (if applicable), the applicable Company Stock Plan and grant date. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable, and not subject to, or issued in violation of any preemptive rights, and there are no declared, accrued or unpaid dividends with respect to any outstanding Shares or other equity interest of the Company. Each Company Option and Company SAR was issued with an exercise price or grant price, as applicable, that is at least equal to the fair market value of a share of Company Common Stock, as determined in accordance with Section 409A of the Code, on the applicable date of grant.

(d)    As of the date of this Agreement, except for the Company Options, Company SARs, RSUs and Warrant referred to in Section 3.02(b) and Section 3.02(c) and the related award agreements and Shares reserved for issuance under the Company Stock Plans but not subject to outstanding awards, there are not issued, reserved for issuance or outstanding or existing (i) options, warrants, calls, derivative contracts, forward sale contracts, preemptive rights, stock appreciation rights, redemption rights, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, transfer or sell, or cause to be issued or sold, any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable or exercisable for such shares or equity interests relating to or based on the value of the equity securities of the Company, (ii) obligations of the Company under any Contract or agreement to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company, or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting or registration of the Shares at a meeting of the Company’s stockholders. The Company does not have any obligation to grant any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any security issued by the Company. Since the close of business on the Specified Date through the date of this Agreement, the Company has not issued any Shares or other class of equity security (other than Shares in respect of Company Options, Company SARs, RSUs or the Warrant or as would otherwise be permissible pursuant to Section 5.01(b)).

(e)    There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company may vote.

Section 3.03    Company Subsidiaries.

(a)    The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary owns any Shares or shares of capital stock or other equity interests in another person that is not a Company Subsidiary.

(b)    As of the date of this Agreement, except with respect to any issuance of any equity securities that are expressly permitted pursuant to Section 5.01(b) and the related award agreements, there are no outstanding or existing (i) options, warrants, calls, derivative contracts, forward sale contracts, redemption rights, preemptive rights, stock appreciation rights, subscriptions or other rights, convertible securities, agreements or commitments of any character to which any Company Subsidiary is a party or by which any Company Subsidiary is bound, obligating any of the Company Subsidiaries to issue, deliver, transfer, or cause to be issued or sold, or sell any shares of capital stock or other equity interest in any of the Company Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests relating to or based on the value of the equity securities of any Company Subsidiary, (ii) obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity securities of any of the Company Subsidiaries or (iii) voting trusts or similar agreements to which any Company Subsidiary is a party with respect to the voting or registration of capital stock or other equity interests of any Company Subsidiary at a meeting. No Company Subsidiary has any obligation to grant any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any security issued by the Company or any Company Subsidiary.

(c)    There are no outstanding bonds, debentures, notes or other Indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of any Company Subsidiary may vote.

Section 3.04    Authority.

(a)    The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the voting power of all shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”). Assuming receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, have been duly authorized by all necessary corporate action on the part of the Company’s board of directors and, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by the Company will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement and any such other agreements or instruments by Parent, HH Finance and Sub, as applicable, and assuming the accuracy of the representations and warranties contained in Section 4.06(b)) this Agreement constitutes, and when executed and delivered, such other agreements and instruments will constitute, the valid and legally binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    The Company’s board of directors has unanimously (i) approved, adopted and declared advisable this Agreement, (ii) approved the execution, delivery and performance of this Agreement by the Company and consummation by the Company of the Transactions, (iii) determined that this Agreement and the Transactions are in the best interests of the Company and its stockholders, (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at a duly called and held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”) and (v) resolved to recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law at the Company Stockholders Meeting on the terms and subject to the conditions set forth in this Agreement, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified.

Section 3.05    No Conflict; Required Filings and Consents.

(a)    Assuming the accuracy of the representations and warranties contained in Section 4.06(b), none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will: (i) conflict with or violate any provision of (A) the Company Charter or Company Bylaws or (B) any of the organizational documents of any Company Subsidiary; (ii) assuming the filing of the Certificate of Merger with the Delaware Secretary of State and assuming that all consents, approvals and authorizations described in Section 3.05(b) have been obtained and all filings and notifications described in Section 3.05(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties, rights or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract or material Lease to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or any Company Permit, except, with respect to clauses (i)(B), (ii) and (iii), as contemplated by Section 2.03 or for (A) any such consents, approvals and authorizations, the failure to obtain which would not, individually or in the aggregate, (1) reasonably be expected to have a Company Material Adverse Effect or (2) reasonably be expected to prevent or materially delay the consummation by the Company or the Company Subsidiaries of the Merger or any other Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, (1) reasonably be expected to have a Company Material Adverse Effect or (2) reasonably be expected to prevent or materially delay the consummation by the Company or the Company Subsidiaries of the Merger or any other Transactions.

(b)    None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) compliance with, and such filings as may be required under, any Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act, the Securities Act or any applicable states securities, takeover and “blue sky” laws, (v) filings as may be required under the rules and regulations of the Nasdaq, (vi) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates and (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, (A) reasonably be expected to have a Company Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the consummation by the Company or the Company Subsidiaries of the Merger or any other Transactions.

Section 3.06    Permits; Compliance with Laws.

(a)    The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to possess, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, (A) reasonably be expected to have a Company Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the consummation by the Company or the Company Subsidiaries of the Merger or any other Transactions.

(b)    The Company and each of the Company Subsidiaries is, and since January 1, 2018 has been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities and properties or assets owned or used by them, except for such non-compliance that would not, individually or in the aggregate, (A) reasonably be expected to have a Company Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the consummation by the Company or the Company Subsidiaries of the Merger or any other Transactions. No investigation, review or audit by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, except for such investigations, reviews and audits the outcomes of which would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as whole.

Section 3.07    Company SEC Documents; Financial Statements. Since January 1, 2018, the Company has timely filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, certifications and documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with all applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents. No Company Subsidiary is subject to the reporting requirements of any foreign Governmental Entity that regulates securities or any applicable foreign securities Law or any exchange or quotation service. Since January 1, 2018, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the Nasdaq. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (i) complied in all material respects, and were prepared in accordance with, in all material respects, all applicable accounting requirements and the rules and regulations of the SEC, the Exchange Act and the Securities Act with respect thereto, (ii) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, for normal year-end adjustments and the absence of notes that will not be material in amount or effect, (iii) present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect) and (iv) have been prepared from and are in accordance with the books, records and accounts of the Company and the Company Subsidiaries. There are no unconsolidated Subsidiaries of the Company.

Section 3.08    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement is filed with the SEC, at any time such Proxy Statement is amended or supplemented or at the time such Proxy Statement is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company expressly for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) therein.

Section 3.09    Internal Controls and Disclosure Controls. The Company has designed and maintains, and has at all times since January 1, 2019 maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries and to provide reasonable assurance (a) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (b) that receipts and expenditures of the Company are made only in accordance with the authorizations of management and the directors of the Company and (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that would have a material effect on the financial statements of the Company. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) intended to provide reasonable assurance that (x) material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (y) all such information is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. Since January 1, 2019 through the first quarter of 2020, based on the most recently completed evaluation prior to the date hereof of the Company’s internal control over financial reporting, the Company has disclosed to the Company’s independent auditors and the audit committee of the Company’s board of directors, (i) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the Company’s management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 12b-2 promulgated under the Exchange Act.

Section 3.10    Absence of Certain Changes.

(a)    Except as otherwise expressly contemplated by this Agreement, from December 31, 2019 through the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business in all material respects.

(b)    Since December 31, 2019, through the date of this Agreement, neither the Company nor any Company Subsidiary has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to, or otherwise would not be in compliance with Section 5.01(c), Section 5.01(f), Section 5.01(g), Section 5.01(h), Section 5.01(k), Section 5.01(p), Section 5.01(r), Section 5.01(s) or Section 5.01(t).

(c)    Since December 31, 2019 through the date hereof, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.11    Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise), other than liabilities and obligations (a) disclosed, reserved against or provided for in the unaudited consolidated balance sheet of the Company as of March 31, 2020 or in the notes thereto, (b) incurred in the ordinary course of business in all material respects since March 31, 2020 and that did not arise from any breach of a Contract, violation of Law, tort or infringement, misappropriation or other violation of Intellectual Property Rights, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby or otherwise disclosed in the Company Disclosure Letter, (d) incurred pursuant to the terms of any Contract (other than a breach thereof) or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12    Litigation. There is no suit, claim, action, proceeding, litigation, mediation or arbitration by or before any Governmental Entity (collectively, “Proceeding”), investigation, audit, inquiry, material subpoena, material civil investigative demand or other material request for information to which the Company or any Company Subsidiary is a party or that otherwise involves their respective properties, assets or businesses, pending or, to the knowledge of the Company, threatened, that, individually or in the aggregate, would reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, nor any of their respective assets or properties is subject to any outstanding Judgment unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge any of the Transactions that would reasonably be expected to prevent or materially delay the Closing.

Section 3.13    Employee Benefits.

(a)    Section 3.13(a) of the Company Disclosure Letter sets forth, by jurisdiction, a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (whether or not subject to ERISA), and each other benefit or compensation plan, policy, program, Contract, agreement or arrangement, in each case, sponsored, contributed to (or required to be contributed to), or maintained by the Company or any Company Subsidiary, or under or with respect to which the Company or any Company Subsidiary has any current or contingent liability or obligation, other than any plan, policy, program, or arrangement which is required to be maintained by applicable Law and maintained by a Governmental Entity. With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the current plan document, including all amendments thereto, or, if unwritten, a written summary of such plan, (ii) the most recent summary plan description (with all summaries of material modifications thereto), annual report with all schedules and attachments as filed, actuarial valuation report and financial statements, (iii) the related insurance Contracts, trust agreements or other funding arrangements, and (iv) the most recent determination or opinion letter relating to each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) with respect to each Company Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance and compliance with the terms of the Company Benefit Plan, or if not yet due, properly accrued, (iii) neither the Company nor any Company Subsidiary has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax under Section 4980B, 4980D or 4980H of the Code, (iv) neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation by reason of an individual who performs or performed services for the Company or any Company Subsidiary in any capacity being improperly excluded from participating in any Company Benefit Plan or any person being improperly allowed to participate in any Company Benefit Plan, (v) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan, and (vi) each Company Benefit Plan that is subject to Section 409A of the Code complies in all respects, in form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a current favorable determination letter from the Internal Revenue Service as to its qualified status or is the subject of a current advisory or opinion letter for a preapproved plan upon which the Company and its Subsidiaries are entitled to rely upon, and nothing has occurred which could reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(c)    Section 3.13(c) of the Company Disclosure Letter lists each Company Benefit Plan that provides, health or life insurance or other welfare-type benefits after retirement or other termination of employment or service, other than as required by Law and the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee).

(d)    At no time during the six (6)-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates sponsored, maintained, contributed to or had any obligations to contribute to, or has any current or contingent liabilities or obligation with respect to or under: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA or any other benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code); (ii) any “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA); (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). Neither the Company nor any Company Subsidiary has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other person.

(e)    Except as contemplated under this Agreement, neither the execution nor delivery of this Agreement, stockholder approval of this Agreement, nor the consummation of the contemplated transactions contemplated hereby would reasonably be expected to, whether alone or in combination with any other event(s), (i) accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any Company Employee, (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans, or (iv) result in any payment under any of the Company Benefit Plans or any other arrangement that would not be deductible under Section 280G of the Code. No Company Benefit Plan provides for a “gross-up” or similar payment, including in respect of any amount of “excise tax” that may become payable under Section 4999 or Section 409A of the Code.

(f)    With respect to each Company Benefit Plan that primarily covers employees based outside of the United States and/or that is governed by the Laws of any jurisdiction outside of the United States (each, a “Foreign Plan”), without limiting the generality of subsections (a) through (f) above, except as would not reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, each Foreign Plan: (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment; (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles; (iii) if required to be registered under the Laws of a jurisdiction outside the United States has been timely registered and has been maintained in good standing with the appropriate regulatory authorities; (iv) is not a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement, in each case, that has any unfunded or underfunded liabilities; and (v) has been established, administered, funded, maintained and operated in compliance with all applicable Laws. Except as would not reasonably be expected to be material and adverse to the Company and Company Subsidiaries, taken as a whole, all employer contributions required to be made by the Company or any Company Subsidiary to any plan or arrangement maintained by a Governmental Entity have been timely made, or if not yet due, properly accrued.

Section 3.14    Labor. There is, and since January 1, 2018 there has been, no labor strike, slowdown, lockout, or other material labor dispute or union organizing activity pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary. Except as set forth on Section 3.14 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union, works council, or other labor organization, and neither the Company nor any Company Subsidiary has recognized any such labor union, works council, or other labor organization for purposes of collective bargaining or otherwise. No employee of the Company or any Company Subsidiary is represented by a labor union, works council, or other labor organization. With respect to the transactions contemplated by this Agreement, the Company and each Company Subsidiary has satisfied any notice, consultation, bargaining or similar obligations owed to its employees or their representatives under applicable Law or collective bargaining or other labor Contract. Except as individually or in the aggregate would not be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, (a) the Company is in compliance with all applicable Laws relating to labor and employment matters, (b) the Company and each Company Subsidiary has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation that has come due and payable to its current and former employees and other individual service providers pursuant to applicable Law, Contract or employment policy, and (c) all individuals who are providing, or within the past three (3) years have provided, services to the Company or any Company Subsidiary and are or were classified by the Company or any Company Subsidiary as independent contractors or other non-employee service providers are and were properly classified as such for all applicable purposes. The Company and the Company Subsidiaries, have no material outstanding liabilities under the Worker Adjustment and Retraining Notification Act or any similar Law (the “WARN Act”).

Section 3.15    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole:

(a)    The Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by the Company and each Company Subsidiary and have paid all Taxes (whether or not shown as due on such filed Tax Returns). All such Tax Returns are true, correct and complete. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity.

(b)    No deficiency with respect to Taxes has been assessed in writing against the Company or any Company Subsidiary which has not been fully paid, otherwise finally resolved or adequately reserved in the Company Financial Statements in accordance with GAAP.

(c)    During the two (2)-year period ending on the date of this Agreement, neither the Company nor any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(d)    Other than Permitted Liens, as of the date of this Agreement there are no Liens with respect to any Taxes on the assets of the Company or any Company Subsidiary.

(e)    There is no claim, action, suit, proceeding or investigation (including an audit) pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any Company Subsidiary in respect of any Tax or Tax asset.

(f)    No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company and/or the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)    No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any Company Subsidiary has been filed or entered into with any Governmental Entity.

(h)    Neither the Company nor any Company Subsidiary (i) is party to any Tax indemnification, separation, sharing or similar agreement or arrangement (other than any such agreement solely between the Company and the Company Subsidiaries or an agreement the principal subject matter of which is not Tax), (ii) has entered into a currently outstanding closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or non-U.S. law or (iii) has any liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor.

(i)    Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(j)     Neither the Company nor any Company Subsidiary will be required to include any item or amount of income in, or exclude any item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. income Tax law), (iii) prepaid amounts or deferred revenue received on or prior to the Closing Date outside of the ordinary course of business, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law), or (vi) election under Section 108(i) of the Code. Neither the Company nor any Company Subsidiary will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

Section 3.16    Properties.

(a)    Neither the Company nor any Company Subsidiary owns any real property.

(b)    Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of the street address of each material real property leased, subleased, licensed or otherwise used or occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”).

(c)    The Company has delivered to Parent a true and complete copy of each such Lease document as in effect on the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary has a valid leasehold estate in or a valid right to use all Leased Real Property, in each case free and clear of all Liens except for Permitted Liens. With respect to each of the Leases, except as would not, individually or on the aggregate, reasonably be expected to be material and adverse to the Company Subsidiaries, taken as a whole, (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company’s or Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Lease; (iii) neither the Company or Company Subsidiary nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) the Company or Company Subsidiary has not subleased, licensed or otherwise granted any person the right to use or occupy such Leased Real Property or any portion thereof; and (v) the Company or Company Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

Section 3.17    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)    The Company and each Company Subsidiary is, and has been since January 1, 2018, in compliance with those Environmental Laws applicable to their respective operations, assets and properties (including timely applying for, obtaining, possessing and complying with any required Environmental Permits), and there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and in the three (3) years preceding the date of this Agreement none of the Company or any Company Subsidiary has received any written request for information from a Governmental Entity or any notice, demand, letter, citation, summons, complaint, penalty or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law; and

(b)    Neither the Company nor any Company Subsidiary has received any written notice of, and to the knowledge of the Company there are no, Hazardous Substances present in, at, on or under any of the real property owned or leased by the Company or any Company Subsidiary, either as a result of the operations of the Company or any Company Subsidiary or, to the knowledge of the Company, otherwise, that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary.

Section 3.18    Intellectual Property.

(a)    Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof all issuances and registrations of, and applications to register, Patents, Trademarks, Internet domain names, or Copyrights, in each case that are owned by the Company or any Company Subsidiary and are material to the business of the Company and the Company Subsidiaries as currently conducted (collectively, the “Company Registered Intellectual Property Rights”). Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries taken as a whole, (i) neither the Company nor any of the Company Subsidiaries has received, in the three (3) years preceding the date of this Agreement, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Registered Intellectual Property Rights that has not been settled or otherwise fully resolved and (ii) all Company Registered Intellectual Property Rights are subsisting and, to the knowledge of the Company, valid and, other than pending applications, enforceable.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries taken as a whole, the Company and the Company Subsidiaries own or have a valid and enforceable right to use all Patents, Trademarks, Copyrights, Internet domain names, rights in Software, Trade Secrets, and all other intellectual property and intangible proprietary rights throughout the world (collectively, “Intellectual Property Rights”) that are material to and used in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), which, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, shall be available for use by the Company immediately after the Closing Date on terms and conditions the same to those immediately prior to the Closing Date.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries taken as a whole, the Company or a Company Subsidiary, as applicable, exclusively owns all Intellectual Property Rights that are owned, or purported to be owned, by the Company or any Company Subsidiary (collectively, the “Company-Owned IP”) free and clear of all Liens except Permitted Liens and the Company or a Company Subsidiary, as applicable, has the right to bring actions for infringement, misappropriation, unauthorized use, or other violation of any Company-Owned IP. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole, each person who has contributed to, developed, or conceived any

Company-Owned IP has entered into a valid agreement pursuant to which such person has effectively assigned all of such person’s rights, title and interest in and to such Company-Owned IP to the Company or one of the Company Subsidiaries.

(d)    The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon, misappropriate or make unauthorized use of, and in the last three (3) years has not infringed upon, misappropriated, or made unauthorized use of, any Intellectual Property Rights of any other person, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries taken as a whole. None of the Company or any of the Company Subsidiaries has received, in the three (3) years preceding the date of this Agreement, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or unauthorized use by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or unauthorized use that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries taken as a whole.

(e)    To the knowledge of the Company, as of the date of this Agreement, no other person is infringing upon, misappropriating or making unauthorized use of any Company-Owned IP, except for any such infringement, misappropriation or unauthorized use that would not, individually or in the aggregate, reasonably be expected be material and adverse to the Company and the Company Subsidiaries taken as a whole. None of the Company or any of the Company Subsidiaries has delivered, in the twelve (12) months preceding the date of this Agreement, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or unauthorized use by any other person that has not been settled or otherwise fully resolved in all material respects, except for any such infringement, misappropriation or unauthorized use that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries taken as a whole.

(f)    The Company and the Company Subsidiaries have taken reasonable measures to protect and maintain (i) material Company-Owned IP (including the confidentiality of any material Trade Secrets forming a part of the Company-Owned IP) and (ii) the integrity, continuous operation and security of the Company Systems that are material to the business of the Company and the Company Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole, in the last twelve (12) months, there has not been any failure with respect to any of the Company Systems that has not been remedied in all respects.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries taken as a whole, (i) no material Company Software is subject to any open source software in a manner or relation that has required or would require any public distribution, license or disclosure of any such Software in source code form or at no or minimal charge, and (ii) there has been no distribution, license, disclosure, escrow, or grant of any other rights (or agreement, whether contingent or otherwise, to do any of the foregoing) with respect to any Company Software in source code format.

(h)    The Company and the Company Subsidiaries (i) maintain reasonable policies and procedures regarding cyber-security, data privacy, protection and security that materially comply with Data Security Requirements, and (ii) are compliant in all material respects therewith and with all other Data Security Requirements. To the knowledge of the Company, there has been no material (A) unauthorized use, disclosure or modification of, or access to, any Company Data in the possession or control of the Company or any Company Subsidiary or (B) security breach or intrusion into any Company Systems. There has been no circumstance requiring the Company or any Company Subsidiary to notify a Governmental Entity or any other person of a data security breach or violation of any Data Security Requirements, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole. The transactions contemplated by this Agreement will not result in any material liabilities in connection with any Data Security Requirements.

Section 3.19    Material Contracts.

(a)    All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All true and complete copies of such filed Contracts shall be deemed to have been made available to Parent.

(b)    Except for the Contracts described in the second sentence of Section 3.19(a), Section 3.19(b) of the Company Disclosure Letter sets forth a true and complete list, and the Company has made available to Parent true and complete copies, of each Contract, including amendments thereto, to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject, as of the date of this Agreement, that:

(i)    is a partnership or joint venture arrangement or arrangement where the Company or a Company Subsidiary and a third party jointly offer products and services and share the profits thereof, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii)    provides for the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $1,000,000 (except for such Indebtedness between the Company and any of the Company Subsidiaries or between the Company Subsidiaries, guarantees by the Company of Indebtedness of any of the Company Subsidiaries and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any other Company Subsidiary);

(iii)    is a Contract with an affiliate that would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;

(iv)    grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any material business of the Company or any Company Subsidiaries;

(v)    is a mortgage, pledge, security agreement, deed of trust or other Contract granting a material Lien, other than a Permitted Lien, on any property or asset of the Company or any Company Subsidiary (other than any such item that relates to Indebtedness that is not required to be listed by Section 3.19(b)(ii));

(vi)    provides for the acquisition or disposition of any business of the Company or any Company Subsidiary (including equity interests) (whether by merger, sale of stock, sale of assets, or otherwise) other than this Agreement (A) entered into since January 1, 2019 and which involves an asset or equity value in excess of $1,000,000 or (B) pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers pursuant to acquisition agreements);

(vii)    provides for the settlement or conciliation of any litigation or law suit with an amount in excess of $250,000 remaining to be paid by the Company or any Company Subsidiary to the other party thereto or which affects the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, in a material respect;

(viii)    (A) imposes exclusivity or non-competition covenants on the Company or any Company Subsidiary (including levying a fine, charge or other payment on the Company or any Company Subsidiary for engaging in any business with any person) or otherwise restricts the ability of the Company or any Company Subsidiary to compete in any line of business or geographic area that, in each case, is material to the Company and the Company Subsidiaries, taken as a whole, (B) contains “most favored nation” or similar favorable pricing provisions that, in each case, is material to the Company and the Company Subsidiaries, taken as a whole,

(C) has any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire any assets or securities of another person or (D) would restrict the business or operations of Parent or any of its Subsidiaries (other than the Company and the Company Subsidiaries) in a material respect following the Closing and is not terminable within 120 days’ notice without penalty;

(ix)    is a Contract with a customer pursuant to which the Company or any Company Subsidiary provides services or products to such customer and (A) received in excess of $10,000,000 in fees during the period beginning on January 1, 2019 and ending on December 31, 2019 or (B) the Company or any Company Subsidiary expects to receive in excess of $10,000,000 in fees during the period beginning on January 1, 2020 and ending on December 31, 2020;

(x)    is a vendor Contract pursuant to which (A) the Company or any Company Subsidiary paid in excess of $5,000,000 for goods or services during the period beginning on January 1, 2019 and ending on December 31, 2019 or (B) the Company or any Company Subsidiary expects to pay in excess of $5,000,000 for goods and services during the period beginning on January 1, 2020 and ending on December 31, 2020;

(xi)    is a Contract relating to the provision of IT, co-location and related services to the Company, which services are used by the Company to fulfill its obligations to provide software and data hosting services to customers (other than Contracts for generally commercially available services subject to standard unmodified commercial terms, for which the aggregate annual fees or other consideration paid or payable by the Company or any Company Subsidiary is less than $500,000);

(xii)     is a Contract with any Governmental Entity or, to the knowledge of the Company, is any material subcontract (at any tier) under or for the purpose of fulfilling a contract or order from a Governmental Entity as the ultimate customer; and

(xiii)    pursuant to which the Company or any Company Subsidiary has granted any other person a license or ownership or other rights to exploit any Company-Owned IP that is material to the business of the Company and the Company Subsidiaries as currently conducted, or any other person has granted the Company or any Company Subsidiary a license or ownership or other rights to exploit any Intellectual Property Right material to the business of the Company and the Company Subsidiaries as currently conducted (other than (A) non-exclusive licenses granted by the Company or any Company Subsidiary to customers in the ordinary course of business, (B) licenses to the Company or any Company Subsidiary for Off-the-Shelf Software, (C) non-disclosure or confidentiality agreements entered into in the ordinary course of business, (D) Intellectual Property Right assignment agreements entered into with the Company’s or any Company Subsidiary’s employees or contractors in the ordinary course of business, or (E) licenses of “open source” Software).

Each Contract described in Section 3.19(a) or Section 3.19(b) (whether or not set forth in Section 3.19(b) of the Company Disclosure Letter) is referred to in this Agreement as a “Company Material Contract.”

(c)    Neither the Company nor any Company Subsidiary is (with or without notice or lapse of time or both) in material breach of or material default under the terms of any Company Material Contract. To the knowledge of the Company no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. Each Company Material Contract is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries to the extent a party thereto and, to the knowledge of the Company, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception and other than expirations of Company Material Contracts in accordance with their terms (in each case to the extent occurring after the date of this Agreement). Since January 1, 2018, no event has occurred or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a material breach of or material default under the terms of any Company Material Contract that has not been resolved.

Section 3.20    Compliance with Anti-Corruption & Sanctions Laws.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company, nor any Company Subsidiary, nor any of their officers, directors, employees or, to the knowledge of the Company, agents, has made, offered, promised or authorized any payment or gift of any anything of value, directly or indirectly, to or for the benefit of any government official, or any other person, in order to assist the Company or the Company Subsidiaries in obtaining or retaining business or otherwise securing any improper advantage in violation of applicable Anti-Corruption Laws.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries, nor any of their officers, directors, employees or, to the knowledge of the Company, agents (i) is a Sanctioned Person, (ii) has transacted (or, in the case of any such directors, officers, employees or agents, has transacted in connection with their respective employment or engagement by the Company or Company Subsidiaries) business with any Sanctioned Person or in any Sanctioned Country, except pursuant to a license from the United States or unless otherwise permitted by applicable Law, or (iii) is or has been the subject of any voluntary disclosure or enforcement action related to violation of Sanctions Laws and, to the knowledge of the Company, there are no circumstances likely to give rise to such disclosure or enforcement action.

(c)    The Company and the Company Subsidiaries have implemented and maintain a system of internal controls designed to provide reasonable assurance that violations of Anti-Corruption and Sanctions Laws will be prevented, detected and deterred.

Section 3.21    Insurance. All Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in breach of or default under any of the Insurance Policies; and (b) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of the Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, the Company has not received any written notice of termination or cancellation or denial of coverage with respect to any of the Insurance Policies held or maintained by the Company and the Company Subsidiaries.

Section 3.22    Opinion of the Company’s Financial Advisor. On or prior to the date of this Agreement, the Company’s board of directors has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than as specified in such opinion) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.23    Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.06(b), no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law of the State of Delaware (a “Takeover Statute”) or any similar provision in the Company Charter or Company Bylaws is applicable to, or at the Effective Time will be applicable to, this Agreement or any of the Transactions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that will be triggered by the Transactions.

Section 3.24    Brokers. No broker, finder or investment banker other than Citigroup Global Markets Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has provided to Parent prior to the execution and delivery of this Agreement a true, correct and complete copy of any engagement letter or other Contract between the Company and Citigroup Global Markets Inc. relating to the Transaction.

Section 3.25    Customers. Section 3.25 of the Company Disclosure Letter sets forth as of December 31, 2019, a list of the top thirty (30) customers of the Company (measured by revenue to the Company) during the year ended December 31, 2019. As of the date hereof, to the knowledge of the Company, none of such customers has provided written notice to the Company that such customer will terminate or materially reduce the purchasing volume under its Company Material Contracts with the Company pursuant to which the Company provides services or products to such customer prior to the expiration of such Contract, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.26    Acknowledgement of No Other Representations or Warranties. Each of the Company and Company Subsidiaries acknowledges and agrees that, except for the representations and warranties contained in Article IV or any other agreements, certificates or instruments to be delivered pursuant hereto by Parent or Sub, none of Parent or Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning Parent, Sub or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent, HH Finance and Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01    Organization. Each of Parent, HH Finance and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent, HH Finance and Sub has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent, HH Finance and Sub to consummate the Transactions.

Section 4.02    Authority. Each of Parent, HH Finance and Sub has the requisite corporate or other legal entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent, HH Finance and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent, HH Finance and Sub, and no other corporate or other legal entity proceedings on the part of Parent, HH Finance or Sub are necessary to authorize the execution, delivery and performance by Parent, HH Finance and Sub of this Agreement or the consummation by Parent, HH Finance or Sub of the Transactions other than the approval of this Agreement by the sole stockholder of Sub (which approval Parent shall cause to occur immediately following the execution of this Agreement). This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent, HH Finance or Sub will be, duly and validly executed and delivered by Parent, HH Finance and Sub and (assuming the due authorization, execution and delivery of this Agreement and any such other agreements or instruments by the Company, as applicable) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent, HH Finance and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03    No Conflict; Required Filings and Consents.

(a)    None of the execution, delivery or performance of this Agreement by Parent, HH Finance and Sub or the consummation by Parent, HH Finance and Sub of the Transactions will: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or any equivalent organizational or governing documents of Parent, HH Finance or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, HH Finance or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, HH Finance or Sub pursuant to, any Contract to which Parent, HH Finance or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent, HH Finance and Sub to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent, HH Finance and Sub to consummate the Transactions.

(b)    None of the execution, delivery or performance of this Agreement by or on behalf of Parent, HH Finance or Sub or the consummation by Parent, HH Finance or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with, and such filings as may be required under, any Environmental Laws, (iv) compliance with the applicable requirements of the Exchange Act; and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent, HH Finance and Sub to consummate the Transactions.

Section 4.04    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, HH Finance or Sub or any of their respective representatives or affiliates expressly for inclusion or incorporation by reference in any Proxy Statement will, at the time such Proxy Statement is filed with the SEC, at any time such Proxy Statement is amended or supplemented or at the time such Proxy Statement is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as they relate to Parent, HH Finance or Sub or other information supplied by Parent, HH Finance or Sub expressly for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by Parent, HH Finance or Sub with respect to statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of Parent, HH Finance or Sub for use therein.

Section 4.05    Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation by Parent, HH Finance and Sub of the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation by Parent, HH Finance and Sub of the Transactions.

Section 4.06    Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a)    As of the date of this Agreement, the authorized share capital of Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement or the Debt Financing.

(b)    None of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement.

Section 4.07    Financing.

(a)    Parent has delivered to the Company true and complete copies of (i) the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), among the Parent and the other parties thereto (the “Equity Financing Sources”), pursuant to which the Equity Financing Sources have committed, subject only to the terms thereof, to invest the amounts set forth therein at the date and time at which the Closing is required to occur pursuant to Section 1.02 and to which the Company is an express third party beneficiary, subject to the terms and conditions set forth therein (the “Equity Financing”), (ii) the executed commitment letter (together with any term sheet (if any), appendices, annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitments”) from the financial institutions and other lenders party thereto (the “Lenders” and, together with the Equity Financing Source, the “Financing Sources”), pursuant to which the Lenders have committed, subject only to the terms expressly stated therein, to lend to Sub the amounts set forth therein for purposes of funding the Transactions (including without limitation, the Aggregate Merger Consideration) at the date and time at which the Closing is required to occur pursuant to Section 1.02 (the “Debt Financing” (including any replacement Debt Financing that is in place in accordance with Section 5.15(c)), and, together with the Equity Financing, the “Financing”); (iii) the executed Multicurrency Term and Revolving Credit Facilities Agreement, dated as of 20 February 2020, by and among, inter alia, Parent, as an Original Guarantor and HH Finance, as Original Borrower (as amended, restated, amended and restated, modified or supplemented prior to the date hereof, the “HH Existing Credit Agreement”), (iv) the executed Amendment and Waiver Letter (substantially in the form of which is attached to the Debt Commitment Letter as Appendix 2) (the “Amendment and Waiver Letter”) pursuant to which the lenders party to the HH Existing Credit Agreement (which constitute all of the lenders required under the HH Existing Credit Agreement to approve and enter into the Idaho Transaction Amendments (as defined below)) have agreed to the Initial Amendments and Waivers (under and as defined in the Amendment and Waiver Letter and together with the Second Amendments, the “Idaho Transaction Amendments”) and the Second Amendments (under and as defined in the Amendment and Waiver Letter), each of which amends and/or waives, as applicable, the applicable provisions of the HH Existing Credit Agreement, in each case, in order to permit the Parent, HH Finance and Sub to enter into this Agreement, incur the Financing and the consummate the Transactions (including in respect of any Surviving Corporation) and (v) any other agreement or document executed on or before the date hereof that is referenced in the Debt Commitment Letter to which any of Parent, HH Financing, Sub or any of their respective Subsidiaries is party that affects or would be reasonably expected to affect the availability of the Debt Financing at Closing (collectively with the HH Existing Credit Agreement and the Amendment and Waiver Letter, the “Credit Agreement Financing Documents”), save that in the case of (iii) to (v) any commercially sensitive items may be redacted (provided that none of such redacted terms would have, or would reasonably be expected to have, individually or in the aggregate, a Funds Certainty Effect (as defined below)). Parent has also delivered to the Company true and complete copies of any fee letter (with the fee amounts, pricing caps and other economic terms redacted (none of which individually or in the aggregate would have, or would reasonably be expected to have, the effect of (1) reducing the aggregate amount of the

Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fee) to an amount that is, together with the Equity Financing, insufficient to fund the Financing Uses, (2) delaying, impeding or preventing the Closing, (3) adversely affecting the ability of the Parent and/or Sub to timely consummate the transactions contemplated by this Agreement (including due to the funding of any Debt Financing or Equity Financing being unavailable or by adversely impacting the satisfaction of the conditions to obtaining any of the Financing), (4) adversely impacting the ability of Parent, HH Finance and/or Sub, to enforce their rights under the Financing Commitments, the Credit Agreement Financing Documents and/or the Definitive Debt Financing Agreements (as defined below), in each case, in accordance with their terms, or (5) imposing new or additional conditions, adding additional termination rights in favor of the Lenders or underwriters or shortening the outside termination date in the Financing Commitments, or otherwise expanding or adversely amending any conditions to the receipt of the Financing, in each case, that would result in the occurrence of any or all of the preceding clauses (1) through (4) (collectively, the effect of any or all of clauses (1) through (5), individually or in the aggregate, a “Funds Certainty Effect”)) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”) and any engagement letters or other agreements relating to the Debt Financing that would have or would reasonably be expected to have a Funds Certainty Effect. Each of Parent, HH Finance and Sub acknowledge that performance of its obligations under this Agreement is not contingent upon the availability of the Financing to Parent, HH Finance and/or Sub and/or the consummation of the Credit Agreement Financing Documents, as applicable.

(b)    Assuming the Financing is funded in accordance with the Financing Commitments, and the satisfaction of the conditions contained in Section 6.02(a) clause (D) (with respect to the representations and warranties set forth in Section 3.02(a), Section 3.02(b) and Section 3.02(d)), Section 6.02(b), Section 6.02(d) and Section 6.02(e), the aggregate net proceeds from the Financing when funded in accordance with the Financing Commitments, are sufficient to fund all of the amounts required to be provided by Parent and/or Sub for the consummation of the Transactions including, without limitation, the payment of the Aggregate Merger Consideration, and the payment of all fees, costs and expenses related the Transactions contemplated hereby payable by the Parent and/or Sub and any costs and expenses of the Surviving Corporation that are payable by Parent and/or sub at Closing in connection with, or as a result of, the Transactions (including, without duplication, the amounts payable in connection with any refinancing of Indebtedness required in connection with the Transactions and any amounts required by the Parent and/or Sub, pursuant to the Fee Letter) (collectively, the “Financing Uses”).

(c)    Each of the Financing Commitments and the Credit Agreement Financing Documents are in full force and effect as of the date hereof and have not been withdrawn, terminated or rescinded or are contemplated to be withdrawn, terminated or rescinded by HH Finance, the Parent or their respective Subsidiaries party thereto (or, to the knowledge of Parent, HH Finance and Sub solely with respect to the other parties thereto, contemplated to be withdrawn, terminated or rescinded by such other parties) or, otherwise amended, restated, amended and restated, supplemented or modified or, with respect of the Financing Commitments other than in accordance with Section 5.15(a) and/or Section 5.15(c), the Credit Agreement Financing Documents, are contemplated to be amended, restated, amended and restated, supplemented or modified after the date hereof by HH Finance or its Subsidiaries (or, to the knowledge of Parent, HH Finance and Sub solely with respect to the other parties thereto, contemplated to be amended, supplemented or modified by such other parties). Each of the Financing Commitments and the Credit Agreement Financing Documents, in the form delivered to the Company, is a legal, valid and binding obligation of HH Finance, Sub and their Subsidiaries party thereto and (to the knowledge of the Parent, HH Finance and Sub) the other parties thereto, enforceable against the HH Finance, Sub and their respective Subsidiaries and, to the knowledge of Parent, HH Finance and Sub, such other parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, neither Parent, HH Finance nor Sub are aware of any fact or occurrence existing on the date hereof that would or would reasonably be expected to have a Funds Certainty Effect. There are no side letters or other Contracts or arrangements to which the Parent, HH Finance, Sub or, in each case, any controlled affiliate thereof is a party that would have or would reasonably be expected to have a Funds Certainty Effect with respect to the Debt Financing, except for the Fee Letter, any other fee letters, engagement letters with respect to the Debt Financing and any other agreements, which, in each case, have been delivered to the Company in accordance with the provisions of Section 4.07(a). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, HH Finance, or Sub under any term, or a failure of any condition, of the Financing Commitments or the Credit Agreement Financing Documents that would result in any portion of the Financing contemplated thereby required for the Financing Uses being unavailable at the date and time at which the Closing is required to occur pursuant to Section 1.02. Assuming the satisfaction of the conditions contained in Section 6.02(a) clause (D) (with respect to the representations and warranties set forth in Section 3.02(a), Section 3.02(b) and Section 3.02(d)), Section 6.02(b), Section 6.02(d) and Section 6.02(e) (other than those conditions by their nature are to be satisfied at the Closing), none of HH Finance, Parent nor Sub has reason to believe that it, any Equity Financing Source or any Lender would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. Parent and Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the Debt Financing that could have a Funds Certainty Effect, other than as expressly set forth in the Financing Commitments (the “Disclosed Conditions”). No person has any right to impose, and none of HH Finance, Parent, Sub or any of their Subsidiaries party thereto or any counterparty to any Financing Commitment has any obligation to accept (i) any condition precedent to such funding or investing other than the Disclosed Conditions, (ii) any reduction to the aggregate amount available under the Financing Commitments required for the Financing Uses at the Closing or (iii) any term or condition that could reasonably be expected to have a the Funds Certainty Effect.

(d)    Neither Parent nor Sub has, directly or indirectly, entered into an exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank, investment bank or other potential provider of debt or equity financing that prohibits such provider from providing or seeking to provide any services or financing, including debt or equity financing, to any third party in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Competing Proposal) in connection with the Transactions.

Section 4.08    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, HH Finance, Sub or any of their respective affiliates for which the Company will be liable prior to the Effective Time.

Section 4.09    Absence of Certain Arrangements. Other than this Agreement and the agreements contemplated hereby, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, HH Finance, Sub or any of their respective affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

Section 4.10    Investment Intention.    Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 4.11    Financial Information. Section 4.11 of the Parent Disclosure Letter contains the annual report and financial statements of Parent for the year ended March 31, 2019 (the “Audited Parent Financial Statements”) and the unaudited management-prepared accounts of Parent for the year ended March 31, 2020 (the “Unaudited Parent Financial Statements”). The Audited Parent Financial Statements (a) were, except as may be indicated in the notes thereto, prepared in accordance with United Kingdom Generally Accepted Accounting Practice, including Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”, on a consistent basis, (b) have been prepared in accordance with the requirements of the Companies Act 2006 and (c) give a true and fair view of the state of Parent’s and its Subsidiaries’ affairs as at their respective dates and of the Parent’s Subsidiaries’ loss for the year then ended, and the Unaudited Parent Financial Statements (a) were prepared by management in accordance with United Kingdom Generally Accepted Accounting Practice, including Financial Reporting Standard 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” and approved accounting policies, on a consistent basis, and (b) present fairly, in all material respects, the financial condition of Parent at the respective dates presented.

Section 4.12    Solvency. Assuming that (a) the satisfaction of conditions to the obligation of Parent, HH Finance and Sub in Section 6.02(a) clause (D) (with respect to the representations and warranties set forth in Section 3.02(a), Section 3.02(b) and Section 3.02(d)), and Section 6.02(b), (b) the accuracy of the representations and warranties of the Company set forth in Article III in all material respects, and (c) the Company Financial Statements present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby in accordance with GAAP, then at and immediately following the Effective Time and after giving effect to all of the Transactions, including the funding of the Financing and the Financing Uses, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation, taken together, will be Solvent. Without limiting the generality of the foregoing, at and immediately following the Effective Time and after giving effect to all the Transactions (including the funding of the Financing and the Financing Uses), with respect to Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation, taken together: (i) the sum of such entities’ debts will not be greater than all of such entities’ assets or property at a fair valuation; (ii) the present fair saleable value of such entities’ assets will not be less than the amount that will be required to pay such entities’ probable liability on its existing debts as they become absolute or matured; (iii) such entities will not intend to incur, or believe that they would incur, debts beyond its ability to pay as they become due or as they mature; and (iv) such entities will not be engaged and will not be about to engage in a business or transaction for which the remaining assets or property of such entity are unreasonably small in relation to such business or transaction, and such entities will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged. Parent, HH Finance and Sub are not entering into the Transactions (including the Financing) with the intent to hinder, delay or defraud either present or future creditors of Parent, HH Finance, Sub, the Company, any Company Subsidiary or any affiliates thereof. Any term or phrase used but not defined in this Section 4.12, including “solvent,” “fair valuation,” “fair saleable value,” “liabilities,” and “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” shall have the meaning generally determined with respect to such term or phrase in accordance with applicable Laws governing determinations of the insolvency of debtors, including the Uniform Fraudulent Transfer Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1984 and any version thereof adopted by any state whose Laws apply to Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation on or after the Closing, the Uniform Fraudulent Conveyance Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1918 and any version thereof adopted by any state whose Laws apply to Parent or the Surviving Corporation and their Subsidiaries on or after the Closing and the U.S. Bankruptcy Code, Title 11 of the U.S.C.

Section 4.13    Acknowledgement of No Other Representations or Warranties. Each of Parent, HH Finance and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to review for such purpose and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent, HH Finance and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III or in any agreement or certificate entered into or delivered in connection herewith, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article III or in any agreement or certificate entered into or delivered in connection herewith or any breach of any covenant or other agreement of the Company contained in this Agreement, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives shall have any liability to Parent or Sub or their respective affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Company, the Company Subsidiaries or their respective affiliates or the Company Representatives to Parent, HH Finance, Sub or their respective affiliates or representatives in connection with the transactions contemplated by this Agreement, and each of Parent, HH Finance and Sub acknowledge and agree that, except with respect to the representations and warranties contained in Article III or in any agreement or certificate entered into or delivered in connection herewith, it has not relied on any such information or statements.

ARTICLE V

COVENANTS

Section 5.01    Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as specifically permitted as set forth in Section 5.01 of the Company Disclosure Letter as an exception to the corresponding restriction of this Section 5.01, (ii) as expressly required or expressly permitted by any other provision of this Agreement, (iii) as required by applicable Law or (iv) any COVID-19 Measures, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, use commercially reasonable efforts to conduct its operations and business in all material respects in the ordinary course of business and to use commercially reasonable efforts to maintain and preserve its assets and business organization, keep available the services of key employees and maintain its relationships with Governmental Entities, partners, customers, suppliers, licensors and others having significant business dealings with the Company and the Company Subsidiaries. Without limiting the foregoing, except (i) as set forth in the corresponding section of Section 5.01 of the Company Disclosure Letter, (ii) as expressly required or expressly permitted by any other provision of this Agreement or (iii) as required by applicable Law, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)    amend the Company Charter or the Company Bylaws, or amend any organizational documents of any Company Subsidiary in any manner adverse to Parent;

(b)    issue, sell, grant, pledge or otherwise encumber or authorize the issuance, sale, grant, pledge or other encumbrance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or securities convertible or exchangeable into such equity securities, other than (i) grants of awards under the Company Stock Plan as set forth in Section 5.01(b) of the Company Disclosure Letter, and (ii) the issuance of Shares upon the exercise or vesting of Company Options and RSU Awards outstanding as of the date of this Agreement (and, with respect to this clause (ii), in accordance with (x) their terms, (y) the Company Stock Plans and (z) past practice);

(c)    sell, license, lease, rent, assign, abandon, encumber (except with respect to a Permitted Lien) or otherwise dispose of any tangible properties or assets (x) with a value in excess of $2,500,000 in the aggregate, except (i) sales, licenses, rents, assignments, leases, abandonments, encumbrances or other dispositions made in connection with any transaction between or among the Company and any of the Company Subsidiaries or between or among the Company Subsidiaries, (ii) sales or dispositions of inventory made in the ordinary course of business or (iii) pursuant to existing Contracts which have been made available to Parent prior to the date hereof or (y) on non arms’ length terms;

(d)    declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company or any Company Subsidiary (other than to the extent payable to the Company or another Company Subsidiary), whether payable in cash, stock, property or a combination thereof;

(e)    other than (i) in the case of Company Subsidiaries or (ii) in connection with Tax withholdings on the exercise, vesting or payment of Company Options, Restricted Stock, RSUs or Warrant, in each case, outstanding on the date hereof in accordance with the terms thereof on the date hereof, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any equity securities of the Company or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities of the Company;

(f)    merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(g)    enter into any agreement to make, make, or make any offer to make any acquisition or divestiture of a business or material portion of stock, equity or assets of any person (including by merger, consolidation or acquisition of stock, equity or assets);

(h)    incur, create, redeem, repurchase, prepay, cancel, restructure, refinance or otherwise modify the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except:

(i)    any borrowings under any of the Company’s or the Company Subsidiaries’ Signing Date Credit Facilities (as defined below) (as in effect on the date hereof or after giving effect to any Modification (as defined below) permitted by this Section 5.01(h)), any repayments made in the ordinary course of business of revolving Indebtedness that is incurred, drawn or borrowed in accordance with this Section 5.01(h) (which, for the avoidance of doubt, such revolving Indebtedness may then be re-drawn or re-borrowed in accordance with this Section 5.01(h)) and any cash payments of regularly scheduled principal, interest, mandatory prepayments, fees, expenses and indemnification obligations, in each case of any Signing Date Indebtedness (as defined below) and/or Signing Date Credit Facilities, in each case, as in effect on the date hereof (or after giving effect to any Modification permitted by this Section 5.01(h)) and, with respect to any other Indebtedness incurred or credit facilities entered into in accordance with this Section 5.01(h); provided that with respect to any such other Indebtedness or credit facilities, such regularly scheduled payments of principal, interest and/or mandatory prepayments and fees, expenses and indemnification obligations, in each case, are typical and customary;

(ii)    Indebtedness among the Company and the Company Subsidiaries or among the Company Subsidiaries;

(iii)    for any guarantee by the Company of Indebtedness of the Company Subsidiaries or guarantee by the Company Subsidiaries of Indebtedness of the Company or any of the Company Subsidiaries (in each case, to the extent such Indebtedness is permitted by this clause (h));

(iv)    any amendments, restatements, amendments and restatements, supplements, modifications, waivers, replacements and/or refinancings (collectively, “Modifications”) of any Indebtedness for borrowed money of the Company and the Company Subsidiaries outstanding on the date hereof and/or, without duplication, of any of the Company’s and/or the Company Subsidiaries’ credit facilities existing as of the date hereof (treating, in each case, all undrawn commitments and all prepayment fees as in effect on the date hereof as outstanding Indebtedness for borrowed money as of the date hereof, collectively, such Indebtedness, the “Signing Date Indebtedness”; and such credit facilities, the “Signing Date Credit Facilities”), which Modifications:

(A)    do not result, individually or in the aggregate, in the Company and the Company Subsidiaries having a greater total amount of outstanding Indebtedness (treating all undrawn commitments on any test date as outstanding Indebtedness as of such test date), than the Signing Date Indebtedness (except as otherwise permitted under Section 5.01(h)(v)) except by an amount equal to unpaid accrued interest on such amended, restated, amended and restated, modified, supplemented, replaced and/or refinanced debt (the “Replaced Debt”) and legal fees and expenses of Company (or any Company Subsidiary) incurred in connection with such Modification; provided that amendment fees, consent fees or similar fees or other fees and expenses payable to the lenders of such Indebtedness or under such credit facilities in connection with a Modification shall be considered Indebtedness for borrowed money for purposes of this Section 5.01(h) and

(B)    do not modify or replace the terms of the applicable Replaced Debt with terms that are not, taken as a whole, including with respect to quantum, economics and prepayment requirements, substantially the same as (or more favorable) to the Company and the Company Subsidiaries, taken as a whole, than the terms of the applicable Replaced Debt; and

(v)    any other Indebtedness (including any fees and expenses that are treated as Indebtedness for borrowed money for purposes of this Section 5.01(h) pursuant to clause (iv) above) or, without duplication, entry into any other credit facility, as such Indebtedness or credit facility may be modified pursuant to clause (iv) of this clause (h); provided that, any borrowing or commitments thereunder are repayable and terminable at the Closing without penalty (or, in the case of letters of credit, bank guarantees and/or performance bonds, can be cash collateralized or backstopped) and, in all cases, the aggregate amount of Indebtedness or credit facilities (treating, any undrawn commitments as fully drawn on any test date) does not exceed $10 million;

(i)    make any loans, advances or capital contributions to, or investments in (through the acquisition of stock, contributions to capital, property transfer or purchase of property or assets or otherwise), any other person (other than the Company and any Company Subsidiary) other than loans and advances made to employees in the ordinary course of business not to exceed $100,000 in the aggregate;

(j)    except to the extent required by Law or the terms of any Company Benefit Plan in effect as of the date hereof, or as specifically contemplated by Section 2.01, Section 2.03 or Section 5.09: (i) other than changes with respect to the annual renewals in the ordinary course of business of any Company Benefit Plans that provide group health or welfare benefits, increase the compensation or benefits payable or to become payable to any current or former employees, officers or directors or individual independent contractors; (ii) other than (A) in connection with the hiring of new employees or a promotion as permitted under item 3 of Section 5.01(j) of the Company Disclosure Letter, in each case, to replace an employee who was party to such an agreement, or (B) under the Company’s generally applicable severance policy, grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; (iii) other than as permitted pursuant to clause (ii) above, establish, adopt, enter into, materially amend or terminate any Company Benefit Plan (or plan, policy, program, Contract, arrangement or agreement that would be a Company Benefit Plan if in effect as of the date hereof) or collective bargaining or other Contract with any labor union, works council or other labor organization; (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; or (v) hire any employee, independent contractor, or service provider to a position with an annual base salary that exceeds $200,000, or terminate the employment of an employee from such a position other than for “cause”;

(k)    make any material change in accounting policies, methods, principles or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction, each as concurred with by the Company’s independent registered public accountants;

(l)    make any capital expenditures in excess of the budget made available by the Company to Parent prior to the date hereof;

(m)    except with respect to litigation of the type contemplated by Section 5.13, settle or compromise any Proceeding or series of Proceedings other than settlements or compromises of Proceedings that do not, involve the payment of more than $250,000 individually or $1,000,000 in the aggregate (net of any amount covered by insurance or indemnification) and do not involve any non-monetary relief;

(n)    (A) enter into any Company Material Contract, other than Company Material Contracts with customers, vendors and suppliers in the ordinary course of business or Contracts expressly permitted by other clauses of this Section 5.01 or (B) materially amend or terminate or waive any material right, remedy or default under any Company Material Contract (other than (1) amendments or waivers with respect to any Company Material Contract with customers, vendors and suppliers, in each case, in the ordinary course of business, (2) terminations in connection with the enforcement of rights as a result of breach of such Contract by the counterparty, termination for cause or similar provision and (3) as otherwise expressly permitted as an exception to the restrictions set forth in clauses (a) through (u) of this Section 5.01 (including Section 5.01(h)));

(o)    amend, modify, extend, renew or voluntarily terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, in a manner which would (A) be adverse in any material respect to the Company and the Company Subsidiaries, taken as a whole, or (B) result in an increase in the aggregate liability of the Company and the Company Subsidiaries with respect to all such leases or agreements for the use or occupancy of real property;

(p)    make, change or revoke any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, enter into any material closing agreement with respect to Taxes or settle or surrender any material Tax claim, audit or assessment;

(q)    sell, transfer, assign, dispose of, subject to any Lien (other than any Permitted Lien), disclose (other than subject to customary non-disclosure agreements), abandon, or permit to lapse or expire (except pursuant to any maximum statutory expiration) any material Company-Owned IP;

(r)    except as required by Law, recognize any labor union, works council, or other labor organization as the representative of any Company Employees;

(s)    implement any “plant closing” or “mass layoff” as defined in the WARN Act; or

(t)    knowingly waive, release or limit in any material respect any restrictive covenant obligation of any individual whose employment or engagement with the Company or any affiliate ended within the twelve (12)-month period immediately preceding the date of this Agreement or between the date of this Agreement and the earlier to occur of the termination of this Agreement and Closing; or

(u)    enter into any Contract, or otherwise agree or authorize any intention, to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02    Agreements Concerning Parent and Sub.

(a)    During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the transactions contemplated by this Agreement (including enforcement of its rights under this Agreement) and the Financing or as provided in or expressly contemplated by this Agreement or the Financing Commitments.

(b)    Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder.

Section 5.03    No Solicitation; Change of Company Recommendation.

(a)    No Solicitation. Except as expressly permitted by this Section 5.03, (i) from and after the date hereof (immediately following the execution of this Agreement), the Company shall, and shall cause the Company Subsidiaries and Company Representatives to, cease any solicitations, discussions, requests or negotiations with any persons that may be ongoing with respect to any inquiry, proposal, or offer that constitutes or could reasonably be expected to lead to a Competing Proposal (an “Inquiry”) and to promptly request the prompt return or destruction of all confidential information previously furnished to any such person or its Representatives (other than Parent and its Representatives acting in such capacity) in connection with a Competing Proposal made by such person and (ii) from and after the date hereof (immediately following the execution of this Agreement) until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01 (in accordance with the terms thereof), the Company shall not, and shall cause the Company Subsidiaries and Company Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or knowingly facilitate any Inquiry or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make a Competing Proposal, (B) furnish or provide any non-public information or data regarding the Company or any Company Subsidiary to any third person in connection with or in response to an Inquiry or a Competing Proposal made by such person or any Representatives of such third person, (C) enter into, engage in, knowingly encourage, continue or otherwise participate in any discussions or negotiations with any person or its Representatives with respect to any Inquiry or Competing Proposal made by such person, (D) grant any waiver, amendment, permission or release under, or modify any provision of, any standstill provision of any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party (other than a limited waiver under any pre-existing confidentiality or similar agreement to the extent necessary to allow for a confidential Competing Proposal to be made to the Company so long as the Company promptly (and in any event with in twenty-four (24) hours thereafter) notifies Parent thereof (including the identity of any such counterparty) after granting any such limited waiver), (E) approve, endorse, recommend, or execute or enter into, any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, share purchase agreement or other Contract relating to a Competing Proposal with such person or any of its representative (other than an Acceptable Confidentiality Agreement in accordance with Section 5.03(b) or any “clean team” or similar agreements) (an “Alternative Acquisition Agreement”) or (F) authorize any of, or commit to or agree to do any of the foregoing; provided, that, notwithstanding anything to the contrary in this Section 5.03(a), if the Company receives any Inquiry or Competing Proposal from any third party, the Company may (1) contact any person or group of persons that has made an Inquiry or Competing Proposal after the date of this Agreement that did not result from a breach of Section 5.03(a) (other than a breach that is immaterial and unintentional) solely to request in writing the clarification of the terms and conditions thereof so as to determine whether such Inquiry or Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as long as the Company promptly (and in any event within twenty-four (24) hours following receipt thereof or the making of such request) provides Parent a copy of such request and the response of such person to such request) and (2) inform such third party that the Company is contractually prohibited from engaging in discussions with, or otherwise responding to, such third party in response thereto.

(b)    Certain Exceptions to No Solicitation. Notwithstanding anything to the contrary contained in this Agreement, if, at any time following the date hereof and prior to (but not after) obtaining the Company

Stockholder Approval, (i) the Company has received a bona fide written Competing Proposal from a person that did not result from a breach of Section 5.03(a) (other than a breach that is immaterial and unintentional) and (ii) the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information, including with respect to the Company and the Company Subsidiaries, to the person making such Competing Proposal and its representatives pursuant to the terms of an Acceptable Confidentiality Agreement (and provided that the Company has previously provided, or substantially concurrently provides (in any event no later than twenty-four (24) hours thereafter), such information to Parent) and (B) participate in discussions or negotiations with, and only with, the person making such Competing Proposal and its representatives regarding such Competing Proposal (it being understood the Company shall comply with Section 5.03(d)); provided, however, that the Company will not, will not permit the Company Subsidiaries to, and will not authorize the Company Representatives to disclose any material non-public information regarding the Company to such person or any of its representatives or participate in any such discussions or negotiations without first entering into an Acceptable Confidentiality Agreement with such person (or such person being bound by an Acceptable Confidentiality Agreement).

(c)    No Change of Company Recommendation. Except as set forth in Section 5.03(e) or Section 5.03(f), neither the Company’s board of directors nor any committee thereof shall, directly or indirectly, (i) adopt, authorize, approve, accept, declare advisable, submit to vote of its stockholders or recommend, or resolve to or publicly propose or publicly announce an intention to, approve or recommend, to its stockholders any Competing Proposal or proposal that could lead to a Competing Proposal, (ii) withhold, withdraw, modify, qualify or amend (or publicly propose to withhold, withdraw, modify, qualify or amend), in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (iii) allow, authorize or cause the Company or any of the Company Subsidiaries to enter into, or announce the authorization or intention to enter into, any Alternative Acquisition Agreement or letter of intent, term sheet, agreement in principle or other Contract in respect of a Competing Proposal that requires or causes the Company to abandon, terminate or fail to consummate the Transactions (except for an Acceptable Confidentiality Agreement or other agreement in accordance with Section 5.03(b)), (iv) following the public announcement by a third party of a bona fide Competing Proposal by such third party, fail to reaffirm publicly the Company Recommendation by the earlier to occur of at least five (5) Business Day prior to the date of the Company Stockholders Meeting (as such date may have been adjourned or postponed) and five (5) Business Days following a request therefor by Parent (or such shorter period as may exist between the date of the Competing Proposal and the date of the Company Stockholders Meeting), (v) make any recommendation or public statement in connection with a tender offer or exchange offer relating to securities of the Company which does not reaffirm the Company Recommendation, other than a recommendation against such offer or a “stop, look and listen” communication by the Company’s board of directors or any committee thereof, (vi) within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the Company Recommendation or (vii) formally resolve to effect, publicly announce an intention or resolution to, or agree to take any of the foregoing actions (any action in this Section 5.03(c), or a Change of Company Recommendation in accordance with Section 5.03(g), being referred to as an “Change of Company Recommendation”).

(d)    Notice of Competing Proposals. Reasonably promptly (but in no event more than twenty-four (24) hours) following the Company’s receipt of any Inquiry, Competing Proposal or request for non-public information in connection with a Competing Proposal (or that could reasonably be expected to result in a Competing Proposal), from and after the execution of this Agreement, the Company shall notify Parent in writing of the receipt of such Inquiry, Competing Proposal or request, and the terms and conditions of such Inquiry, Competing Proposal or request (including, in each case, the identity of the person making any such Competing Proposal, Inquiry or request), and the Company shall provide to Parent together with such notification: (i) a copy of such Inquiry, Competing Proposal or request, if in writing (including copies of any written requests, offers, or proposals); or (ii) a written summary of the material terms of such Inquiry, Competing Proposal or request, if oral (or not otherwise made in writing), and in each case copies (in writing) or summaries (if not in writing) of any responses thereto with respect to the terms and conditions of such Inquiry or Competing Proposal; provided, however, that the foregoing notice obligation with respect to requests for non-public information shall only require the Company to provide Parent notice of the initial request from any person or its representatives with respect to an Inquiry or Competing Proposal (subject to compliance with Section 5.03(a)). In addition, the Company shall (A) keep Parent reasonably informed in all material respects on a reasonably current basis, or upon Parent’s reasonable request (and in any event within twenty-four (24) hours thereafter), of the status and material terms of (including material amendments or revisions or proposed material amendments or revisions to) such Competing Proposal and (B) provide to Parent on a prompt basis (and in any event within twenty-four (24) hours) after receipt or delivery thereof copies of all draft Alternative Acquisition Agreements with respect to a Competing Proposal, copies of all draft agreements to be entered into between the Company and the person making such Competing Proposal, and drafts of all agreements received by the Company to finance such Competing Proposal and copies of any other written document (or summaries, if not in writing) which provide for the terms and conditions of such Competing Proposal.

(e)    Change of Company Recommendation with respect to Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the prior to (but not after) obtaining the Company Stockholder Approval, the Company’s board of directors (or a committee thereof) may, if (A) a bona fide Competing Proposal (that did not result from a breach of Section 5.03(a)) (other than any breach that is immaterial and unintentional) is made to the Company by a third person that is not withdrawn and (B) the Company’s board of directors (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal, make a Change of Company Recommendation and if it so chooses, cause the Company to terminate this Agreement pursuant to Section 7.01(f) (including with respect to the simultaneous payment of the Company Termination Fee) to enter into an Alternative Acquisition Agreement with respect to a Competing Proposal that constitutes a Superior Proposal simultaneously with the termination of this Agreement, in each case only if:

(i)    the Company’s board of directors (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law;

(ii)    the Company has provided Parent prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Superior Proposal Change of Recommendation”), which Notice of Superior Proposal Change of Recommendation shall (A) advise Parent that the Company has received a Competing Proposal and that the Company’s board of directors has concluded in good faith (after consultation with the Company’s financial and outside legal counsel) that such Competing Proposal constitutes a Superior Proposal, and absent any revision to the terms and conditions of this Agreement, the Company intends to make a Change of Company Recommendation or terminate this Agreement pursuant to Section 7.01(f), (B) specify the terms and conditions of such Superior Proposal (including copies of all relevant documents that provide for the terms and conditions of such Competing Proposal and the proposed commitments or agreements to finance such Competing Proposal) and (C) identify the person making such Superior Proposal (it being agreed that neither the delivery of the Notice of Superior Proposal Change of Recommendation by the Company to Parent nor the public announcement that the Company has delivered such Notice of Superior Proposal Change of Recommendation (but for the avoidance of doubt, not the entry into an Alternative Acquisition Agreement) shall in and of itself constitute a Change of Company Recommendation unless within two (2) Business Days after the end of the period contemplated by clause (iii) the board of directors of the Company (or a duly authorized committee thereof) fails to reaffirm the Company Recommendation);

(iii)    the Company and its Representatives have negotiated in good faith with Parent, to the extent Parent requests to negotiate, with respect to any changes to the terms of this Agreement proposed by Parent for at least five (5) Business Days following receipt by Parent of such Notice of Superior Proposal Change of Recommendation (it being understood and agreed that any amendment to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal Change of Recommendation and the Company and its Representatives shall be required to comply with the requirements of this Section 5.03(e) anew with respect to such Notice of Superior Proposal Change of Recommendation except that the five (5) Business Day period referred to above shall instead be an additional three (3) Business Day period from the date of such notice); and

(iv)    following the period(s) referred to in Section 5.03(e)(iii) (including any subsequent period following the delivery of a subsequent Notice of Superior Proposal Change of Recommendation), giving due consideration to any changes to the terms of this Agreement proposed by Parent to the Company, the Company’s board of directors (or a duly authorized committee thereof) has determined in good faith, after (A) consultation with the Company’s financial advisor and outside legal counsel, that such Competing Proposal would nevertheless continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect and (B) consultation with the Company’s outside legal counsel, that failure to take such action would be inconsistent with the Company’s board of directors’ exercise of their fiduciary duties under applicable Law.

(f)    Change of Company Recommendation With Respect to Intervening Event. Notwithstanding anything herein to the contrary, at any time prior to the prior to (but not after) obtaining the Company Stockholder Approval and other than with respect to a Superior Proposal (which is addressed in Section 5.03(e)), the Company’s board of directors (or a duly authorized committee thereof) may make a Change of Company Recommendation in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal) which materially improves the business, assets, operations or prospects of the Company and its Subsidiaries, arising after the date of this Agreement, that was neither known to, nor reasonably foreseeable by, the Company’s board of directors prior to the date of this Agreement but becomes known to the Company’s board of directors after the date of this Agreement (an “Intervening Event”), only if the Company’s board of directors (or a duly authorized committee thereof) has (i) determined in good faith (after consultation with the Company’s outside legal counsel) that the failure to take such action would be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Law and (ii) at or following the end of at least five (5) Business Days with respect to the relevant notice of Intervening Event as set out in the remainder of this paragraph, and after taking into account (after consultation with the Company’s outside legal counsel and financial advisor) any changes to the terms and conditions of this Agreement timely proposed by Parent in response to a notice of Intervening Event, the Company’s board of directors (or a duly authorized committee thereof) shall have determined in good faith (after consultation with the Company’s outside legal counsel) that the failure to make an Change of Company Recommendation in response to such Intervening Event would continue to be inconsistent with the Company’s board of directors’ fiduciary duties under applicable Law; provided, however, that no Change of Company Recommendation may be made until the conclusion of the five (5) Business Days following Parent’s receipt of a written notice from the Company (“Notice of Change of Recommendation”) advising Parent that absent any revision to the terms and conditions of this Agreement, the Company’s board of directors (or a duly constituted committee thereof) intends to make Change of Company Recommendation due to an Intervening Event and specifying in reasonable detail the Intervening Event and the reasons for such Change of Company Recommendation. During such five (5) Business Day period, the Company shall, and shall cause its Representatives to negotiate with Parent and its Representatives in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Company’s board of directors (or a duly authorized committee thereof) no longer determines (after consultation with its outside legal counsel) that the failure to make a Change of Company Recommendation in response to such Intervening Event would be inconsistent with the Company’s board of directors’ exercise of their fiduciary duties under applicable Law. In determining whether the failure to make a Change of Company Recommendation in response to an Intervening Event pursuant to this Section 5.03(f) would be inconsistent with the Company’s board of directors’ exercise of their fiduciary duties under applicable Law, the Company’s board of directors (or a duly authorized committee thereof) shall take into account any changes to the terms and conditions of this Agreement timely proposed by Parent in response to such Notice of Change of Recommendation with respect to such Intervening Event.

(g)    Nothing contained in this Section 5.03 shall prohibit the Company’s board of directors from complying with its disclosure obligations under U.S. federal or state Law with regard to a Competing Proposal, including by (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law to the stockholders of the Company; provided, that the Company’s board of directors expressly publicly reaffirms the Company Recommendation in any such stop, look and listen disclosure. This Section 5.03(g) shall not be deemed to permit the Company’s board of directors to take any of the actions in Section 5.03(c) and, for the avoidance of doubt, if any disclosure or other action taken pursuant to this Section 5.03(g) includes a Change of Company Recommendation, such disclosure or other action shall be deemed to be a Change of Company Recommendation for all purposes under this Agreement.

(h)    The Company agrees that any breach of this Section 5.03 by any of the Company Subsidiaries or the Company Representatives shall be deemed to be a breach of this Agreement by the Company.

Section 5.04    Access to Information. From the date of this Agreement to the Effective Time, and subject to Section 5.15(e), the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use its reasonable efforts to obtain the required consent of such third party to such access or disclosure and implement appropriate procedures to enable the disclosure of such information) or otherwise result in the Company taking any action inconsistent with Section 5.03; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; (iv) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law); or (v) jeopardize the health and safety of any employee of the Company or the Company Subsidiaries, in light of COVID-19 or any COVID-19 Measures (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety). During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.04, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property. Parent shall, and shall cause each of its Subsidiaries, its and their respective representatives and any Lender Related Parties to, hold all information provided or furnished pursuant to this Section 5.04 confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.05    Appropriate Action; Consents; Filings.

(a)    Subject to Section 5.03, each of HH Finance, Parent, Sub and the Company shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions set forth in Article VI to be satisfied. Without limiting the generality of the foregoing, Parent, Sub and the Company shall (and Parent, HH Finance and Sub shall cause their Subsidiaries to) use their respective reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, (ii) as promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement, make (and cause their relevant affiliates required to make in accordance with the HSR Act) and not withdraw (without the Company’s consent) all registrations and filings with the FTC and Antitrust Division in connection with the consummation of the transactions contemplated by this Agreement, including the filings required of the parties or their “ultimate parent entities” under the HSR Act, (iii) as promptly as practicable, and in any event within 20 Business Days after the date of this Agreement, make (and cause their relevant affiliates required to make in accordance with applicable Antitrust Law) and not withdraw (without the Company’s consent) all registrations and filings (including in draft form where applicable) with any foreign Governmental Entities under any other Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iv) defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other Proceeding, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect thereto, (vi) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions, and (vii) execute and deliver any additional instruments necessary or advisable to consummate the transactions contemplated by this Agreement; provided, that in the event that the FTC, Antitrust Division or any foreign Governmental Entities under any other Antitrust Law is closed or not accepting filings as required under subclauses (ii) and (iii) hereto, (a “Governmental Closure”), then the periods provided under subclauses (ii) and (iii), as applicable, shall be extended day-for-day, for each Business Day the Governmental Closure is in effect.

(b)    In furtherance of the obligations set forth in Section 5.05(a), (i) Parent and Sub shall promptly take (and shall cause each of its Subsidiaries to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the transactions contemplated by this Agreement and obtain all approvals and consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the Surviving Corporation or any of their respective controlled affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required or advisable to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and (ii) the Company may make, subject to the condition that the transactions contemplated by this Agreement actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the transactions contemplated by this Agreement) as are required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement (the matters described in this sentence, individually or collectively, “Remedy Actions”). Notwithstanding anything to the contrary set forth in this Agreement, in no event shall anything in this Agreement (including this Section 5.05) require, or be construed to require, Parent or its affiliates or Subsidiaries to take, or propose or agree to take, any Remedy Actions that, individually or in the aggregate with all other Remedy Actions, would, or would be reasonably expected to, have a material adverse effect on the business, results of operations, assets or financial condition of the Parent and its Subsidiaries (including the Company and its Subsidiaries) after taking effect of the Merger (but for this purpose measuring the business, results of operations, assets and financial condition of Parent and its Subsidiaries (including the Company and its Subsidiaries) as though they were the same size and amounts as those of just the Company and the Company Subsidiaries, taken as a whole). The Company shall not take, or agree to take, any Remedy Actions, without the prior written consent of Parent. Neither Parent nor Sub, directly or indirectly, through one or more of their respective controlled affiliates, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent the satisfaction of the conditions contained in Article VI or the consummation of the Transactions.

(c)    Without limiting the generality of anything contained in this Section 5.05, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal Proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or legal Proceeding; and (iii) promptly inform the other parties of any substantive communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that the parties shall not be required to provide the other with copies of their Notification and Report Form under the HSR Act. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each substantive meeting or conference relating to such request, inquiry, investigation or legal Proceeding and to have access to and be consulted in connection with any substantive document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or legal Proceeding. Notwithstanding anything to the contrary in this Section 5.05, (x) no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” or other basis designed to ensure compliance with applicable Law (including the HSR Act or any other Antitrust Law) and (y) materials provided to the other party pursuant to this Section 5.05 may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address privilege or confidentiality concerns.

(d)    The parties hereby acknowledge that all obligations of Parent, Sub and the Company relating to obtaining regulatory approvals (including, but not limited to, the expiration or termination of any applicable HSR Act waiting period or similar waiting period pursuant to any other Antitrust Law) shall be governed exclusively by this Section 5.05. For the avoidance of doubt, the immediately preceding sentence does not limit the remedies otherwise expressly available to a party pursuant to the terms of Agreement with respect to another party’s breach of this Section 5.05 (including remedies described in Article VII or Article VIII), subject to in each case to the terms and conditions of this Agreement with respect to any such remedies, including the other subsections of this Section 5.05 and the limitations set forth in Article VII and Article III.

Section 5.06    Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated by this Agreement shall be a joint press release in a form reasonably agreed to by the parties hereto, and thereafter, except with respect to any public statement by the Company with respect to any Change of Company Recommendation or a Competing Proposal (in accordance with, and subject to the terms of, this Agreement), Parent and the Company shall consult with each other before issuing or otherwise making, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Notwithstanding the foregoing, Parent and its affiliates may, without consultation or consent, make ordinary course disclosures and communications to existing or prospective general and limited partners, equity holders, members, managers and investors of such person or any affiliates of such person, in each case who are subject to customary confidentiality restrictions, and on such person’s website in the ordinary course of business.

Section 5.07    Directors & Officers Indemnification and Insurance.

(a)    Indemnification. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company Subsidiaries, each fiduciary under benefit plans of the Company or any of the Company Subsidiaries and each such person who performed services at the request of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”), against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of the Company or any of the Company Subsidiaries (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, and including any reasonable and documented expenses incurred in enforcing such person’s rights under this Section 5.07. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred in each case to the extent provided in the organizational documents and any indemnification or other similar agreements of the Company as in effect on the date of this Agreement (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b)    Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the then current aggregate annual premium of the Company’s existing policy in place at the time of Closing. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c)    Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.07.

(d)    Continuation. For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws (or other similar documents) of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company that have been made available to Parent prior to the date hereof shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e)    Benefit. The provisions of this Section 5.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f)    Non-Exclusivity. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.07, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08    Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that such Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transaction.

Section 5.09    Employee Benefit Matters.

(a)    From and after the Effective Time and for the nine (9) month period following the Effective Time (or, if earlier, until the termination of employment of the relevant employee) (the “Benefit Protection Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide to each individual who was an employee of the Company or a Company Subsidiary immediately prior to the Closing and who continues to be employed by the Company or any of its affiliates (including Parent and any of its Subsidiaries) following the Effective Time (each, a “Company Employee”) (i) base salary or base wages and target annual cash bonus opportunities that are no less favorable, in the aggregate, than those provided to such Company Employee immediately prior to the Effective Time (excluding, for the avoidance of doubt, any one-time retention or change in control bonus arrangements), (ii) severance benefits that are no less favorable than the severance benefits provided under any severance plan, policy or agreement set forth on Section 5.09(a) of the Company Disclosure Letter and (iii) other compensation and benefits (including paid-time off, but excluding defined benefit pension, nonqualified deferred compensation, equity or equity-based and post-termination or retiree health or retiree welfare benefits) to the Company Employees in each jurisdiction as a group that are substantially comparable, in the aggregate, to the other compensation and benefits (excluding defined benefit pension, nonqualified deferred compensation, equity or equity-based and post-termination or retiree health or retiree welfare benefits) provided to such group of Company Employees immediately prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Company Employees covered by a collective bargaining agreement or other labor Contract shall be governed by the applicable agreement and applicable Law until such agreement expires pursuant to its terms or is modified by the parties thereto.

(b)    Without limiting the generality of Section 5.09(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention, cash incentive compensation and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(c)    Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, provide (i) each Company Employee who participates in the Company’s annual cash incentive program for the 2019 calendar year a payment (if unpaid prior to the Effective Time) no less than that due with respect to such Company Employee’s annual bonus under such program in an aggregate amount not greater than the amount set forth on Section 5.09(c)(i) of the Company Disclosure Letter and (ii) each Company Employee who participates in the Company’s annual cash incentive program set forth on Section 5.09(c)(ii) a payment on the terms set forth in Section 5.09(c)(ii) of the Company Disclosure Letter.

(d)    For purposes of determining eligibility to participate and vesting, and solely for purposes of determining the level of paid time off and severance benefits (but excluding benefit accruals under any defined benefit pension plan or any retiree or post-retirement welfare benefits or for any purposes under any equity or equity-based plan or arrangement) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, for the benefit of the Company Employees, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation, to the same extent and for the same purposes as recognized under the analogous Company Benefit Plan, provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service.

(e)    In the plan year in which the Closing occurs, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan (i.e., health, vision and dental) maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible, covered dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans (i.e., health, vision and dental) in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time to the extent recognized under the analogous Company Benefit Plan in effect immediately prior to the Effective Time.

(f)    At the written request of Parent provided no later than 10 Business Days prior to the Closing Date, the Company shall, or shall cause the relevant Company Subsidiary to, at least one (1) day prior to the Closing Date, cease contributions to, and adopt written resolutions (or take other necessary and appropriate action) to terminate, each Company Benefit Plan or any other benefit plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Company 401(k) Plan”) and to one hundred percent (100%) vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Closing Date; provided, however, that the foregoing may be made contingent upon the Closing. In the event Parent requests that the Company 401(k) Plan be terminated, Parent or the Company, as applicable, shall take any and all actions as may be required, including amendments to the Company 401(k) Plan or Parent’s applicable 401(k) plan (the “Parent 401(k) Plan”), to (i) make, prior to the termination of the Company 401(k) Plan, discretionary company matching contributions (A) for the 2019 plan year equal to the amount accrued by the Company in the Company Financial Statements (as of the date hereof in the ordinary course of business) and (B) for the 2020 plan year, equal to 50% of the first 5% of eligible compensation deferred by each Company Employee (subject to a cap of $6,000), (ii) provide that Company Employees shall be eligible to participate in the Parent 401(k) Plan, effective as soon as reasonably practicable following the Effective Time, and (iii) permit the Company Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in the form of cash, but including notes (in the case of loans) from the Company 401(k) Plan to the Parent 401(k) Plan.

(g)    Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an establishment, termination or amendment of any Company Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.09, or any person (other than the parties to this Agreement) any rights or remedies, including any third party beneficiary rights, by reason of this Section 5.09, (iii) limit the ability of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation) from (a) establishing, amending or terminating any Company Benefit Plan or any other compensation or benefit plan, program, policy, Contract, agreement or arrangement, or (b) terminating the employment or service of any person at any time for any or no reason, (iv) create any right in any person to any continued employment or service with Parent or any of its affiliates or any particular term or condition of employment or service, or (v) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit or compensation plan, policy, program, Contract, agreement or arrangement, or (B) retain the employment or service of any particular employee or individual service provider.

(h)    At the Closing, the Company will provide to Parent a list that identifies by employee name or ID number and location all employees involuntarily terminated (other than for cause), laid off for a period that exceeds six months, or whose hours were reduced by more than 50% for each month of a six-month period, within the ninety (90)  days preceding the Closing Date.

Section 5.10     Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.11    Rule 16b-3 Matters. Notwithstanding anything to the contrary contained in this Agreement, the Company shall take all actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the transactions contemplated by this Agreement are exempt under Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by Law.

Section 5.12    Reserved.

Section 5.13    Stockholder Litigation. The Company shall promptly notify Parent (and in any event within forty-eight (48) hours) upon becoming aware of any litigation commenced against it or any of its directors, officers or affiliates, relating to this Agreement or the Transactions and shall keep Parent promptly and reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to this Agreement and the Transactions, including, to the extent practicable, the opportunity to review and offer comments on all filings or responses to be made by the Company in connection with any such litigation, and the Company shall in good faith take Parent’s views into account. The Company agrees that it shall not settle or offer to settle any action commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholders of the Company relating to this Agreement, the Merger, the Merger or the other Transactions without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.14    Parent Vote. Immediately after execution of this Agreement by the parties hereto, Parent will cause a written consent to be executed by it or one of its wholly owned Subsidiaries in its or such Subsidiary’s capacity as the sole stockholder of Sub to approve this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Sub and shall promptly deliver such consent to the Company.

Section 5.15    Financing. (a) Parent, HH Finance and Sub shall, and will cause each of their Subsidiaries to, use their reasonable best efforts to arrange and do all things necessary or advisable to obtain the Financing as soon as reasonably practicable and, in any event, not later than the date and time the Closing is required to be effected in accordance with Section 1.02, on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Financing Commitments (for purposes of this Section 5.15, the Financing Commitments and the Debt Commitment Letter shall include any Fee Letter), including using reasonable best efforts to (i) either (A) amend and restate HH Existing Credit Agreement referenced in the Debt Commitment Letter to incorporate the terms and conditions of the Debt Commitment Letter and the Credit Agreement Financing Documents (as such terms and conditions may be modified or adjusted in a manner that would not have a Funds Certainty Effect) and any further amendments or modifications that would not have a Funds Certainty Effect or (B) enter into the Additional Facility Notice under and as defined in the Debt Commitment Letter (collectively, the documentation in clauses (A) and (B), the “Definitive Debt Financing Agreements”), (ii) satisfy (or, at the option of Parent and/or Sub, obtain the waiver of) on a timely basis all material terms, conditions and covenants, including with respect to the payment of any commitment, engagement or placement fees, applicable to Parent or Sub in the Financing Commitments and the Definitive Debt Financing Agreements that are in Parent’s, HH Finance’s and Sub’s control to satisfy (for the avoidance of doubt, any term, condition and covenant that would have or reasonably be expected to have a Funds Certainty Effect is material), (iii) consummate (and cause the Financing Sources to consummate) the Financing at or prior to the Effective Time, in each case to the extent required to ensure that the aggregate Financing and cash on hand are sufficient to fund the Financing Uses, (iv) enforce their rights under the Financing Commitments and the Definitive Debt Financing Agreements and (v) other than as may be terminated, replaced, amended and/or restated as provided below in Section 5.15(c), maintain in effect the Debt Commitment Letter and/or the Definitive Debt Financing Agreements, as applicable until the Transactions are consummated (or until this Agreement otherwise terminates). Neither Parent, HH Finance, Sub nor any of their Subsidiaries party thereto shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or the definitive agreements relating to the Financing (including for the avoidance of doubt, the Credit Agreement Financing Documents) without the prior written consent of the Company to the extent that such amendments, modification or waivers would have or would reasonably be expected to have a Funds Certainty Effect; provided, the foregoing shall not restrict any amendment of the Debt Commitment Letter, the Credit Agreement Financing Documents or the Definitive Debt Financing Agreements to (A) add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles who had not executed the Debt Commitment Letter as of the date hereof if the addition of such additional parties, individually or in the aggregate, would not have a Funds Certainty Effect, (B) any amendment, modification, or amendment and restatement of HH Existing Credit Agreement to incorporate the terms and conditions of the Debt Commitment

Letter and the Credit Agreement Financing Documents (as such terms and conditions may be modified or adjusted in a manner that would not have a Funds Certainty Effect) and any other terms and conditions (and any termination of the Debt Commitment Letter if such commitment has been replaced thereby) so long as any such amendment, modification or amendment and restatement, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Funds Certainty Effect or (C) in accordance with Section 5.15(c) below. Parent, HH Finance and Sub shall use their reasonable best efforts to maintain in effect the Financing Commitments, the Credit Agreement Financing Documents and, once executed, the Definitive Debt Financing Agreements until the Transactions are consummated (provided that the foregoing shall not limit the Parent’s, HH Finance’s or Sub’s right to amend, restate, modify or waive the terms of the Debt Commitment Letter, the Credit Agreement Financing Documents and the Definitive Debt Financing Agreements in accordance with the immediately preceding sentence and/or Section 5.15(c)). Prior to the Effective Time, none of Parent, HH Finance nor Sub shall release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter or the Definitive Debt Financing Agreements in each case to the extent that results or would be reasonably expected to result in the aggregate Financing available at Closing being insufficient to fund the Financing Uses and, in each case, subject to clause (c) below, without the prior written consent of the Company.

(b)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its affiliates (which for purposes of this Agreement shall be deemed to include each direct or indirect investor or potential investor in Parent or any of Parent’s or any such investor’s financing sources or potential financing sources or other representatives acting at the direction of or on behalf of Parent or such investor) engage any bank, investment bank or other potential provider of debt or equity financing on an exclusive basis or otherwise on terms that prohibit or are designed to prevent such provider from providing or seeking to provide such services or financing to any person in connection with a transaction relating to the Company or the Company Subsidiaries in connection with the Transactions (including in connection with the making of any Competing Proposal).

(c)    Notwithstanding anything to the contrary contained in this Agreement, Parent, HH Finance and Sub shall be permitted to terminate the then in effect Debt Commitment Letter and/or Credit Agreement Financing Documents so long as Parent, HH Finance and/or Sub have arranged and obtained prior to or simultaneously with such termination substitute financing commitments in respect of other financing from the same and/or alternative bona fide third party financing sources (which alternative providers shall be reasonably acceptable to the Company as to financial ability to provide the commitments), which substitute financing shall be in an amount sufficient to fund, when taken together with the Equity Financing to discharge and pay the full amount needed for the Financing Uses and so long as such substitution (and any substituted financing) would not have, or would be reasonably expected to have, a Funds Certainty Effect (the “Alternative Financing”). If any portion of the Debt Financing expires or is terminated or any portion becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter or the Credit Agreement Financing Documents with the result that the aggregate Financing available at Closing is or is reasonably expected to be insufficient to fund the Financing Uses, Parent, HH Finance and Sub shall use their reasonable best efforts to, as promptly as practical following the occurrence of such event but in any event no later than the fifth (5th) Business Day preceding the Outside Date, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange and obtain from the same sources or alternative sources of financing debt financing substitute commitments for financing in an amount sufficient, together with any remaining Financing available to the Parent and/or Sub, to satisfy the Financing Uses, which financing shall be funded at or prior to the Effective Time and so long as such alternative financing would constitute an Alternative Financing. Any new debt commitment letter and related fee letter or other principal documents evidencing such committed debt financing arrangements entered into in connection with any Alternative Financing are referred to, respectively, as a “New Debt Commitment Letter,” a “New Fee Letter”, “New Credit Agreement Financing Documents” or “New Definitive Debt Financing Agreements”, as applicable. In the event Parent, HH Finance or Sub enter into any such New Debt Commitment Letter, New Credit Agreement Financing Documents or New Definitive Debt Financing Agreements (or any amendment or modification of the Financing Commitments, the Credit Agreement Financing Documents and/or the Definitive Debt Financing Agreements in accordance with the terms of Section 5.15(a)), (i) Parent and Sub shall promptly provide the Company with true, correct and complete copies thereof (which may have customary economic terms redacted so long as such redacted terms would not have or would not reasonably be expected to have a Funds Certainty Effect), (ii) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (iii) below, and (iii) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Credit Agreement Financing Documents or Definitive Debt Financing Agreements) shall be deemed to include the Debt Commitment Letter and any Fee Letter and any Credit Agreement Financing Documents or Definitive Debt Financing Agreements to the extent not superseded by a New Debt Commitment Letter, New Fee Letter or New Definitive Debt Financing Agreements, as the case may be, at the time in question and any New Debt Commitment Letter, New Fee Letter, New Credit Agreement Financing Documents or New Definitive Debt Financing Agreements to the extent then in effect.

(d)    Parent and Sub shall, and shall cause their representatives to, keep the Company informed as promptly as practicable in reasonable detail of any material developments in their efforts to arrange the Financing and, at the Company’s reasonable request shall, substantially concurrently provide copies of all substantially final drafts of the Definitive Debt Financing Documents (which may have customary economic terms redacted so long as such redacted terms would not have or would not reasonably be expected to have a Funds Certainty Effect). Without limiting the generality of the foregoing, Parent and/or Sub shall (i) furnish prior notice to the Company of its intent to substitute the Debt Financing and/or the Credit Agreement Financing Documents with Alternative Financing, (ii) furnish the Company complete, correct and executed copies of any amendments to the Financing Commitments and/or the Credit Agreement Financing Documents promptly upon their execution (with any commercially sensitive items redacted so long as such redacted terms would not have or would not reasonably be expected to have a Funds Certainty Effect) and (iii) give the Company prompt written notice (A) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under any of the Financing Commitments or the definitive agreements relating to the Financing (including, without limitation, a Major Event of Default under and as defined in the Debt Commitment Letter and/or the Definitive Debt Financing Agreements, as applicable) of which Parent or Sub becomes aware if such breach or default would reasonably be expected to have a Funds Certainty Effect, (B) of any termination of either of the Financing Commitments, the Credit Agreement Financing Documents and/or the Definitive Debt Financing Agreements, (C) of the receipt of any written notice or other communication from any person with respect to any (1) actual or potential default, breach, termination or repudiation of any Financing Commitment (including any Major Event of Default under and as defined in the Debt Commitment Letter and/or the Definitive Debt Financing Agreements, as applicable), any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto, or (2) material dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing, in each case, only to the extent that such default, breach, termination, repudiation, dispute, disagreement or any other cause of the unavailability of any Financing has or would be reasonably expected to have a Funds Certainty Effect and (D) if for any reason Parent, HH Finance or Sub believe in good faith that they will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing, as the case may be.

(e)    Prior to the Closing, at Parent’s sole expense, the Company shall, and shall cause the Company Subsidiaries and instruct the Company Representatives to, in each case, use their reasonable best efforts to provide to Parent, HH Finance and Sub all customary cooperation reasonably requested by Parent or HH Finance that is reasonably necessary in connection with the Debt Financing, including reasonable best efforts to:

(i)    cause management of the Company to participate in a reasonable number of meetings, presentations, sessions with rating agencies and due diligence sessions, in each case, with appropriate seniority and expertise;

(ii)    provide reasonable and customary assistance with the preparation of materials for rating agency presentations and bank information memoranda and provide reasonable cooperation with the due diligence efforts of the Debt Financing sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in Section 5.04 hereof);

(iii)    to (A) obtain drafts of (x) customary payoff letters (for the avoidance of doubt, payoff letters which contain each of the following shall be considered customary payoff letters (1) the total amount required to be paid to fully satisfy such indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (including principal, interest, fees, expenses, prepayment penalties or payments and other amounts payable in respect thereof other than with respect to contingent obligations for which no claims have been made) (the “Payoff Amounts”), (2) such lender’s agreement that, if the Payoff Amount is paid to such lender on the Closing Date, such payment will result in the full repayment, satisfaction, release and discharge of such indebtedness (other than with respect to customary exceptions with respect to contingent obligations) and a release of the Liens related thereto and (3) wire instructions for payment of the Payoff Amount) reasonably requested by Parent or its Debt Financing sources, in each case, relating to the repayment of the existing Indebtedness as set forth in clauses (a), (b) and (e) of the definition of Indebtedness of the Company and the Company Subsidiaries (other than with respect to any Indebtedness that is cash collateralized or otherwise backstopped, in each case, in a manner reasonably satisfactory to Sub and the Lender Related Parties or with respect to contingent obligations for which no claims have been made) (collectively, the “Payoff Letters”) and (y) UCC termination statements and other documentation to evidence and/or effectuate the release of (1) any Liens (other than in respect of any cash that is used to cash collateralize existing letters of credit, as applicable) with respect to the indebtedness covered by the Payoff Letters and/or (2) any Liens for any Indebtedness is not expressly permitted to remain outstanding hereunder (other than any cash that is used to cash collateralize existing letters of credit, as applicable), in each case, in customary form at least 5 Business Days prior to the Effective Time, (B) provide a good faith estimate of the Payoff Amounts payable by the Company and the Company Subsidiaries pursuant to the Payoff Letters at least 10 Business Days prior to the Effective Time, and (C) at least three (3) Business Days prior to the Closing, providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company or any of the Company Subsidiaries, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing; and

(iv)    (A) furnish Parent and Sub and the Financing Sources with the Idaho Original Financial Statements (as defined in the Debt Commitment Letter as in effect on the date hereof), which Idaho Original Financial Statements have been delivered as of the date hereof and (B) cooperate to facilitate (x) the pledging of, and granting, recording and perfection of security interests in, collateral and (y) the delivery of any information required in connection with the execution of any joinders, agreements, certificates, resolutions, corporate authority documents etc., in each case, to be effective as of the Effective Time;

provided, however, that notwithstanding anything in this Section 5.15 or elsewhere in this Agreement to the contrary, (1) in no event shall this Section 5.15(e) be deemed or construed to require such persons to, and such persons shall not be required to, provide such cooperation to the extent it would (A) interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries or jeopardize the health and safety of any employee of the Company or the Company Subsidiaries, in light of COVID-19 or any COVID-19 Measures (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety) or (B) require the Company or any Company Subsidiaries to take any action that would reasonably be expected to (x) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Charter or Company Bylaws or other comparable organizational documents of the Company Subsidiaries, any applicable Laws or any Contract, (y) cause any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent or Sub the right to terminate this Agreement or (z) result in any employee, officer or director of such person incurring any personal liability (as opposed to any liability in his or her capacity as an officer of such person) with respect to any matters related to the Financing, (2) neither the Company nor any Company Subsidiary shall be required to commit to take any action that is not contingent upon the Closing or that would be effective at or prior to the Effective Time, (3) neither the board of directors of the Company nor any of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any Alternative Financing), (4) neither the Company nor any of the Company Subsidiaries or any of their respective representatives shall be required to execute or deliver any agreements, certificates, instruments or legal opinions in connection with any Financing (or any Alternative Financing), provided that Parent shall be permitted to request that employees of the Company who will continue to be employees following Closing execute such agreements, joinders, certificates (but, for the avoidance of doubt, no solvency certificate), resolutions, incumbencies or other instruments, which shall not be effective prior to the Effective Time (it being understood and agreed that the refusal of any such employees to execute such agreements, certificates and instruments shall not be deemed a breach of this Agreement), (5) in no event shall the Company be in breach of this Agreement because of the failure of any financial or other information to be delivered that is not currently readily available to the Company on the date hereof or is not otherwise prepared in the ordinary course of business of the Company at the time requested by Parent, Sub or any Financing Source, (6) neither the Company nor any of the Company Subsidiaries shall be responsible for any pro forma financial statements required to be provided in accordance with the Debt Commitment Letter or any Definitive Debt Financing Agreement, (7) neither the Company nor any Company Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Parent as provided below in this Section 5.15(e)) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time and (8) nothing contained in this Section 5.15(e) or otherwise shall require the Company or any Company Subsidiary, prior to the Effective Time, to be an issuer or other obligor with respect to the Debt Financing. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of the Company Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives (in the case of the Company and the Company Subsidiaries, prior to the Effective Time) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (including any action taken in accordance with this Section 5.15(e)) and any information utilized in connection therewith (other than historical information provided in writing by the Company or the Company Subsidiaries specifically for use in connection therewith). Notwithstanding anything to the contrary, the condition set forth in Section 6.02(b), as it applies to the Company’s obligations under Section 5.15(e), shall be deemed satisfied unless the Financing has not been obtained as a result of the Company’s or any Company Subsidiary’s Willful and Material Breach of its obligations under this Section 5.15(e).

(f)    The Company shall deliver, or cause to be delivered, to Parent, Sub and the Financing Sources the executed Payoff Letters in respect of each of (i) the Loan and Security Agreement, dated as of July 16, 2019, by and among, inter alia, the Company, as borrower, the guarantors from time to time party thereto, the financial institutions from time to time party thereto as lenders and TCW Asset Management Company LLC, as agent (as amended, restated, amended and restated, modified, supplemented or otherwise replaced or refinanced prior to the Effective Time in accordance with Section 5.01) and (ii) the Loan and Security Agreement, dated as of July 15, 2019, by and among inter alia, the Company and Eyelevel, Inc., as US Borrowers (under and as defined therein), InnerWorkings Europe Limited and Professional Packaging Services Ltd., as UK Borrowers (under and as defined therein), the other guarantors from time to time party thereto, the financial institutions from time to time party thereto as lenders and Bank of America, Inc., as agent (as amended, restated, amended and restated, modified, supplemented or otherwise replaced or refinanced prior to the Effective Time in accordance with Section 5.01) at least one (1) Business Day prior to the Closing Date (or such later date as acceptable to Parent in its reasonable discretion and Parent and Sub shall cooperate with the Company with respect to obtaining such Payoff Letters).

(g)    Each of Parent and Sub acknowledge and agrees that neither the obtaining of the Financing, the Credit Agreement Financing Documents or any Alternative Financing is a condition to the occurrence of the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to the applicable conditions set forth in Section 6.01 and Section 6.02 and subject to Section 8.10.

(h)    Notwithstanding anything to the contrary herein, Parent, HH Finance and Sub shall, and shall cause their Subsidiaries to, comply in all respects with the representations and covenants of the HH Existing Credit Agreement (as amended by the Amendment and Waiver Letter and/or as amended, restated, amended and restated or otherwise modified or supplemented in accordance with Section 5.15(a) and/or Section 5.15(c)) that are within their control to the extent any breach or inaccuracy of or failure to perform any such representations and covenants would constitute a Major Event of Default in the Credit Agreement Financing Documents and/or the Definitive Debt Financing Agreements and that could reasonably be expected to have a Funds Certainty Effect with respect to the Debt Financing. Parent and HH Finance shall ensure that no Change of Control (as defined in the Credit Agreement Financing Documents or the Debt Commitment Letter) occurs provided Parent, Sub and HH Finance shall not be in breach of this Section 5.15(h) as a result of a Change of Control if they have, at or substantially simultaneously with the execution of any definitive agreement to effect or documentation that would result in such Change of Control, substituted the Credit Agreement Financing Documents and/or the Debt Commitment Letter with Alternative Financing, as applicable or have obtained a waiver of such Change of Control from the relevant lenders.

(i)    Neither Parent nor HH Finance shall sell, encumber or otherwise dispose of any properties or assets, in each case, the principal purpose of which is to avoid its obligations under this Agreement.

Section 5.16    Stock Exchange De-Listing. Prior to the Effective Time, the Company shall reasonably cooperate with Parent to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

Section 5.17    Resignations. The Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time, effective upon the Effective Time.

Section 5.18    Preparation of the Proxy Statement; Company Stockholders Meeting.

(a)    As promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Unless the board of directors (or a duly authorized committee thereof) has made a Change of Company Recommendation in accordance with the provisions of this Agreement, the Proxy Statement shall include the Company Recommendation. Parent, Sub and the Company will cooperate with each other with respect to the preparation of the Proxy Statement, and Parent and Sub shall furnish all information concerning it and its affiliates required under the Exchange Act to be included in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all non-routine correspondence between the Company or its Representatives, on the one hand, and the SEC or its staff, on the other hand, related to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as practicable to, and resolve, any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (including any preliminary proxy statement and any amendment or supplement thereto) or any other documents related to the Company Stockholders Meeting, or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (and any amendment or supplement thereto), any other documents related to the Company Stockholders Meeting or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments reasonably proposed by Parent.

(b)    If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Subsidiaries, should be discovered by a party hereto, which information should be set forth in an amendment or supplement to the Proxy Statement, the party hereto that discovers such information shall promptly notify the other parties hereto and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. Nothing in this Section 5.18(b) shall limit the obligations of any party under Section 5.18(a).

(c)    Unless this Agreement has been terminated, the Company shall promptly conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and shall take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable after the SEC Clearance Date, for the purpose of seeking the Company Stockholder Approval (which Company Stockholders Meeting shall in no event be initially set for later than the thirtieth (30th) calendar day immediately following the date of the first mailing of the Proxy Statement (and if such day is not a Business Day, on the first Business Day subsequent to such day)). Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the foregoing shall be the only matter (other than procedure matters and executive compensation matters related to the Transactions) which the Company shall propose to be acted on by the holders of Company Common Stock at the Company Stockholders Meeting. In connection with the foregoing, the Company shall (i) file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholders Meeting as promptly as practicable (and in any event shall use reasonable best efforts to do so within five (5) Business Days) after the date on which the Company is informed that the SEC has no further comments on the Proxy Statement (the “SEC Clearance Date”; provided that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the “SEC Clearance Date”); and (ii) unless the board of directors of the Company (or a duly authorized committee thereof) has made a Change of Company Recommendation in accordance with Section 5.03(e) or Section 5.03(f), use reasonable best efforts to solicit the Company Stockholder Approval. The Company shall, through the Company’s board of directors, make the Company Recommendation and shall include such recommendation in the Proxy Statement, in each case, unless the board of directors (or a duly authorized committee thereof) has made a Change of Company Recommendation in accordance with Section 5.03(e) or Section 5.03(f). Notwithstanding anything to the contrary in this Agreement, the Company may postpone or adjourn the Company Stockholders Meeting only (and shall postpone or adjourn the Company Stockholders Meeting upon request of Parent in the event of clauses (B), (C) or (D)): (A) with the consent of Parent and Sub, (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting or following an order or request from the SEC or (D) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. In the event that the date of the Company Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless this Agreement is validly terminated in accordance with Section 7.01 prior to the Company Stockholders Meeting, the Company shall submit this Agreement and the Merger to its stockholders at the Company Stockholders Meeting, even if the Company’s board of directors (or a committee thereof) has effected a Change of Company Recommendation. The Company shall consult with Parent regarding the date to be used as the record date and the timing of any “broker search” required under Rule 14a-13 of the Exchange Act.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a)    Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    No Injunction. No court or similar Governmental Entity of competent jurisdiction shall have issued or entered any Judgment that is in effect and enjoins or prohibits the consummation of the Merger; provided, however, that the condition in this Section 6.01(a) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.05 results in the failure of this condition to be satisfied.

(c)    Regulatory Approvals. Any applicable waiting period (or any extensions thereof) relating to the consummation of the Merger under the HSR Act shall have expired or been terminated; any applicable approval shall have been obtained or any applicable waiting period shall have expired or terminated, in each case under the Antitrust Laws, as specified, of the jurisdictions set forth on Section 6.01(c) of the Company Disclosure Letter, relating to the consummation of the Merger.

Section 6.02    Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, waiver by Parent) at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. (A) Any of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 3.01(a), Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(e), Section 3.04, Section 3.05(b), Section 3.10(c) and Section 3.24), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties (other than the use of the qualifier “material” in the terms “Company Material Contract,” “Company Benefit Plan,” “Company Registered Intellectual Property Rights” and “Intellectual Property Rights”), shall be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (B) the representations and warranties of the Company set forth in the first sentence of Section 3.01(a), Section 3.04, Section 3.05(b) and Section 3.24 (the “Fundamental Representations”) qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects and each of the other Fundamental Representations shall be true and correct in all material respects; (C) the representations and warranties of the Company set forth in Section 3.10(c) shall be true and correct in all respects and (D) the representations and warranties of the Company set forth in each of Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(e) shall be true and correct in all respects other where the failure of such representation or warranty to be so true and correct is de minimis; in the case of each of clause (A), (B), (C) and (D), as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date);

(b)    Performance of Obligations of the Company. The Company shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)    No Bankruptcy. No proceeding shall have been instituted and not dismissed by or against the Company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, protection or other relief of it or its debts or any similar relief under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, administrative receiver, liquidator, provisional liquidator, administrator, custodian or other similar official for it or for any substantial part of its property; the Company shall not have made a general assignment for the benefit of creditors; or the Company shall not have taken any corporate action to authorize or consent to any of the actions set forth in this clause (c).

(d)    Company Material Adverse Effect. There shall not have been a Company Material Adverse Effect following the date hereof.

(e)    Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b), Section 6.02(c) and Section 6.02(d) have been satisfied.

Section 6.03    Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, waiver by the Company) at or prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent, HH Finance and Sub contained in Section 4.02 shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of Parent, HH Finance and Sub made in any other section of this Agreement shall, as of the date hereof and as of the Closing Date, be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth therein), individually or in the aggregate, would not would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent, HH Finance and Sub to consummate the Transactions.

(b)    Performance of Obligations of Parent, HH Finance and Sub. Parent, HH Finance and Sub shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c)    Parent, HH Finance and Sub Certificate. Each of Parent, HH Finance and Sub shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its respective Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01    Termination. This Agreement may be terminated at any time prior to the Company Stockholder Approval being obtained in the cases of clause (e) or clause (f) or at any time prior to the Effective Time in the case of clauses (a) through (d) and clauses (g) through (i), as follows:

(a)    by mutual written consent of Parent and the Company;

(b)    by either the Company or Parent, if the Effective Time shall not have occurred on or before the date that is nine (9) months after the date of this Agreement (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose breach of its obligations under this Agreement, including Section 5.05, has resulted in, or materially contributed to, the failure of the Merger to be consummated on or before such date (it being understood that Parent, HH Finance and Sub shall be deemed a single party for purposes of the foregoing proviso); provided, further, that for the avoidance of doubt, Parent’s and Sub’s failure to consummate the Merger as a result of the failure of all, or any portion of, the Debt Financing (or any alternative financing) to be funded at Closing shall not in and of itself be deemed to be a breach (or action or failure to act) for purposes of this Section 7.01(b);

(c)    by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken in respect of this Agreement and the Merger;

(d)    by either the Company or Parent, if any court or similar Governmental Entity of competent jurisdiction shall have issued or entered any Judgment that permanently enjoins or prohibits the Merger, and such Judgment shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose breach of its obligations under this Agreement, including Section 5.05, resulted in, or was the principal cause of, such Judgment;

(e)    prior to the Company Stockholder Approval being obtained, by Parent, if the Company’s board of directors (or a duly constituted committee thereof) shall have effected a Change of Company Recommendation;

(f)    prior to the Company Stockholder Approval being obtained, by the Company, if the Company’s board of directors (or a duly authorized committee thereof) has authorized the entry into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.03(e) (subject to the Company complying with Section 5.03 with respect to such Superior Proposal); provided, that (i) the Company pays the Company Termination Fee prior to or simultaneously with such termination and (ii) the Company enters into the Alternative Acquisition Agreement with respect to the Superior Proposal resulting in such Change of Company Recommendation substantially concurrently with the termination of this Agreement;

(g)    by Parent, if: (i)(A) there is an inaccuracy in the Company’s representations contained in this Agreement or (B) the Company has failed to perform its covenants contained in this Agreement, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(g) if the inaccuracy of the representations of Parent or Sub contained in this Agreement or Parent’s or Sub’s failure to perform its covenants contained in this Agreement is such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied;

(h)    by the Company, if (i)(A) there is an inaccuracy in Parent’s, HH Finance’s or Sub’s representations contained in this Agreement or (B) Parent, HH Finance or Sub fails to perform its covenants contained in this Agreement, in either case that such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied; (ii) the Company shall have delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if the inaccuracy of the representations of the Company contained in this Agreement or the Company’s failure to perform its covenants contained in this Agreement is such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; or

(i)    by the Company, if (i) all of the conditions in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing or that have failed to be satisfied as a result of the material inaccuracy of any of Parent’s, HH Finance’s or Sub’s representations or warranties or Parent’s, HH Finance’s or Sub’s material failure to perform any of its covenants or agreements contained in this Agreement) have been and continue to be satisfied or waived at the time the Closing was to occur, (ii) the Company has irrevocably notified Parent in writing that the Company is, and during such time stands, ready, willing and able to consummate the Closing, and (iii) Parent and Sub have failed to consummate the Closing on the date by which the Closing is required to have occurred pursuant to Section 1.02.

Section 7.02    Effect of Termination.

(a)    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to the last sentence of Section 5.04, Section 5.10, the next to last two sentences of Section 5.15(e), Section 5.15(i) (if the Company has brought a claim against Parent available to the Company pursuant to the terms of this Agreement, subject to the limitations set forth herein (including this Section 7.02(a) and Section 7.02(f), including, for the avoidance of doubt, with respect to the enforcement of the Parent Willful Breach Cap), no later than 60 days after termination hereof until the resolution of such claim), this Section 7.02 and Article VIII and (ii) subject to the limitations set forth in Section 7.02(f) and Section 7.02(g), with respect to any liability for damages incurred or suffered by a party as a result of another party’s Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)    Company Payments. In the event that this Agreement is terminated:

(i)    by (A) Parent pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f), then the Company shall pay to Parent or its designee, within two (2) Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee; or

(ii)    (A) by Parent pursuant to Section 7.01(g) (as a result of a breach by the Company of any of its covenants in this Agreement), or by either Parent or the Company pursuant to Section 7.01(b) (if the Company Stockholder Approval has not been obtained) or Section 7.01(c), (B) after the date of this Agreement and prior to the termination of this Agreement, a Competing Proposal shall have been made to the Company’s board of directors (in the case of a termination pursuant to Section 7.01(g) or Section 7.01(b)) or publicly made or disclosed or any Competing Proposal became publicly known (and any such Competing Proposal was not withdrawn at least five (5) Business Days prior to the event giving rise to the termination of this Agreement), and (C) within twelve (12) months after the termination of this Agreement, the Company shall have (x) entered into an Alternative Acquisition Agreement to effect any Competing Proposal (and such Competing Proposal is later consummated) or (y) consummated any Competing Proposal, then the Company shall pay to Parent or its designee, on the date of the consummation of such Competing Proposal, the Company Termination Fee; provided, that for purposes of this Section 7.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”; provided, further, that to the extent this Agreement is terminated by Parent pursuant to Section 7.01(g) in respect of a Willful and Material Breach of Section 5.03, clause (B) shall not be required in order to trigger the payment of the Company Termination Fee (as long as the conditions set forth in clause (C) are satisfied).

(c)    Parent Payment. If this Agreement is terminated (i) by the Company pursuant to Section 7.01(h) or Section 7.01(i) or (ii) by Parent pursuant to Section 7.01(b) at a time when the Company could have terminated under Section 7.01(i) (without giving effect to the requirement in Section 7.01(i)), then Parent shall promptly pay the Parent Termination Fee to the Company or its designee, within two (2) Business Days following the date of such termination.

(d)    The parties acknowledge and agree that each of the Company Termination Fee or Parent Termination Fee, as the case may be, if, as and when required to be paid pursuant to this Section 7.02, shall not constitute a penalty but is a reasonable amount that is intended to compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and the Transactions, subject to the payment of any Damages for Willful and Material Breach also payable in such circumstances to the extent recovered hereunder (in accordance with Section 7.02(a) and subject to the limitations set forth in Section 7.02(f)).

(e)    Subject to Parent’s right to seek specific performance pursuant to Section 8.10, the parties hereby acknowledge and agree that in the event that the Company Termination Fee is paid or payable by the Company pursuant to Section 7.02(b), except as otherwise provided in Section 7.02(a), the Company Termination Fee shall be the sole and exclusive monetary remedy available to the Parent Related Parties for any and all losses or damages suffered or incurred by the Parent Related Parties in connection with this Agreement (and the termination of this Agreement), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and upon payment of such amounts in such circumstances, none of the Company, the Company Subsidiaries or any of their Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Company, Parent, HH Finance and Sub acknowledge that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, HH Finance, Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one Company Termination Fee.

(f)    Subject to the Company’s right to seek specific performance pursuant to Section 8.10 or the Equity Commitment Letter (in accordance with the terms thereof), the parties hereby acknowledge and agree that in the event that the Parent Termination Fee is paid or payable by Parent pursuant to Section 7.02(b), except as otherwise provided in Section 7.02(a), the Parent Termination Fee shall be the sole and exclusive remedy available to the Company, the Company Subsidiaries and any of their respective former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives, successors or assignees of any of the foregoing (collectively, the “Company Related Parties”) for any and all losses or damages suffered or incurred by the Company Related Parties in connection with this Agreement (and the termination of this Agreement), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that if Parent, HH Finance or Sub breaches this Agreement (whether willfully (including a Willful and Material Breach) intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully (including a Willful and Material Breach), intentionally, unintentionally or otherwise), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 8.10 or under the Equity Commitment Letter (in accordance with the terms thereof), the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Parent, HH Finance, Sub, the Equity Financing Source, any other equity financing source, and their respective affiliates and Subsidiaries, or any of their or their affiliates’ respective direct or indirect, former, current or future general or limited partners, stockholders, equityholders, managers, members directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing (excluding Parent, HH Finance and Sub, the “Parent Related Parties”) or the Lender Related Parties for any breach, loss, damage or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, or any termination of this Agreement or failure of the Transactions to occur, or any matter forming the basis thereof, shall be for the Company to (x) terminate this Agreement pursuant to Section 7.01(h) or Section 7.01(i) and receive payment of the Parent Termination Fee (and, solely in the event of a Willful and Material Breach by Parent, HH Finance or Sub prior to such termination, additionally seek to recover monetary damages in an amount, when taken together with the Parent Termination Fee, not to exceed the Parent Willful Breach Cap) or (y) seek to recover monetary damages from Parent, subject to Section 7.02(a), in connection with any termination of this Agreement in circumstances in which the Parent Termination Fee is not actually payable; provided, that in no event shall Parent be subject to monetary damages (including the amount of the Parent Termination Fee paid or payable) in excess of the amount of the Parent Willful Breach Cap; provided, further, that in no event will the Company be entitled to both the Parent Termination Fee (or any monetary damages in connection with this Agreement) and specific performance of this Agreement to consummate the Closing (it being understood and agreed that the Company may obtain both specific performance to cause Parent, Sub or HH Finance to perform its other obligations under this Agreement (including to obtain the Financing or to make (or cause to be made) the filings required under Section 5.05, but not to consummate the Merger or the Transactions or specific performance pursuant to the Equity Commitment Letter) and, solely to the extent the Company has not obtained specific performance of the Agreement to consummate the Closing (or specific performance under the Equity Commitment Letter) and is no longer seeking any such specific performance, the Parent Termination Fee and/or other monetary damages, in the aggregate in an amount not in excess of the Parent Willful Breach Cap, solely to the extent such amounts are payable in accordance with the terms of this Agreement, including this Section 7.02(f)). Notwithstanding anything to the contrary set forth herein, in no circumstances will Parent be required to pay or be subject to any monetary damages (when taken together with any portion of the Parent Termination Fee which has been paid) in excess of the amount of the Parent Willful Breach Cap. The Company, Parent, HH Finance and Sub acknowledge that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. In no event shall Parent be required to pay to the Company more than one Parent Termination Fee. For the avoidance of doubt, and in any event subject to the other provisions of this Section 7.02(f), in the event of a Willful and Material Breach by Parent, HH Finance or Sub, the Company shall be permitted to seek to recover Damages against Parent and its Subsidiaries in respect of such Willful and Material Breach in an amount not to exceed the Parent Willful Breach Cap (taking into account any payment of the Parent Termination Fee). “Parent Willful Breach Cap” means an amount equal to $30,000,000, provided that if the Parent Termination Fee has been paid to the Company by or on behalf of Parent, the Parent Willful Breach Cap shall be reduced by the amount of the Parent Termination Fee that has been paid to the Company by or on behalf of Parent.

(g)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto (and, solely in accordance with and pursuant to the Equity Commitment Letter, the parties thereto). No Parent Related Party or Lender Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claims against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates or Representatives seek to enforce this Agreement against, make claims for breach of this Agreement against, or seek to recovery monetary damages for breach of this Agreement or otherwise in connection with the Transactions from, any Parent Related Party (other than Parent, HH Finance and its Subsidiaries) or any Lender Related Party. For the avoidance of doubt, the foregoing shall not limit the right of the Company to specific performance against Parent, HH Finance or Sub pursuant to Section 8.10 (in accordance with the terms thereof) or against Equity Financing Sources pursuant to the Equity Commitment Letter (in accordance with the terms thereof). No Company Related Party (other than the Company and the Company Subsidiaries) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claims against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates or Representatives seek to enforce this Agreement against, make claims for breach of this Agreement against, or seek to recovery monetary damages for breach of this Agreement or otherwise in connection with the Transactions from, any Company Related Party (other than the Company and the Company Subsidiaries).

Section 7.03    Amendment. Subject to Section 5.07(e), this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s stockholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.04    Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained in this Agreement. No extension or waiver, or termination of this Agreement, by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01    Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

Section 8.02    Notices. All notices or other communications required or permitted hereunder shall be in writing, shall be sent by e-mail of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by e-mail (provided that read receipt confirmation of receipt of the e-mail or electronic confirmation of the receipt of the e-mail is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, with a copy also sent by e-mail or (c) on the next Business Day if transmitted by national overnight courier with a copy also sent by e-mail, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent, HH Finance or Sub:

HH Global

520 Lake Cook Road Suite 680

Deerfield, IL 60015

Attention: Mike Perez (mike.perez@hhglobal.com)

                 Zachary Raimi (zachary.raimi@hhglobal.com)

with a copy to (for information purposes only):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:    (212) 446-6460

Attention:    Peter Martelli, P.C. (peter.martelli@kirkland.com)

                    Lauren M. Colasacco, P.C. (lauren.colasacco@kirkland.com)

                    Francisco J. Morales Barron

                     (francisco.morales@kirkland.com)

If to the Company:

InnerWorkings, Inc.

203 North LaSalle, Suite 1800

Chicago, Illinois 60601

E-mail Address: oazar@inwk.com

Attention:         Oren Azar

with copies to (for information purposes only):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone:    (312) 853-7000

Attention:      Gary D. Gerstman (ggerstman@sidley.com)

                      Scott R. Williams (swilliams@sidley.com)

Section 8.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.04    Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided that Parent and Sub may assign this Agreement and all of their rights under this Agreement or any related documents, without the prior written consent of the Company, for the benefit of any Lender, lenders or other creditors under the Definitive Debt Financing Agreements as collateral security pursuant to the terms thereof provided that no such assignment will relieve Parent or Sub of their obligations under this Agreement. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.06    Parties in Interest. Except for (a) Article II, which shall be for the benefit of any person entitled to payment thereunder, (b) Section 5.07, which shall be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, and (c) this

Section 8.06, Section 7.02(f), Section 7.02(g), Section 8.05 and Section 8.11, which in each case shall be for the benefit of such Parent Related Parties and Lender Related Parties and the Company Related Parties, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, that the persons named in clauses (a) and (b) of this sentence shall be entitled to enforce their rights under this Agreement. The parties hereto further agree that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise unless and until the Effective Time occurs.

Section 8.07    Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date of this Agreement,” “as of the date hereof” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent to the extent such amendment, modification, supplement, waiver or consent is not prohibited by this Agreement, and references to all attachments thereto and instruments incorporated therein. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (x) the date that is the reference date in calculating such period shall be excluded and (y) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. References to documents being “provided”, “made available” or “delivered” shall mean that any such document was posted as of 5:00 p.m. (Eastern Time) on the date hereof in the electronic data room with respect to the Transactions hosted by Merrill (including as may have been made available in the “clean room” pursuant to the Confidentiality Agreement) or is otherwise set forth in Section 8.07 of the Company Disclosure Letter. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Financing is the responsibility of Parent and Sub and not the Company or any Company Subsidiary and that (i) the Company makes no representations or warranties relating to the Financing (including whether the Company has authorized the Financing or whether any of the transactions contemplated by the Financing conflict with or violate any obligation of the Company or any Company Subsidiary or Contract to which the Company or any Company Subsidiary is a party), (ii) except for Section 5.15(e), none of the covenants of the Company in this Agreement require the Company to take any action relating to the Financing and (iii) for purposes of the representations and warranties and covenants and obligations of the Company hereunder, the Transactions shall not include the Financing.

Section 8.08    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

(b)    Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(C).

Section 8.09    Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10    Specific Performance.

(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that, subject in all respects to the terms and conditions of this Section 8.10, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without proof of damages or otherwise. The parties agree that, notwithstanding anything herein to the contrary, the Company shall be entitled to injunctive relief, specific performance or other equitable relief to cause the Equity Financing to be consummated (whether under this Agreement or the Equity Commitment Letter, but in each case in accordance with the terms hereof or thereof) and to cause Parent and Sub to consummate the Merger and to effect the Closing (including to deposit with the Paying Agent funds equal to the Aggregate Common Stock Consideration as required by Section 2.02 and to deposit with the Surviving Corporation the funds contemplated by Section 2.03(g)) in accordance with Section 1.02 and Article II on the terms and subject to the conditions in this Agreement, if, and only if: (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their nature, are to be satisfied at the Closing (each of which is capable of being satisfied at the Closing) but subject to the satisfaction or waiver of such conditions), (ii) Parent and Sub are required to consummate the Closing in accordance with Section 1.02 and fail to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 1.02, (iii) the Debt Financing (including any alternative financing in accordance with Section 5.15(c)) has been or will be funded at the Effective Time if the Equity Financing is consummated and (iv) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing (including any alternative financing in accordance with Section 5.15(c)) is funded, then the Company will, subject to conditions in Article VI, cause the Closing to occur in accordance with this Agreement. Notwithstanding anything else to the contrary in this Agreement, while the Company may concurrently seek specific performance subject in all respects to this Section 8.10 and payment of the Parent Termination Fee or monetary damages (if, as and when required pursuant to this Agreement), under no circumstances shall the Company be permitted or entitled to receive both an injunction, grant of specific performance or other equitable relief providing for the consummation of the Equity Financing or the Merger pursuant to this Section 8.10 and the payment of the Parent Termination Fee or any monetary damages (subject in any case to the limitations set forth in Section 7.02(f)).

(b)    Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter, (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10, (iv) the right of specific performance is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement and (v) each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties (on behalf of themselves or any third party beneficiary to this Agreement) have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.11    Lender Related Parties. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any person, or permit any of its affiliates to bring or support any person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Lenders, their affiliates and their respective former, current and future directors, officers, managers, members, stockholders, equity holders, partners, employees, agents, successors and permitted assigns

(other than Parent, Sub, the Equity Financing Sources and their respective affiliates) (the “Lender Related Parties”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than English courts; (b) agrees that, except as specifically set forth in the Debt Financing, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, English law, without regard to the conflicts of Law rules of such jurisdiction that would result in the application of the Laws of any other jurisdiction and (c) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY. Notwithstanding anything to the contrary contained in this Agreement, the Lender Related Parties are intended third-party beneficiaries of this Section 8.11, Section 7.02(f) (Effect of Termination), Section 8.05 (Assignment) and Section 8.06 (Parties in Interest), and shall be entitled to the protections of such provisions to the same extent as if the lenders to the Debt Financing were parties to this Agreement. Notwithstanding anything to the contrary in Section 7.03 or Section 7.04, none of this Section 8.11, Section 7.02(f), Section 8.05 (Assignment) and Section 8.06 (Parties in Interest) may be amended, modified or supplemented, or any of its provisions waived, in a manner that is adverse in any material respect to any Lender Related Parties without the written consent of such Lender Related Parties.

* * * * * * * *

IN WITNESS WHEREOF, Parent, HH Finance, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

HH GLOBAL GROUP LIMITED

By:	/s/ Edward Parsons
Name:	Edward Parsons
Title:	Group CFO

HH GLOBAL FINANCE LIMITED

By:	/s/ Edward Parsons
Name:	Edward Parsons
Title:	Group CFO

PROJECT IDAHO MERGER SUB, INC.

By:	/s/ Michael Perez
Name:	Michael Perez
Title:	President

INNERWORKINGS, INC.

By:	/s/ Richard S. Stoddart
Name:	Richard S. Stoddart
Title:	Chief Executive Officer and President

Merger Agreement

Annex I

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement, except that the Company shall be permitted to enter into a confidentiality agreement that does not contain a standstill provision that covers the making of a Competing Proposal to the Company’s board of directors.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.01(a)(ii), (ii) Shares of Restricted Stock and (iii) Dissenting Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate Restricted Stock Payments, the aggregate RSU Payments, the aggregate Option Payments and the Warrant Payment.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and implementing legislation of countries party to the Organization for Economic Cooperation and Development Convention on Combatting Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York or in London, United Kingdom.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by the Company, any of the Company Subsidiaries, or the Company Systems.

“Company Material Adverse Effect” means any condition, fact, occurrence, development, change, circumstance, event or effect (each an “Effect”) that has had or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, the performance by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement (other than for purposes of the representations and warranties contained in Section 3.05 (and in Section 6.02(a) and Section 7.01(g) to the extent related to such representation and warranty)), in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (iii) the impact of any of the foregoing on any of the Company’s or any of the Company Subsidiaries’ relationships (contractual or otherwise) with its respective customers, suppliers, vendors, business partners or employees; (b) any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates or any changes therein) or any Effect affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) the suspension of trading in securities generally on the Nasdaq; (d) any development or change in applicable Law, GAAP or accounting standards or the interpretation of any of the foregoing; (e) any action taken by the Company or any of the Company Subsidiaries that is expressly required by this Agreement or with Parent’s written consent or at Parent’s written request (other than compliance with Section 5.01); (f) the commencement, occurrence, continuation or escalation of any armed hostilities, sabotage, or acts of war (whether or not declared) or terrorism, or any escalation or worsening of acts of terrorism, armed hostilities or war; (g) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or any of the transactions contemplated by this Agreement; (h) the existence, occurrence, continuation or escalation of any acts of God, force majeure events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or weather-related events or any national, international or regional calamity or any civil unrest or any disease outbreak, pandemic or epidemic; (i) any comments or other communications by Parent or Sub of its intentions with respect to the Company or any Company Subsidiary, including any communications to any employees of the Company or any Company Subsidiary, (j) any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries, (k) any failure of the Company or any Company Subsidiary to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period ending on or after the date of this Agreement (it being understood that the exceptions in clause (c), clause (j) and this clause (k) shall not prevent or otherwise affect the underlying cause of any such Effect, suspension or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a), (b) or (d) through (i) or (l)) from being taken into account in determining whether a Company Material Adverse Effect has occurred) (provided, that this clause (k) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results or metrics for any period), or (l) the Specified Matters, COVID-19 or any COVID-19 Measures; provided, that with respect to clauses (b), (c) (d), (f) and (h), such Effects shall not be prohibited from being taken into account to the extent they materially and disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate.

“Company Recommendation” means the recommendation of the Company’s board of directors that the stockholders of the Company adopt this Agreement.

“Company Representatives” means the Company’s directors, officers, investment bankers and counsel, in each case, to the extent acting at the direction of the Company.

“Company Stock Plans” means the Company’s 2006 Stock Incentive Plan (as amended and restated on September 6, 2018) and the Company’s 2020 Omnibus Incentive Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Software” means any and all Software owned or purported to be owned by the Company or any Company Subsidiary.

“Company Systems” means any and all of the following owned, leased, licensed or used by or for, or otherwise relied on by, the Company or any Company Subsidiary: information technology and computers systems, networks and infrastructure (including Software, databases, facilities and equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format. Company Systems shall include Company Software.

“Company Termination Fee” means an amount in cash equal to $6,191,000.

“Competing Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer (whether or not in writing) from any person (other than Parent, Sub or any of their respective affiliates) relating to (a) the acquisition (whether by merger, consolidation, exchange, equity investment, joint venture, recapitalization (including a leveraged recapitalization or extraordinary dividend), reorganization, other business combination or otherwise) by any person of more than twenty percent (20%) of the consolidated assets (based on fair market value or book value) or revenues of the Company and the Company Subsidiaries, taken as a whole, (b) the issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or “group” of persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power of the Company, (c) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group” which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (d) any merger, combination, share exchange or similar transaction as a result of which the holders of Shares issued and outstanding immediately prior to such transaction would own less than eighty percent (80%) of the outstanding voting power of the parent entity resulting from such transaction.

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Parent dated April 28, 2020.

“Contract” means any legally binding agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase or sale order or other legal commitment to which a person is a party or to which the properties or assets of such person are subject.

“Copyrights” means any United States and non-United States copyright, works of authorship (whether or not copyrightable), moral rights s and mask works (as defined in 17 U.S.C. §901) and registrations, renewal therefor and pending applications to register the same.

“COVID-19” means SARS-CoV-2 or COVID-19 or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any reasonable action or inaction by the Company or any Company Subsidiary taken (or not taken) to the extent reasonably necessary to address COVID-19 or address or comply with any workforce reduction, quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Damages” means any and all damages, costs, expenses, liabilities of any kind, in each case, suffered by the Company, on the one hand, or Parent, HH Finance and Sub, on the other hand, as a result of or in connection with a Willful and Material Breach of this Agreement by Parent, HH Finance or Sub, on the one hand, or the Company, on the other hand.

“Data Security Requirements” means all of the following, to the extent relating to Company Data, data privacy, or data security: (i) all applicable Laws; (ii) policies, procedures and practices of the Company and the Company Subsidiaries, including any privacy policies, programs and other notices; (iii) industry and self-regulatory standards applicable to the industries in which the Company and the Company Subsidiaries operate (including the Payment Card Industry Data Security Standard (PCI-DSS)); and (iv) Contracts to which the Company or any Company Subsidiary is a party or is otherwise bound.

“Environmental Laws” means all Laws that (a) regulate or relate to pollution or the protection or clean up of the environment, occupational or human safety and health in respect of exposure to Hazardous Substances, or the use, generation, recycling, processing, labeling, production, manufacture, remediation, treatment, storage, transportation, handling, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution or injunctive relief) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity that, together with another entity, would be treated at the relevant time, as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any United States or foreign national, supra national, federal, state, county, municipal or local government, or other governmental or regulatory body, authority, court, commission, tribunal, bureau, department, agency or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including any arbitrator or arbitral body.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), other than indebtedness for borrowed money between the Company and any of the Company Subsidiaries or between the Company Subsidiaries; (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit (to the extent drawn) or similar instruments; (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases as defined pursuant to GAAP as of the date hereof; (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements (other than foreign exchange hedges entered into with respect to non-monetary assets or liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries); and (e) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Judgment” means any judgment, order, ruling, writ, award, injunction or decree of any Governmental Entity.

“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge after reasonable due inquiry as of the date hereof of the individuals listed in Section 1.1 of the Company Disclosure Letter, and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge after reasonable due inquiry as of the date hereof of the individuals listed in Section 1.1 of the Parent Disclosure Letter that has been delivered by Parent to the Company prior to the execution of this Agreement.

“Law” means any federal, state, local or foreign law, act, statute, code, directive, ordinance, rule, regulation, Judgment or stipulation.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Nasdaq” means the Nasdaq Stock Market.

“Off-the-Shelf Software” means any Software that is commercially available on standard unmodified commercial terms and for which the aggregate annual fees, up-front license fees, other up-front payments, maintenance fees or other consideration paid or payable by the Company or any Company Subsidiary is less than $1,000,000.

“ordinary course of business” means the ordinary course of the business of the Company and the Company Subsidiaries consistent with past practice.

“Parent Termination Fee” means an amount in cash equal to $15,000,000.00.

“Patents” means any United States and non-United States patents, patent applications, patent disclosures, and industrial designs and applications therefor together with all continuations, continuations-in-part, divisionals, extensions, reexaminations and reissues of any of the foregoing.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business for amounts which are not due and payable, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (d) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations which are not violated by the current use of the property, (e) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property, (f) Liens created by or resulting from any Proceeding which is not otherwise a violation of the representations set forth in Article IV, (g) Liens that affect the underlying fee interest of any Leased Real Property that do not adversely affect the Leased Real Property, (h) non-exclusive licenses of any Company-Owned IP granted in the ordinary course of business, and (i) such other Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Representative” means, with respect to any person, such person’s directors, officers, managers, investment bankers and counsel, in each case, to the extent acting at the direction of such person.

“Sanctioned Country” means any of the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria.

“Sanctioned Person” means any person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, including (i) any person identified in any list of sanctioned persons maintained by the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, the United States Department of State, or the United Nations; (ii) any person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (iii) any person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a person described in clause (i) or (ii).

“Sanctions Laws” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of Law) administered, enacted or enforced from time to time by the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control) or the United Nations.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any computer software programs, whether in source code or object code form, including data files, databases, compilations, compilers, algorithms, and all related manuals and other work product.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Matters” means those matters listed on Section 1.02 of the Company Disclosure Letter.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal changed to fifty percent (50%)) on terms that the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and considering all the terms and conditions of such proposal and this Agreement (including, among other things, if appropriate, the conditionality and the timing and likelihood of consummation, financing contingencies, regulatory approvals, stockholder litigation, identity of person making the Competing Proposal (including whether stockholder approval of such person is required), breakup fee and expense reimbursement provisions and other events or circumstances beyond the control of the Company of such proposal), to be reasonably likely to be consummated in accordance with its terms and more favorable to the stockholders of the Company (in their capacities as such) from a financial point of view than the transactions contemplated by this Agreement (including any changes to the terms of this Agreements committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 5.03(e)).

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trademarks” means any United States, state and non-United States trademarks, service marks, corporate names, trade names, trade dress, designs, logos, slogans, social media accounts and other indicia of the source of origin, pending registrations and applications to register any of the foregoing, and all goodwill associated with the use thereof in commerce.

“Trade Secrets” means any trade secrets and confidential ideas and information, know-how, concepts, methods, techniques, processes, formulae, technology, algorithms, models, reports, data, designs, drawings, specifications, customer lists, supplier lists, mailing lists, business and marketing plans, and other proprietary information.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar Taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Willful and Material Breach” means, with respect to any covenant or agreement of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such covenant or agreement that the breaching party intentionally takes (or fails to take) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such covenant or agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.03(a)
Alternative Financing	Section 5.15(c)
Amendment and Waiver Letter	Section 4.07(a)
Antitrust Laws	Section 3.05(b)
Audited Parent Financial Statements	Section 4.11
Bankruptcy and Equity Exception	Section 3.04(a)
Benefit Protection Period	Section 5.09(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(c)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company 401(k) Plan	Section 5.09(f)
Company Benefit Plan	Section 3.13(a)
Company Bylaws	Section 3.01(c)
Company Charter	Section 3.01(c)
Company Common Stock	Section 2.01(a)(i)
Company Disclosure Letter	Article III
Company Employee	Section 5.09(a)
Company Financial Statements	Section 3.07
Company Intellectual Property Rights	Section 3.18(b)
Company Material Contract	Section 3.19(b)
Company Options	Section 2.03(a)
Company-Owned IP	Section 3.18(c)
Company Permits	Section 3.06(a)
Company Preferred Stock	Section 3.02(a)
Company Registered Intellectual Property Rights	Section 3.18(a)
Company Related Parties	Section 7.02(f)
Company SARs	Section 2.03(b)
Company SEC Documents	Section 3.07
Company Stockholder Approval	Section 3.04(a)
Company Stockholders Meeting	Section 3.04(b)
Credit Agreement Financing Documents	Section 4.07
D&O Insurance	Section 5.07(b)
Debt Commitment Letter	Section 4.07(a)
Debt Financing	Section 4.07(a)
Definitive Debt Financing Agreements	Section 5.15(a)
DGCL	Recitals
Disclosed Conditions	Section 4.07(c)
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
Effective Time	Section 1.03
Equity Commitment Letter	Section 4.07(a)
Equity Financing	Section 4.07(a)
Equity Financing Source	Section 4.07(a)

Term	Section
ERISA	Section 3.13(a)
Exchange Fund	Section 2.02(a)
Fee Letter	Section 4.07(a)
Financing	Section 4.07(a)
Financing Commitments	Section 4.07(a)
Financing Sources	Section 4.07(a)
Financing Uses	Section 4.07(a)
Foreign Plan	Section 3.13(f)
Funds Certainty Effect	Section 4.07(a)
Governmental Closure	Section 5.05(a)
HH Existing Credit Agreement	Section 4.07(a)
HH Finance	Preamble
Idaho Transaction Amendments	Section 4.07(a)
Indemnified Liabilities	Section 5.07(a)
Indemnified Party	Section 5.07(a)
Inquiry	Section 5.03(a)
Intellectual Property Rights	Section 3.18(b)
Intervening Event	Section 5.03(f)
Leased Real Property	Section 3.16(b)
Lender Related Parties	Section 8.11
Lenders	Section 4.07(a)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Modifications	Section 5.01(h)(iv)
New Credit Agreement Financing Documents	Section 5.15(c)
New Debt Commitment Letter	Section 5.15(c)
New Definitive Debt Financing Agreements	Section 5.15(c)
New Fee Letter	Section 5.15(c)
Notice of Change of Recommendation	Section 5.03(f)
Notice of Superior Proposal Change of Recommendation	Section 5.03(e)(i)
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)
Parent	Preamble
Parent 401(k) Plan	Section 5.09(f)
Paying Agent	Section 2.02(a)
Parent Related Parties	Section 7.02(f)
Parent Willful Breach Cap	Section 7.02(f)
Payoff Amounts	Section 5.15(e)(iii)
Payoff Letters	Section 5.15(e)
Permit	Section 3.06(a)
Proceeding	Section 3.12
Proxy Statement	Section 5.18
Remedy Action	Section 5.05(b)
Replaced Debt	Section 5.01(h)(iv)(A)
Restricted Stock	Section 2.01(a)(i)
Restricted Stock Payment	Section 2.03(d)
RSU	Section 2.03(c)
RSU Award	Section 2.03(c)
RSU Payments	Section 2.03(c)

Term	Section
SAR Payments	Section 2.03(b)
Sarbanes-Oxley Act	Section 3.07
SEC Clearance Date	Section 5.18(c)
Shares	Section 2.01(a)(i)
Signing Date Credit Facilities	Section 5.01(h)(iv)
Signing Date Indebtedness	Section 5.01(h)(iv)
Specified Date	Section 3.02(a)
Sub	Preamble
Surviving Corporation	Section 1.01
Unaudited Parent Financial Statements	Section 4.11
Takeover Statute	Section 3.23
Transactions	Recitals
Unaudited Parent Financial Statements	Section 4.11
WARN Act	Section 3.14
Warrant	Section 2.03(f)
Warrant Holder	Section 2.03(f)
Warrant Payments	Section 2.03(f)

Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INNERWORKINGS, INC.

ARTICLE I

The name of the Corporation is InnerWorkings, Inc. (hereinafter the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

ARTICLE IV

Section 1. The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, each having a par value of $0.001 (the “Common Stock”).

Section 2. Shares of the Common Stock may be issued from time to time as the board of directors of the Corporation (the “Board of Directors”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with DGCL Section 228. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including, without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors’ power to manage the business and affairs of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal Bylaws made by the Board.

ARTICLE VII

Section 1. Each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted from time to time by the DGCL as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (other than a director or officer) of the Corporation, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Certificate of Incorporation (this “Certificate”) or otherwise by the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Certificate. Any amendment or repeal of this Certificate shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

Section 2. By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, to protect any director, officer, employee and agent of the Corporation, any director, officer, employee or agent of a subsidiary, and any person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against such person or incurred by such person in any such capacity or arising out of the person’s status as such (including, without limitation, expenses, judgments, fines and amounts paid in settlement) to the fullest extent permitted by the DGCL as it exists on the date hereof or as it may hereafter be amended, and whether or not the Corporation would have the power or would be required to indemnify any such person under the terms of any agreement or by-law or the DGCL. For purposes of this Article VII, “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan.

Section 3. If this Certificate or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Certificate to the full extent permitted by any applicable portion of this Certificate that shall not have been invalidated and to the full extent permitted by applicable law.

Section 4. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer or employee of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal. If the DGCL shall be amended to authorize corporation action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ANNEX B — OPINION OF CITIGROUP GLOBAL MARKETS INC.

July 15, 2020

The Board of Directors

InnerWorkings, Inc.

203 North LaSalle Street, Suite 1800

Chicago, Illinois 60601

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of InnerWorkings, Inc. (“InnerWorkings”), other than such holders as specified herein, of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among HH Global Group Limited (“HH Global”), HH Global Finance Limited (“HH Finance”), Project Idaho Merger Sub, Inc., a wholly owned subsidiary of HH Global (“Merger Sub”), and InnerWorkings. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into InnerWorkings (the “Merger”), with InnerWorkings as the surviving corporation, and (ii) each outstanding share of common stock, par value $0.0001 per share, of InnerWorkings (“InnerWorkings Common Stock”) will be converted in the Merger into the right to receive $3.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed an execution version, provided to us on July 15, 2020, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of InnerWorkings concerning the businesses, operations and prospects of InnerWorkings. We reviewed certain publicly available and other business and financial information relating to InnerWorkings provided to or discussed with us by the management of InnerWorkings, including certain financial forecasts and other information and data relating to InnerWorkings prepared by the management of InnerWorkings. We also reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of InnerWorkings Common Stock; the financial condition and certain historical and projected financial and operating data of InnerWorkings; and the liquidity needs and capitalization of InnerWorkings. We analyzed, to the extent publicly available, financial terms of certain other transactions which we considered relevant in evaluating the Merger and, for informational purposes, also reviewed certain financial, stock market and other publicly available information relating to the businesses of certain other companies relative to those of InnerWorkings. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management and other representatives of InnerWorkings that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data that we have been directed to utilize in our analyses, we have been advised and we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of InnerWorkings as to, and are a reasonable basis upon which to evaluate, the future financial performance of InnerWorkings and the other matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us.

The Board of Directors

InnerWorkings, Inc.

July 15, 2020

We have relied, at your direction, upon the assessments of the management of InnerWorkings as to, among other things, (i) the potential impact on InnerWorkings of macroeconomic, geopolitical, market, competitive, cyclical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the industries and geographic regions in which InnerWorkings and its customers and suppliers operate, and (ii) implications for InnerWorkings of the global COVID-19 pandemic. We have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of InnerWorkings or any other entity nor have we made any physical inspection of the properties or assets of InnerWorkings or any other entity. We have not evaluated the solvency or fair value of InnerWorkings or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to the potential impact on InnerWorkings or any other entity of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any term, condition or agreement in a manner that would be meaningful in any respect to our analyses or opinion, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would be meaningful in any respect to our analyses or opinion. We are not expressing any view or opinion as to the prices at which InnerWorkings Common Stock or any other securities of InnerWorkings will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Representatives of InnerWorkings have advised us, and we also have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the execution version reviewed by us. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting InnerWorkings or the Merger, and we have relied, with your consent, upon the assessments of representatives of InnerWorkings as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) which may distinguish such holders or the securities of InnerWorkings held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of InnerWorkings to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for InnerWorkings or the effect of any other transaction which InnerWorkings might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent

The Board of Directors

InnerWorkings, Inc.

July 15, 2020

developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, the industries in which InnerWorkings operates, and the securities of InnerWorkings have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on InnerWorkings or the Merger.

Citigroup Global Markets Inc. has acted as financial advisor to InnerWorkings in connection with the proposed Merger and will receive a fee for such services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. InnerWorkings also has agreed to reimburse our expenses and to indemnify us against certain liabilities arising from our engagement. As you are aware, we and our affiliates in the past have provided and in the future may provide investment banking, commercial banking and other similar financial services to InnerWorkings unrelated to the proposed Merger, including, during the approximately past two years, having provided financial advisory services in respect of certain potential transactions that were not consummated. As you also are aware, although we and our affiliates have not provided investment banking, commercial banking or other similar financial services to HH Global during the past two years for which we and our affiliates received compensation, we and our affiliates in the future may provide such services to HH Global and/or its affiliates, for which services we and our affiliates would expect to receive compensation. As you further are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to The Blackstone Group, Inc. (“Blackstone”), which we have been informed is an indirect equity investor in HH Global through certain entities affiliated with Blackstone Tactical Opportunities Fund III L.P. (“BTO Fund III”), which entities have committed to provide equity financing for the Merger, and/or their respective affiliates and portfolio companies, as the case may be, for which services we and our affiliates have received and expect to receive compensation, including, during the approximately past two years, having acted or acting as (i) financial advisor in connection with certain merger and acquisition transactions, (ii) lead or joint lead arranger, joint bookrunner, co-structuring agent and/or administrative agent for certain debt and equity offerings, and (iii) a lender under certain credit facilities. In the ordinary course of business, we and our affiliates and employees may actively trade or hold the securities or financial instruments (including loans and other obligations) of InnerWorkings, HH Global, Blackstone, BTO Fund III and/or their respective affiliates and portfolio companies, as the case may be, for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with InnerWorkings, HH Global, Blackstone, BTO Fund III and/or their respective affiliates and portfolio companies, as the case may be.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of InnerWorkings (the “Board”), in its capacity as such, in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of InnerWorkings Common Stock (other than HH Global, HH Finance, Merger Sub, BTO Fund III and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

ANNEX C – SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED AUGUST 10, 2020

INNERWORKINGS, INC.

ATTN: BRIDGET FREAS

203 NORTH LASALLE STREET, SUITE 1800

CHICAGO, IL 60601

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/INWK2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D21749-S07610	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INNERWORKINGS, INC.

The Board of Directors recommends you vote FOR each of the following:	For	Against	Abstain

1.  Proposal to adopt the Agreement and Plan of Merger, dated as of July 15, 2020 (as may be amended from time to time, the “merger agreement”), by and among the InnerWorkings, Inc., a Delaware corporation (the “Company”), HH Global Group Limited, a company registered in England and Wales (“Parent”), HH Global Finance Limited, a company registered in England and Wales (“HH Finance”) and Project Idaho Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”).

	☐	☐	☐

2.  Proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger.

	☐	☐	☐

3.  Proposal to adjourn the Special Meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the Special Meeting to adopt the merger agreement.

	☐	☐	☐

NOTE: The proxies will vote in their discretion upon any other business properly brought before the meeting, or any adjournments or postponements of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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D21750-S07610

INNERWORKINGS, INC.

Special Meeting of Stockholders

[TBD] at [TBD] [AM/PM] Central Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jack M. Greenberg and Oren B. Azar, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INNERWORKINGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] [AM/PM], Central Time, on [TBD] at www.virtualshareholdermeeting.com/INWK2020 virtually via the Internet, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side